Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

CHAMBERS STREET PROPERTIES,

COLUMBUS MERGER SUB, LLC

and

GRAMERCY PROPERTY TRUST INC.

dated as of

July 1, 2015

Section 10.7	Severability	104
Section 10.8	Governing Law; Jurisdiction	104
Section 10.9	Waiver of Jury Trial	104
Section 10.10	Assignment	105
Section 10.11	Enforcement; Remedies	105

Exhibit A	—	Form of Surviving Entity Articles of Organization

Exhibit B	—	Form of Surviving Entity Limited Liability Company Agreement

Exhibit C	—	Form of Articles Supplementary Classifying Parent Series A Preferred Shares

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated July 1, 2015, is by and among Chambers Street Properties, a Maryland real estate investment trust (“Parent”), Columbus Merger Sub, LLC, a Maryland limited liability company and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and Gramercy Property Trust Inc., a Maryland corporation (the “Company”).  Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties”.  All capitalized terms used in this Agreement shall have the meaning ascribed to such terms in Section 1.1 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise.

RECITALS

WHEREAS, the Parties wish to effect a business combination through a merger of the Company with and into Merger Sub, with Merger Sub being the surviving entity (the “Merger”), and each outstanding share of common stock, $0.001 par value per share, of the Company (the “Company Common Shares”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the Maryland Limited Liability Company Act (the “LLC Act”) and Maryland General Corporation Law, as amended (the “MGCL”);

WHEREAS, CSP Operating Partnership, LP (“Parent OpCo”) is a directly and indirectly wholly-owned subsidiary of Parent, and GPT Property Trust LP (“Company OpCo”) is a majority-owned subsidiary of the Company;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined and declared that the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”) are advisable and in the best interests of the Company, (b) approved and duly and validly authorized the execution and delivery of this Agreement, (c) directed that the Merger be submitted for consideration at a meeting of the Company’s stockholders and (d) subject to Section 6.4, resolved to recommend that the Company’s stockholders vote in favor of the approval of the Merger (the “Company Board Recommendation”) and to include such recommendation in the Joint Proxy Statement;

WHEREAS, the board of trustees of Parent (the “Parent Board”) has (a) determined and declared that the Transactions are advisable and in the best interests of Parent, (b) approved and duly and validly authorized the execution and delivery of this Agreement, (c) directed that the issuance of common shares of beneficial interest, par value $0.01 per share, of Parent (the “Parent Common Shares”) in connection with the Merger be submitted for consideration at a meeting of Parent’s shareholders and (d) subject to Section 6.4, resolved to recommend that Parent’s shareholders vote in favor of the approval of the issuance of Parent Common Shares in connection with the Merger (the “Parent Board Recommendation”) and to include such recommendation in the Joint Proxy Statement;

WHEREAS, Parent, in its capacity as the general partner of Parent OpCo and the sole manager of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and to adopt and approve this Agreement and to approve the consummation by Merger Sub of the Merger and the other Transactions;

WHEREAS, for U.S. federal income tax purposes it is intended that the Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Merger for purposes of Sections 354 and 361 of the Code; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1                                    Certain Definitions.  For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in the aggregate to the Company or Parent, as applicable, than those contained in the Confidentiality Agreement.

“affiliate” means, as to any Person, (a) any Person which directly or indirectly controls, is controlled by, or is under common control with such Person, and (b) any Person who is a director, manager, officer, partner or principal of such Person or of any Person which directly or indirectly controls, is controlled by, or is under common control with such Person.  For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting equity, by contract or otherwise.

“Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any employment, consulting, termination, severance, change in control, separation, retention, stock option, restricted stock, profits interest unit, outperformance, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA.

“business days” means any day other than a Saturday, Sunday or other day on which the banks in Baltimore, Maryland or New York, New York are authorized by law or executive order to be closed.

“Company Articles” means the charter of the Company.

“Company Bylaws” means the Amended and Restated Bylaws of the Company, as amended.

“Company CapEx Budget” shall mean the capital expenditure budget set forth on Section 1.1(a) of the Company Disclosure Letter.

“Code” means the Internal Revenue Code of 1986.

“Company Convertible Notes” means the 3.75% Exchangeable Senior Notes of the Company, issued March 18, 2014.

“Company Directors’ Plan” means the Company’s Directors’ Deferral Program, as amended and restated January 1, 2015.

“Company ESPP” means the Company’s 2008 Employee Stock Purchase Plan.

“Company ESPP Award” means an option to purchase Company Common Shares pursuant to the terms and conditions of the Company ESPP.

“Company Equity Plans” means the Company’s 2015 Equity Incentive Plan, 2012 Inducement Equity Incentive Plan, effective June 7, 2012, and Amended and Restated 2004 Equity Incentive Plan, effective July 27, 2004, as amended June 10, 2008 and October 27, 2008.

“Company Financial Advisor” means Morgan Stanley & Co. Incorporated.

“Company Governing Documents” means the Company Articles and the Company Bylaws.

“Company IP” means the Owned Company IP and Licensed Company IP.

“Company Joint Ventures” means the entities set forth on Section 1.1(b) of the Company Disclosure Letter.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the assets, properties, liabilities, financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur:  (i) any changes in general United States or global economic conditions, (ii) conditions (or changes therein) in any industry or industries in which the Company operates, (iii) general economic, political and/or regulatory conditions (or changes therein), including any changes effecting financial, credit or capital market conditions, including changes in interest or exchange rates, (iv) any change in GAAP or interpretation thereof,

(v) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, or other change in any applicable Law of or by any Governmental Entity, (vi) any actions taken, or the failure to take any action, as required by the terms of this Agreement or at the request or with the consent of Parent or Merger Sub and any Effect directly attributable to the negotiation, execution or announcement of this Agreement and the Transactions (including the Merger), including any litigation arising therefrom (including any litigation arising from allegations of a breach of duty or violation of applicable Law), and any adverse change in customer, employee (including employee departures), supplier, financing source, lessee, licensor, licensee, sub-licensee, stockholder, joint venture partner or similar relationship resulting therefrom, including as a result of the identity of Parent, (vii) changes in the price or trading volume of the Company Common Shares (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (viii) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (ix) Effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, earthquakes, tornados, hurricanes, or other weather conditions or natural calamities or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, (x) any reduction in the credit rating of the Company or its Subsidiaries (it being understood that the facts or occurrences giving rise or contributing to such reduction or any consequences resulting from such reduction that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (xi) any breach, violation or non-performance by Parent, Merger Sub or any of their respective affiliates of any of their obligations under this Agreement, and (xii) any bankruptcy, insolvency or reorganization of any tenant under any Company Lease or the commencement of any bankruptcy, insolvency or reorganization proceeding with respect to any tenant under any Company Lease, provided that if any Effect described in clauses (i), (ii), (iii) (iv), (v) and (ix) has had a materially disproportionate adverse impact on the Company relative to other companies of comparable size to the Company operating in the industry or industries in which the Company operates, then the incremental impact of such event shall be taken into account for the purpose of determining whether a Company Material Adverse Effect has occurred.

“Company Option” means an option to purchase Company Common Shares.

“Company RSU Award” means an award of restricted share units (other than a Phantom Share Award) with respect to Company Common Shares that vest on the basis of time or the achievement of applicable performance goals.

“Company Shareholder Approval” means the affirmative vote of the holders of at least a majority of the outstanding Company Common Shares entitled to vote at the Company Shareholder Meeting to approve the Merger.

“Company Shareholder Meeting” means the meeting of the holders of Company Common Shares for the purpose of seeking the Company Shareholder Approval, including any postponement or adjournment thereof.

“Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement, dated February 27, 2015, between Parent and the Company.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Environmental Law” means any and all applicable Laws existing on the date hereof which (i) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the protection of the health and safety of employees; or (ii) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

“Environmental Permits” means any material permit, license, authorization or approval required under applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Joint Proxy Statement, the solicitation of shareholders and shareholder approvals, shareholder litigation, the filing of any required notices under any Antitrust Laws, any filings with the SEC and all other matters related to the closing of the Merger and the other Transactions.

“Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide or arrange the Financing or other financings in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective affiliates, and the respective officers, directors, employees, partners, trustees, shareholders, controlling persons, agents and representatives of the foregoing, and their respective successors and assigns.

“Hazardous Substances” means any toxic, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, in each case, that is subject to regulation, control or remediation under any Environmental Laws.

“Indebtedness” means with respect to any Person, (i) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances, letters of credit, or similar instruments (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

“Intellectual Property Rights” means all rights in or to all U.S. or foreign:  (i) inventions (whether or not patentable), patents and patent applications and any other governmental grant for the protection of inventions or industrial designs, (ii) trademarks, service marks, trade dress, logos, brand names, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (iii) copyrights, whether registered or unregistered, and any registrations and applications for registration thereof, (iv) trade secrets and confidential information, including know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, and business plans, (v) rights in databases and data collections (including knowledge databases, customer lists and customer databases), and (vi) domain name registrations.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service.

“knowledge” will be deemed to be, as the case may be, the actual knowledge, following reasonable inquiry, of (i) the persons set forth in Section 1.1(d) of the Company Disclosure Letter, with respect to the Company, or (ii) the persons set forth in Section 1.1(a) of the Parent Disclosure Letter, with respect to Parent or Merger Sub.

“Law” means any statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity.

“Licensed Company IP” means all Intellectual Property Rights that are licensed to the Company by third parties and are material to the conduct of the business of the Company.

“Licensed Parent IP” means all Intellectual Property Rights that are licensed to Parent by third parties and are material to the conduct of the business of Parent.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“LTIP Units” means LTIP units granted pursuant to the form of Company and GKK Capital LP 2012 Long-Term Outperformance Plan Award Agreement.

“MRL” means the Maryland REIT Law.

“Order” means any order, judgment, writ, stipulation, settlement, award, injunction, decree, consent decree, decision, ruling, subpoena, verdict, or arbitration award entered, issued, made or rendered by any arbitrator or Governmental Entity of competent jurisdiction.

“Outside Date” means January 31, 2016.

“Owned Company IP” means (i) all Intellectual Property Rights that are the subject of any registrations or applications or filings for registration with any Governmental Entity, including the United States Patent and Trademark Office, foreign patent offices, or the United States Copyright office and (ii) domain names, in each case, that are owned by the Company or any of its Subsidiaries and are material to the conduct of the business of the Company.

“Owned Parent IP” means (i) all Intellectual Property Rights that are the subject of any registrations or applications or filings for registration with any Governmental Entity, including the United States Patent and Trademark Office, foreign patent offices, or the United States Copyright office and (ii) domain names, in each case, that are owned by Parent or any of its Subsidiaries and are material to the conduct of the business of Parent.

“Parent Bylaws” means the Fourth Amended and Restated Bylaws of Parent, as amended.

“Parent CapEx Budget” shall mean the capital expenditure budget set forth on Section 1.1(b) of the Parent Disclosure Letter.

“Parent Declaration” means the declaration of trust of Parent.

“Parent Equity Plan” means Parent’s Amended and Restated 2004 Equity Incentive Plan and 2013 Equity Incentive Plan.

“Parent Financial Advisor” means J.P. Morgan Securities LLC.

“Parent Governing Documents” means the Parent Bylaws and the Parent Declaration.

“Parent IP” means the Owned Parent IP and Licensed Parent IP.

“Parent Joint Ventures” means the entities set forth on Section 1.1(c) of the Parent Disclosure Letter.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the assets, properties, liabilities, financial condition, business or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account when determining whether a Parent Material Adverse Effect has occurred, or would reasonably be expected to occur:  (i) any changes in general United States or global economic conditions, (ii) conditions (or changes therein) in any industry or industries in which Parent operates, (iii) general economic, political and/or regulatory conditions (or changes therein), including any changes effecting financial, credit or capital market conditions, including changes in interest or exchange rates, (iv) any change in GAAP or interpretation thereof, (v) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, or other change in any applicable Law of or by any Governmental Entity, (vi) any actions taken, or the failure to take any action, as required by the terms of this Agreement or at the request or with the consent of the Company and any Effect directly attributable to the negotiation, execution or announcement of this Agreement and the Transactions (including the Merger), including any litigation arising therefrom (including any litigation arising from allegations of a breach of duty or violation of applicable Law), and any adverse change in customer, employee (including employee departures), supplier, financing source, lessee, licensor, licensee, sub-licensee, stockholder, joint venture partner or similar relationship resulting therefrom, including as a result of the identity of the Company, (vii) changes in the price or trading volume of the Parent Common Shares (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account), (viii) any failure by Parent to meet any internal or published projections, estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account), (ix) Effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, earthquakes, tornados, hurricanes, or other weather conditions or natural calamities or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, (x) any reduction in the credit rating of Parent or its Subsidiaries (it being understood that the facts or occurrences giving rise or contributing to such reduction or any consequences resulting from such reduction that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account), (xi) any breach, violation or non-performance by the Company or any of its affiliates of any of their obligations under this Agreement, (xii) any actions taken pursuant to the provisions set forth on Section 1.1(c) of the Parent Disclosure Letter, and (xiii) any bankruptcy, insolvency or reorganization of any tenant under any Parent Lease or the commencement of any bankruptcy, insolvency or reorganization proceeding with respect to any tenant under any Parent Lease; provided that if any Effect described in clauses (i), (ii), (iii), (iv), (v), and (ix) has had a materially disproportionate adverse impact on Parent relative to other companies of comparable size to Parent operating in the industry or industries in which Parent operates, then the incremental impact of such event shall be taken into account for the purpose of determining whether a Parent Material Adverse Effect has occurred.

“Parent PSU” means performance share units with respect to Parent Common Shares that vest on the basis of achievement of applicable performance goals.

“Parent RSU” means a restricted share unit with respect to Parent Common Shares that vests on the basis of time or achievement of applicable performance targets.

“Parent Shareholder Approval” means the affirmative vote of not less than a majority of the votes cast by the holders of Parent Common Shares at the Parent Shareholder Meeting to approve the issuance of Parent Common Shares in connection with the Merger.

“Parent Shareholder Meeting” means the meeting of the holders of Parent Common Shares for the purpose of seeking the Parent Shareholder Approval, including any postponement or adjournment thereof.

“Permitted Liens” means any (i) Liens relating to the Indebtedness set forth on Section 4.14(a)(iv) of the Company Disclosure Letter or Section 5.14(a)(iv) of the Parent Disclosure Letter, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves (to the extent such reserves are required pursuant to GAAP) (iii) (A) Company Material Contracts or Parent Material Contracts, as applicable, and (B) Liens arising under any service contracts, management agreements and leasing commission agreements, in each case, which are not material to the Company or Parent, as applicable, (iv) air rights affecting any Company Property or Parent Property, as applicable, (v) zoning regulations, permits and licenses, (vi) Liens that are disclosed on the existing Company Title Insurance Policies or Parent Title Insurance Policies provided prior to the date hereof to the Company or Parent, as applicable, and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (vii) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s Liens and other similar Liens imposed by Law and incurred in the ordinary course of business that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, (viii) with respect to Real Property, non-monetary Liens or other minor imperfections of title, which may include (A) easements whether or not shown by the public records, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (B) any supplemental Taxes or assessments not shown by the public records and (C) title to any portion of the premises lying within the right of way or boundary of any public road or private road, in all cases to the extent such non-monetary Liens or minor imperfections of title do not materially impair the value of the applicable Company Property or Parent Property, as applicable, or the continued use and operation of the applicable Company Property or Parent Property, as applicable, in each case, as currently used and operated, (ix) rights of parties in possession, and (x) ordinary course, non-exclusive licenses of Intellectual Property Rights.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Phantom Share Award” means an award to a Company non-employee director of rights to receive a Company Common Share.

“Representatives” means, when used with respect to Parent, Merger Sub or the Company, the directors, officers, joint venture partners (solely for the purpose of Section 7.1), financing sources, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of Parent or the Company, as applicable, and their respective Subsidiaries.

“Restricted Company Share Award” means an award of Company Common Shares that is subject to vesting or other risks of forfeiture.

“Restricted Parent Share” means a Parent Common Share subject to vesting or other risks of forfeiture.

“Significant Subsidiary” means any Subsidiary of the Company or Parent, as applicable, that is material or constitutes a “significant subsidiary” of the Company or Parent, as applicable, within the meaning of Rule 1-02 of Regulation S-X promulgated under the Securities Act.

“Specified Property” means the Parent Property set forth on Section 1.1(e) of the Parent Disclosure Letter.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (ii) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.  For the purposes of this Agreement, (i) the Company Joint Ventures and their Subsidiaries shall not be deemed to be Subsidiaries of the Company or any of its respective Subsidiaries and (ii) the Parent Joint Ventures and their Subsidiaries shall not be deemed to be Subsidiaries of Parent or any of its respective Subsidiaries.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity that administers Taxes, including income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated tax filing or declaration required to be filed with any Governmental Entity that administers Taxes with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Trustee RSU” means a restricted share unit granted to a member of the Parent Board pursuant to a Parent Equity Plan that is settled with a Parent Common Share.

“Willful Breach” means a deliberate act or a deliberate failure to act, which act or failure to act constitutes a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.

Section 1.2                                    Terms Defined Elsewhere.  The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble
“Antitrust Laws”	Section 7.2(b)
“Articles of Merger”	Section 2.3
“Base Premium”	Section 7.4(d)
“Book-Entry Company Shares”	Section 3.2(b)(i)
“Certificates”	Section 3.2(b)(i)
“Closing”	Section 2.2
“Closing Date”	Section 2.2
“Company”	Preamble
“Company Adverse Recommendation Change”	Section 6.4(c)
“Company Agreements”	Section 4.14(a)
“Company Benefit Plans”	Section 4.11(a)
“Company Board”	Recitals
“Company Board Recommendation”	Recitals
“Company Common Shares”	Recitals
“Company Designees”	Section 7.12(a)
“Company Disclosure Letter”	Article IV
“Company Employees”	Section 6.6(b)
“Company Equity Interests”	Section 4.2(a)
“Company Expense Reimbursement Amount”	Section 9.2(e)

“Company Expense Reimbursement Base Amount”	Section 9.2(e)
“Company Financial Statements”	Section 4.6(b)
“Company IP Agreements”	Section 4.17(b)
“Company Leases”	Section 4.19(e)
“Company Material Contract”	Section 4.14(b)
“Company OpCo”	Recitals
“Company Pending Acquisitions”	Section 6.1(e)
“Company Permits”	Section 4.18(b)
“Company Properties”	Section 4.19(a)
“Company SEC Documents”	Section 4.6(a)
“Company Series B Preferred Stock”	Section 3.1(b)
“Company Subsidiary”	Section 4.1(b)
“Company Subsidiary Partnership”	Section 4.13(f)
“Company Tax Protection Agreements”	Section 4.13(f)
“Company Tax Representation Letter”	Section 6.3(a)
“Company Termination Fee”	Section 9.2(e)
“Company Third Party”	Section 4.19(h)
“Company Title Insurance Policies”	Section 4.19(j)
“Company Transaction Litigation”	Section 7.9
“Company Termination Fee Base Amount”	Section 9.2(e)
“Competing Proposal”	Section 6.4(k)
“Contract”	Section 4.14(a)
“Covered Persons”	Section 7.4(a)
“Effective Time”	Section 2.3
“Enforceability Exceptions”	Section 4.3
“Exchange Act”	Section 4.5
“Exchange Agent”	Section 3.2(a)
“Exchange Fund”	Section 3.2(a)
“Exchange Ratio”	Section 3.1(a)
“Financing”	Section 7.14(a)
“Form S-4”	Section 4.5
“Fractional Share Consideration”	Section 3.1(a)
“Fractional Shares”	Section 3.6(b)
“GAAP”	Section 4.6(b)
“GIT I”	Section 8.2(d)
“GIT II”	Section 8.2(d)
“Governmental Entity”	Section 4.5
“Indemnification Agreements”	Section 7.4(a)
“Initial Year of Participation”	Section 6.6(b)
“Joint Proxy Statement”	Section 4.5
“Legal Proceeding”	Section 4.10
“LLC Act”	Recitals
“Material Company Leases”	Section 4.19(f)
“Material Parent Leases”	Section 5.19(f)
“Maximum Company REIT Amount”	Section 9.2(e)
“Maximum Parent REIT Amount”	Section 9.2(f)

“Merger”	Recitals
“Merger Consideration”	Section 3.1(a)
“Merger Sub”	Preamble
“MGCL”	Recitals
“New Plans”	Section 6.6(b)
“NYSE”	Section 4.5
“Old Plans”	Section 6.6(b)
“OpCo Merger”	Section 6.10
“Parent”	Preamble
“Parent Board”	Recitals
“Parent Adverse Recommendation Change”	Section 6.4(g)
“Parent Agreements”	Section 5.14(a)
“Parent Benefit Plans”	Section 5.11(a)
“Parent Common Shares”	Recitals
“Parent Disclosure Letter”	Article V
“Parent Employees”	Section 6.6(a)
“Parent Equity Interests”	Section 4.2(a)
“Parent Expense Reimbursement Amount”	Section 9.2(f)
“Parent Expense Reimbursement Base Amount”	Section 9.2(f)
“Parent Financial Statements”	Section 5.6(b)
“Parent IP Agreements”	Section 5.17(b)
“Parent Leases”	Section 5.19(e)
“Parent Material Contract”	Section 5.14(b)
“Parent OpCo”	Recitals
“Parent Pending Acquisitions”	Section 6.2(e)
“Parent Permits”	Section 5.18(b)
“Parent Preferred Shares”	Section 4.2(a)
“Parent Properties”	Section 5.19(a)
“Parent SEC Documents”	Section 5.6(a)
“Parent Series A Preferred Shares”	Section 3.1(b)
“Parent Subsidiary”	Section 4.1(b)
“Parent Subsidiary Partnership”	Section 5.13(f)
“Parent Tax Protection Agreements”	Section 5.13(f)
“Parent Tax Representation Letter”	Section 6.3(b)
“Parent Termination Fee”	Section 9.2(f)
“Parent Third Party”	Section 5.19(h)
“Parent Title Insurance Policies”	Section 5.19(j)
“Parent Termination Fee Base Amount”	Section 9.2(f)
“Parent Transaction Litigation”	Section 7.9
“Parent Welfare Plans”	Section 6.6(b)
“Parties”	Preamble
“Qualified REIT Subsidiary”	Section 4.1(c)
“Qualifying Income”	Section 9.2(e)
“REIT”	Section 4.13(b)
“REIT Requirements”	Section 9.2(a)
“Representation Letters”	Section 7.14(a)

“Sarbanes-Oxley Act”	Section 4.6(a)
“SDAT”	Section 2.3
“SEC”	Section 4.5
“Securities Act”	Section 4.6(a)
“Special Distribution”	Section 6.1(c)
“Superior Proposal”	Section 6.4(l)
“Surviving Entity”	Section 2.1
“Takeover Statutes”	Section 4.25
“Taxable REIT Subsidiary”	Section 4.1(c)
“Tax Guidance”	Section 9.2(e)
“Transaction Litigation”	Section 7.9
“Transactions”	Recitals

Section 1.3                                    Interpretation.  Unless the express context otherwise requires:

(a)                                 the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)                                 terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)                                  the terms “Dollars” and “$” mean United States Dollars;

(d)                                 references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e)                                  wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)                                   references herein to any gender shall include each other gender;

(g)                                  references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h)                                 references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i)                                     references herein to any contract (including this Agreement) mean such Contract as amended, supplemented or modified from time to time in accordance with the terms thereof;

(j)                                    with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(k)                                 references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

(l)                                     references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder;

(m)                             any item shall be considered “made available” to Parent, Merger Sub or the Company, as applicable, to the extent such phrase appears in this Agreement, if such item has been provided in writing (including via electronic mail) to such Party, posted by (i) in the case of Parent or Merger Sub, the Company or its Representatives in the electronic data room established by the Company or, in the case of any documents filed with the SEC, filed by the Company with the SEC at least two business days prior to the date hereof or (ii) in the case of the Company, Parent or Merger Sub or their respective Representatives in the electronic data room established by Parent or, in the case of any documents filed with the SEC, filed by Parent with the SEC at least two business days prior to the date hereof; and

(n)                                 The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II

THE MERGER

Section 2.1                                    The Merger.  Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the LLC Act and MGCL, at the Effective Time, the Company shall be merged with and into Merger Sub, whereupon the separate existence of the Company will cease, with Merger Sub surviving the Merger (Merger Sub, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”), such that following the Merger, the Surviving Entity will be a wholly owned subsidiary of Parent.  The Merger shall have the effects provided in this Agreement and as specified in the LLC Act and MGCL.

Section 2.2                                    Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, at the New York offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP on the second (2nd) business day after the satisfaction or waiver of the last of the conditions set forth in Article VIII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other date or place as is agreed to in writing by the Company and Parent. The date on which the Closing actually takes place is referred to as the “Closing Date.”

Section 2.3                                    Effective Time.  On the Closing Date, the Company, Parent and Merger Sub shall (i) cause articles of merger with respect to the Merger (the “Articles of Merger”) to be duly executed and filed with the State Department of Assessments and Taxation of Maryland

(the “SDAT”) in accordance with the MGCL and LLC Act and (ii) make any other filings, recordings or publications required to be made by the Company or Merger Sub under the MGCL and LLC Act in connection with the Merger.  The Merger shall become effective at such time as the Articles of Merger are accepted for record by the SDAT or on such date and time (not to exceed thirty (30) days from the date the Articles of Merger are accepted for record) as shall be agreed to by the Company and Parent and specified in the Articles of Merger (such date and time being hereinafter referred to as the “Effective Time”).

Section 2.4                                    Effects of the Merger.  The Merger shall have the effects set forth in the MGCL, the LLC Act, this Agreement and the Articles of Merger.

Section 2.5                                    Officers. From and after the Effective Time, the officers of Merger Sub at the Effective Time, or such executives as the Company shall select prior to the Effective Time, shall be the officers of the Surviving Entity, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

Section 2.6                                    Governing Documents.  At the Effective Time, the articles of organization and limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time and attached hereto as Exhibit A and Exhibit B, respectively, shall be the articles of organization and limited liability company agreement of the Surviving Entity, until thereafter amended, subject to Section 7.4, in accordance with applicable Law and the applicable provisions of such articles of organization and limited liability company agreement. Section 2.7   Tax Consequences.  It is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code.

ARTICLE III

TREATMENT OF SECURITIES

Section 3.1                                    Treatment of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Company or of Merger Sub:

(a)                                 Treatment of Company Common Shares.  Each Company Common Share issued and outstanding immediately prior to the Effective Time (other than Company Common Shares to be cancelled in accordance with Section 3.4) shall be converted into the right to receive 3.1898 (the “Exchange Ratio”) validly issued, fully paid and nonassessable Parent Common Shares (subject to adjustment pursuant to Section 3.1(e)) (the “Merger Consideration”).  From and after the Effective Time, all such Company Common Shares shall no longer be outstanding and shall automatically be cancelled, retired and shall cease to exist, and each holder of a Company Common Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Company Common Share in accordance with Section 3.2, including the right to receive, pursuant to Section 3.6, cash in lieu of fractional Parent Common Shares, if any, into which such Company Common Shares would have been converted pursuant to this Section 3.1(a) (the “Fractional Share Consideration”), and any dividends or other distributions with a record date prior to the Effective Time which may have been declared by the Company and which remain unpaid at the Effective Time together with the amounts, if any, payable pursuant to Section 3.2(f).

(b)                                 Treatment of Shares of Company Series B Preferred Stock.  At the Effective Time, by virtue of the Merger: (i) each share of 7.125% Series B Cumulative Redeemable Preferred Stock, par value $0.001 per share, of the Company (the “Company Series B Preferred Stock”) that is issued and outstanding immediately prior to the Effective Time shall be automatically converted into one newly issued 7.125% Series A Cumulative Redeemable Preferred Share, par value $0.01 per share, of Parent (the “Parent Series A Preferred Shares”), with the terms of the Parent Series A Preferred Shares set forth in articles supplementary substantially in the form set forth in Exhibit C, having the preferences, rights and privileges materially unchanged from the preference, rights and privileges of the Company Series B Preferred Stock prior to the Merger.

(c)                                  Treatment of Merger Sub Securities.  All equity securities of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain as equity securities of the Surviving Entity.

(d)                                 Treatment of Parent Common Shares.  Each Parent Common Share issued and outstanding immediately prior to the Effective Time shall remain as equity securities of Parent.

(e)                                  Adjustment to Merger Consideration.  The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Company Common Shares effectuated after the date hereof and prior to the Effective Time, so as to provide the holders of Company Common Shares with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Merger Consideration.  The Exchange Ratio shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Parent Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Parent Common Shares after the date hereof and prior to the Effective Time, so as to provide the holders of Company Common Shares with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Exchange Ratio.

Section 3.2                                    Payment for Securities; Surrender of Certificates.

(a)                                 Exchange Fund.  Not less than five (5) business days prior to the Effective Time, Parent or Merger Sub shall designate a bank or trust company reasonably acceptable to the Company to act as the exchange agent in connection with the Merger (the “Exchange Agent”).  As of the Effective Time, Parent shall, for the sole benefit of the holders of the Company Common Shares, deposit with the Exchange Agent (i) evidence of Parent Common Shares in book-entry form issuable pursuant to Section 3.1(a) equal to the aggregate Merger Consideration (excluding any Fractional Share Consideration) and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate Fractional Share Consideration (such evidence of book-entry Parent Common Shares and cash amounts, together with any dividends or other distributions pursuant to Section 3.2(f), the “Exchange Fund”), in each case, for the sole benefit of the Company’s stockholders.  In the event the Exchange Fund shall be insufficient to make the payments to the Company’s stockholder as contemplated by Section 3.1, Parent shall, or shall cause Merger Sub to, promptly deposit additional Parent Common Shares or funds, as applicable, with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment.  Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration out of the Exchange Fund in accordance with this Agreement.  The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.  The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding Ten Billion U.S. Dollars ($10,000,000,000) (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Company Shares pursuant to this Article III.  Any interest and other income resulting from such investments shall be paid to the Surviving Entity on the earlier of (i) one (1) year after the Effective Time or (ii) the full payment of the Exchange Fund.

(b)                                 Procedures for Surrender.

(i)                                     Promptly following the Effective Time, Parent shall, and shall cause the Surviving Entity to, cause the Exchange Agent to mail (and make available for collection by hand) to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Common Shares (the “Certificates”) or non-certificated Company Common Shares represented by book-entry (“Book-Entry Company Shares”) and whose Company Common Shares were converted pursuant to Section 3.1 into the right to receive the Merger Consideration (A) a letter of transmittal in customary form, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent or, in the case of Book-Entry Company Shares, upon adherence to the procedures set forth in the letter of transmittal and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Company Shares in exchange for payment of the Merger Consideration, including any amount payable in respect of the Fractional Share Consideration in accordance with Section 3.6, and any dividends or other distributions on Parent Common Shares in accordance with Section 3.2(f).  Such instructions shall provide that (1) at the election of the surrendering holder, Certificates may be surrendered by hand delivery or otherwise, (2) the Merger Consideration in exchange for Certificates and Book-Entry Company Shares shall be delivered in uncertificated book-entry form to the surrendering holder and (3) the Fractional Share Consideration, if any, payable in exchange for Certificates and Book-Entry Company Shares will be payable by wire transfer to the surrendering holder.

(ii)                                  Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) or Book-Entry Company Share for cancellation to the Exchange Agent, together with a duly completed and validly executed letter of transmittal in accordance with the instructions thereto, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Certificate or Book-Entry Company Share shall be entitled to receive in exchange therefor the Merger Consideration for each Company Common Share formerly represented by such Certificate or Book-Entry Company Share pursuant to the provisions of this Article III and, if applicable, the Fractional Share Consideration that such holder has the right to receive pursuant to Section 3.6, and any amounts that such holder has the right to receive in respect of dividends or other distributions on Parent Common Shares in accordance with Section 3.2(f) less any required withholding of Taxes, plus any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time.  Any Certificates (or affidavit of loss in lieu thereof) or Book-Entry Company Shares so surrendered shall be forthwith cancelled.

(iii)                               If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Entity that such Tax either has been paid or is not required to be paid. Payment of the applicable Merger Consideration with respect to Book-Entry Company Shares shall only be made to the Person in whose name such Book-Entry Company Shares are registered.

(iv)                              Until surrendered as contemplated by this Section 3.2, each Certificate and Book-Entry Company Share shall be deemed at any time from and after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by this Article III, including any amount payable in respect of the Fractional Share Consideration in accordance with Section 3.6, and any dividends or other distributions on Parent Common Shares in accordance with Section 3.2(f) and any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time.

(v)                                 The delivery of the Parent Series A Preferred Shares in exchange for shares of Company Series B Preferred Stock shall be subject to the delivery to the Surviving Entity of certificates (if any) representing such shares of Company Series B Preferred Stock (or affidavits of loss in lieu thereof).

(c)                                  Transfer Books; No Further Ownership Rights in Company Common Shares.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Common Shares on the records of the Company.  From and after the Effective Time, the holders of Company Common Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Shares except as otherwise provided for herein or by applicable Law.  If, after the Effective Time, Certificates or Book-Entry Company Shares are

presented to the Surviving Entity for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d)                                 Termination of Exchange Fund; No Liability.  At any time following twelve (12) months after the Effective Time, the Surviving Entity shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Company Shares, and thereafter such holders shall be entitled to look only to the Surviving Entity and Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the applicable Merger Consideration, including any amount payable in respect of the Fractional Share Consideration in accordance with Section 3.6, and any dividends or other distributions on Parent Common Shares in accordance with Section 3.2(f) and any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time, payable upon due surrender of their Certificates or Book-Entry Company Shares and compliance with the procedures in Section 3.2(b).  Notwithstanding the foregoing, none of the Surviving Entity, Parent or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Company Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)                                  Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if reasonably required by the Surviving Entity, the posting by such holder of a bond in such reasonable and customary amount as the Surviving Entity may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the applicable Merger Consideration payable in respect thereof pursuant to Section 3.1 hereof, including any amount payable in respect of the Fractional Share Consideration in accordance with Section 3.6, and any dividends or other distributions on Parent Common Shares in accordance with Section 3.2(f) and any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time.

(f)                                   Dividends with Respect to Parent Common Shares.  No dividends or other distributions with respect to Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Company Share with respect to the Parent Common Shares issuable hereunder, and all such dividends and other distributions paid with respect to such Parent Common Shares to which such holder is entitled pursuant to this Agreement shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate or Book-Entry Company Share (or affidavit of loss in lieu thereof) in accordance with this Agreement.  Subject to applicable Laws, following surrender of any such Certificate or Book-Entry Company Share (or affidavit of loss in lieu thereof and if required by Section 3.2(e), posting of a bond) there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Parent Common Shares to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Parent Common Shares.

Section 3.3                                    Dissenter’s Rights.  No dissenters’ or appraisal rights shall be available with respect to the Merger or the other Transactions.

Section 3.4                                    Treatment of Equity Awards.

(a)                                 Restricted Company Share Awards.  As of the Effective Time, each Restricted Company Share Award granted under a Company Equity Plan outstanding immediately prior to the Effective Time, by virtue of the Merger and without action by the holder of any Restricted Company Share Award, shall be converted into an award of Restricted Parent Shares with respect to a number of Parent Common Shares, rounded to the nearest whole share, determined by multiplying the number of Company Common Shares subject to such Restricted Company Share Award immediately prior to the Effective Time by the Exchange Ratio, subject to and in accordance with the terms of the applicable Company Equity Plan and Restricted Company Share Award agreement in effect immediately prior to the Effective Time (with continuation of the applicable vesting terms, and giving effect to Section 6.6(d)).

(b)                                 Company Restricted Share Unit Awards.  As of the Effective Time, each Company RSU Award granted under a Company Equity Plan outstanding immediately prior to the Effective Time, by virtue of the Merger and without action by the holder of the Company RSU Award, shall be converted into an award of Parent RSUs with respect to a number of Parent Common Shares, rounded to the nearest whole share, determined by multiplying the number of Company Common Shares subject to such Company RSU Award immediately prior to the Effective Time by the Exchange Ratio, subject to and in accordance with the terms of the applicable Company Equity Plan and Company RSU Award agreement in effect immediately prior to the Effective Time (with continuation of the applicable vesting terms, and giving effect to Section 6.6(d)).

(c)                                  Company Options.  As of the Effective Time, each Company Option granted under a Company Equity Plan outstanding immediately prior to the Effective Time, whether vested or unvested, by virtue of the Merger and without action by the holder of the Company Option, shall be converted into an award of options to purchase (i) a number of Parent Common Shares, rounded down to the nearest whole share, equal to the product determined by multiplying the total number of Company Common Shares subject to such Company Option immediately prior to the Effective Time by the Exchange Ratio, (ii) at a per-share exercise price, rounded up to the nearest whole cent, equal to the quotient determined by dividing the exercise price per Company Common Share at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, subject to and in accordance with the terms of the applicable Company Equity Plan and Company Option agreement in effect immediately prior to the Effective Time (with continuation of the applicable vesting terms, and giving effect to Section 6.6(d)).

(d)                                 Phantom Share Awards.  As of the Effective Time, each Phantom Share Award granted under a Company Equity Plan or the Company Directors’ Plan outstanding immediately prior to the Effective Time, whether vested or unvested, by virtue of the Merger and without action by the holder of any Phantom Share Award, shall vest and be converted into the right to receive a number of Parent Common Shares, rounded to the nearest whole share, determined by multiplying the number of Company Common Shares subject to such Phantom Share Award immediately prior to the Effective Time by the Exchange Ratio, subject to and in accordance with, the terms of the applicable Company Equity Plan, the Company Directors’ Plan, and the applicable award agreement in effect immediately prior to the Effective Time.  Following the Effective Time, after giving effect to Section 6.6(d), Phantom Share Awards will be settled in accordance with the terms of the applicable Company Equity Plan, the Company Directors’ Plan and the applicable Phantom Share Award agreement in effect immediately prior to the Effective Time.

(e)                                  The Company shall take all corporate actions necessary to effectuate the treatment of the Restricted Company Share Awards, Company RSU Awards, Company Options, and Phantom Share Awards as contemplated by this Section 3.4.  As of the Effective Time, Parent shall assume the obligations of the Company under each Company Equity Plan, Restricted Company Share Award, Company RSU Award, Company Option, and Phantom Share Award.  Parent shall take all action necessary or appropriate to have available for issuance, and shall issue, a sufficient number of Parent Common Shares for delivery upon the conversion of Restricted Company Share Awards and the settlement of the Company RSU Awards, Company Options, and Phantom Share Awards, as applicable and as contemplated by this Section 3.4.  Promptly after the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) registering such number of Parent Common Shares necessary to fulfill Parent’s obligations under this clause (e).

Section 3.5                                    Withholding.  Each of Parent, Merger Sub, the Surviving Entity and the Exchange Agent, as the case may be, shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts that are required to be deducted and withheld under applicable Law; provided that Parent, Merger Sub, the Surviving Entity or the Exchange Agent, as the case may be, shall provide the Company with notice at least ten (10) business days prior to Closing of any proposed withholding and the Parties shall, to the extent reasonably possible, work together to avoid or reduce any such withholding obligation.  To the extent such amounts are so deducted and withheld and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid in respect of which such deduction and withholding was made.

Section 3.6                                    Fractional Shares.

(a)                                 No certificate or scrip representing fractional shares of Parent Common Shares shall be issued upon the surrender for exchange of Certificates or Book-Entry Company Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent.  Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Common Share (after aggregating all Certificates and Book-Entry Company Shares delivered by such holder)

shall receive, in lieu thereof and only on surrender thereof, cash (without interest), by wire transfer of immediately available funds, in an amount representing such holder’s proportionate interest in the net proceeds from the sale by the Exchange Agent of all such Parent Common Shares that would otherwise be issued to such holders.

(b)                                 As promptly as practicable following the Effective Time, Parent shall cause the Exchange Agent to aggregate all fractional shares of Parent Common Shares that would otherwise have been distributed pursuant to the Merger, rounded to the nearest whole share (the “Fractional Shares”), and deliver such Fractional Shares to its designated broker for sale on the open market at the then prevailing market price of Parent Common Shares, which sale or sales shall be completed as promptly as practicable following the Effective Time.  Parent shall cause the Exchange Agent to, upon receipt of the proceeds of such sale or sales of Fractional Shares from its designated broker, distribute the proceeds of such sale or sales of Fractional Shares to the holders thereof in accordance with Section 3.6(a).

ARTICLE IV

REPRESENTATIONS AND
WARRANTIES OF THE COMPANY

The following representations and warranties by the Company are qualified in their entirety by reference to the disclosures (a) in the Company SEC Documents filed or furnished prior to the date hereof but excluding statements in any “Risk Factors” section to the extent that such statements are cautionary, predictive or forward-looking in nature and (b) set forth or referenced in the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”).  The Parties agree that each disclosure set forth in the Company Disclosure Letter shall be deemed to (whether or not an explicit cross reference appears) qualify or modify the Section to which it corresponds and any other Section to the extent the applicability of the disclosure to each other Section is reasonably apparent.  Subject to the foregoing, the Company represents and warrants to Parent and Merger Sub that:

Section 4.1                                    Organization and Qualification; Subsidiaries.

(a)                                 The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland and has the requisite power and authority to own and conduct its business as now being conducted. Each Company Significant Subsidiary is duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of its jurisdiction of organization and has the requisite power and authority to own and conduct its business as now being conducted.  The Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company has delivered to or made available to Parent, prior to the execution of this Agreement, true and complete copies of any amendments to the Company Governing Documents not filed prior to the date of this Agreement with the SEC.  The Company is in compliance with the terms of the Company Governing Documents, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 Section 4.1(b) of the Company Disclosure Letter sets forth a true and complete list of the Subsidiaries of the Company (each a “Company Subsidiary”), together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary.  Each Company Subsidiary and, to the Company’s knowledge, each Company Joint Venture, is in compliance in all material respects with the terms of its constituent organizational or governing documents, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)                                  Section 4.1(c) of the Company Disclosure Letter sets forth a true and complete list of each Company Subsidiary that is a REIT, a “qualified REIT subsidiary” within in the meaning of Section 856(i)(2) of the Code (a “Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (a “Taxable REIT Subsidiary”).

Section 4.2                                    Capitalization.

(a)                                 The authorized capital stock of the Company consists of (i) 230,000,000 Company Common Shares, (ii) 25,000,000 shares of preferred stock, $0.001 par value per share, of which 3,500,000 are classified as shares of Company Series B Preferred Stock and (iii) 5,000,000 shares of excess stock, $0.001 par value per share.  At the close of business on June 30, 2015, (A) 57,372,244 Company Common Shares were issued and outstanding, (B) 3,500,000 shares of Company Series B Preferred Stock were issued and outstanding, and (C) no shares of any other class or series of stock of the Company were issued and outstanding.  All of the outstanding Company Common Shares and shares of Company Series B Preferred Stock have been duly authorized and are validly issued, fully paid and nonassessable.  Except for 259,893 Restricted Company Share Awards, 51,538 Company Options, 202,500  Company RSU Awards, 23,091 Company ESPP Awards, 156,124 Phantom Share Awards, and 204,893  LTIP Units, in each case, outstanding under the Company Equity Plans, as applicable, or the Company Convertible Notes, the Company Series B Preferred Stock, and the limited partnership interests of Company OpCo, there are no (x) options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any stockholder rights plan, relating to the issued or unissued capital shares of the Company, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other similar right, agreement, arrangement or commitment (collectively, “Company Equity Interests”) or (y) outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Common Shares or any shares of, or other Company Equity Interests in, the Company or any of its Subsidiaries, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any of its Subsidiaries.

(b)                                 There are no voting trusts, proxies or other similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the Company Common Shares or any shares of, or other Equity Interest, of the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its shares or other Company Equity Interests.  There are no bonds, debentures or notes issued by the Company or any of its Subsidiaries that entitle the holder thereof to vote together with stockholders of the Company on any matters related to the Company.

(c)                                  The Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares or other Company Equity Interests of each of the Company Subsidiaries, free and clear of any Liens (other than limitations on transfer and other restrictions imposed by federal or state securities Laws), and all such shares or other Company Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(d)                                 All dividends or other distributions on the Company Common Shares and any material dividends or other distributions on any securities of any Company Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 4.3                                    Authorization; Validity of Agreement; Company Action.  The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Shareholder Approval, to consummate the Merger and the other Transactions.  The execution, delivery and performance by the Company of this Agreement, and the consummation of the Merger and the other Transactions, have been duly and validly authorized by the Company Board and no other corporate action on the part of the Company pursuant to the MGCL or otherwise, is necessary to authorize the execution and delivery by the Company of this Agreement, and the consummation by it of the Transactions, subject, in the case of the Merger, to receipt of the Company Shareholder Approval and the filing of the Articles of Merger with, and acceptance for record by, the SDAT.  This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law) (collectively, (a) and (b), the “Enforceability Exceptions”).

Section 4.4                                    Board Approval.  The Company Board, at a duly held meeting, has (i) duly and validly authorized the execution and delivery of this Agreement and declared advisable the Merger, (ii) directed that the Merger be submitted for consideration at the Company Shareholder Meeting, and (iii) subject to Section 6.4Section 6.3(a), resolved to recommend that the Company’s stockholders vote in favor of the approval of the Merger and to include such recommendation in the Joint Proxy Statement.

Section 4.5                                    Consents and Approvals; No Violations.  None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other Transaction or compliance by the Company with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the Company Governing Documents or the comparable organizational or governing documents of any Company Significant Subsidiary, (b) require any filing by the Company or any Company Subsidiary with, or the obtaining of any permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether foreign, federal, state, local or supranational, or any self-regulatory or quasi-governmental authority (each, a “Governmental Entity”) (except for (i) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (ii) any filings as may be required under the LLC Act and the MGCL in connection with the Merger, (iii) filings, permits, authorizations, consents and approvals as may be required under any applicable foreign competition Law or applicable foreign investment Law, (iv) such filings with the Securities and Exchange Commission (the “SEC”) as may be required to be made by the Company in connection with this Agreement and the Merger, including (A) a joint proxy statement in preliminary and definitive form relating to the Company Shareholder Meeting and the Parent Shareholder Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and (B) a registration statement on Form S-4 pursuant to which the offer and sale of Parent Common Shares in the Merger and the Parent Series A Preferred Shares will be registered pursuant to the Securities Act and in which the Joint Proxy Statement will be included (together with any amendments or supplements thereto, the “Form S-4”), (v) such filings as may be required under the rules and regulations of the New York Stock Exchange (“NYSE”) in connection with this Agreement or the Merger, (vi) such filings as may be required in connection with state and local transfer Taxes, or (vii) any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder,  (c) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Company Material Contract, or (d) violate any Order or Law applicable to the Company, any Subsidiary of the Company, or any of their respective properties, assets or operations; except in each of clauses (b), (c) or (d) where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings or (z) any such modifications, violations, rights, impositions, breaches or defaults has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or have a material adverse effect on the ability of the Company to consummate the Merger and the other Transactions.

Section 4.6                                    Company SEC Documents and Financial Statements.

(a)                                 The Company has timely (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) filed with or furnished (as applicable) to the SEC all forms, reports, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including January 1, 2012 under the Exchange Act or the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) (such documents and any other documents filed by the Company with the SEC, as have been amended since the time of their filing, collectively, the “Company SEC Documents”).  As of their respective filing dates and except to the extent corrected by a subsequent Company SEC Document, the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading in any material respect and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder.  As of the date of this Agreement, no Company Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.

(b)                                 All of the audited financial statements for and including the fiscal years ended December 31, 2012, 2013 and 2014, and unaudited interim financial statements for the fiscal quarter ended March 31, 2015, and any other interim period in the fiscal year to end December 31, 2015 included in the Company SEC Documents (including the related notes and schedules thereto) (collectively, the “Company Financial Statements”), (i) were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act), and (ii) fairly presented (except as may be indicated in the notes thereto) in all material respects, the financial position and the results of operations, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries as of the times and for the periods then ended (subject, in the case of unaudited quarterly financial statements, to the absence of notes and normal year-end adjustments).

(c)                                  To the knowledge of the Company, none of the Company SEC Filings is as of the date of this Agreement the subject of ongoing SEC review and as of the date hereof, the Company has not received any comments from the SEC with respect to any of the Company SEC Filings which remain unresolved, nor has it received any inquiry or information request from the SEC as of the date of this Agreement as to any matters affecting the Company which has not been adequately addressed.

Section 4.7                                    Internal Controls; Sarbanes-Oxley Act.

(a)                                 The Company has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) to the Company’s knowledge, based on its most recent evaluation prior to the date of this Agreement, has disclosed to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(b)                                 Since December 31, 2013, (A) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any Representative of the Company or any of its Subsidiaries has received or otherwise obtained knowledge of any written material complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2013, including any written material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date hereof which have no reasonable basis), and (B) to the knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2013, by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company.

Section 4.8                                    Absence of Certain Changes.  Except as disclosed in Section 4.8 of the Company Disclosure Letter, since January 1, 2015, (a) the Company has conducted, in all material respects, its business in the ordinary course, (b) no Effects have occurred, which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (c) the Company and its Subsidiaries have not taken any action that, if taken after the date of this Agreement, without the prior written consent of Parent would constitute a breach of Section 6.1(a) (solely to the extent relating to the amendments to the Company Governing Documents), Section 6.1(p) or Section 6.1(r).

Section 4.9                                    No Undisclosed Liabilities.  Except (a) as reflected or otherwise reserved against on the Company Financial Statements or referenced in the footnotes thereto set forth in the Company SEC Documents or Company Disclosure Letter, (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the most recent balance sheet included in the Company SEC Filings, (c) for liabilities and obligations incurred in connection with the Transactions, and (d) for liabilities and obligations pursuant to any Company Agreement other than liabilities or obligations due to material breaches thereunder, since March 31, 2015 neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.10                             Litigation.  There is no claim, action, suit, arbitration, investigation, alternative dispute resolution action or any other judicial or administrative proceeding, in Law or equity (each, a “Legal Proceeding”), pending against (or to the Company’s knowledge, threatened in writing against or naming as a party thereto), the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is subject to any outstanding Order which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.11                             Benefits.

(a)                                 Section 4.11(a) of the Company Disclosure Letter lists all material Benefit Plans (i) under which any current or former trustee, officer, employee or consultant of the Company or any of its Subsidiaries has any right to benefits and (ii) which are maintained, sponsored or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries makes or is required to make contributions with respect to such trustees, officers, employees or consultants.  All such plans, agreements, programs, policies and commitments (whether or not material) are collectively referred to as the “Company Benefit Plans.”

(b)                                 With respect to each material Company Benefit Plan, the Company has made available to Parent true and complete copies of the following, to the extent applicable: (i) the plan document, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 (including all schedules), (iv) the most recent annual audited financial statements and opinion and (v) if the Company Benefit Plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the IRS.

(c)                                  The Company does not maintain, sponsor or contribute to, and has not within the preceding six (6) years maintained, sponsored or contributed to, any employee benefit plan subject to Section 412 of the Code or Title IV of ERISA.

(d)                                 Except as would not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan is in compliance with ERISA, the Code and other applicable Law.  With respect to each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code (i) a favorable determination letter has been issued by the IRS with respect to such qualification or a timely application for such determination is now pending or is not yet required to be filed, (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and (iii) except as would not reasonably be expected to result in a Company Material Adverse Effect, no event has occurred since the date of such qualification or exemption that would adversely affect such qualification or exemption.

(e)                                  Except as set forth in Section 4.11(e) of the Company Disclosure Letter, no Company Benefit Plan provides health, medical, life insurance or death benefits to current or former employees of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA or Section 4980B of the Code, or any similar state group health plan continuation Law, the cost of which is fully paid by such current or former employees or their dependents.

(f)                                   Except as set forth in Section 4.11(f) of the Company Disclosure Letter, the execution and delivery of this Agreement and the consummation of the Transactions will not (either alone or in combination with another event) (i) result in any material payment or benefit from the Company or any of its Subsidiaries becoming due, or increase the amount of any payment or benefit due, to any current or former employee of the Company or any of its Subsidiaries, (ii) increase any material benefits otherwise payable under any Company Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any material compensation or benefits from the Company or any of its Subsidiaries to any current or former employee of the Company or any of its Subsidiaries.

(g)                                  There are no pending, or, to the knowledge of the Company, threatened, Legal Proceedings against any Company Benefit Plan, other than ordinary claims for benefits by participants and beneficiaries or as would not reasonably be expected to have a Company Material Adverse Effect.

(h)                                 Neither the Company nor any of its Subsidiaries has any actual or potential obligation to reimburse or otherwise “gross-up” any person for any Taxes set forth under Section 409A or 4999 of the Code (or any similar provision of state, local or foreign law).

Section 4.12                             Labor.

(a)                                 No employee of the Company or any of its Subsidiaries is represented by a union and, to the knowledge of the Company, no union organizing efforts have been conducted within the last three (3) years or are now being conducted.  Neither the Company nor any of its Subsidiaries is a party to any material collective bargaining agreement or other labor contract.  Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is currently experiencing, or, to the knowledge of the Company, is there now threatened, a strike, picket, work stoppage, work slowdown or other organized labor dispute.

(b)                                 Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries is in compliance with all applicable Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, classification of service providers as employees and/or independent contractors, safety and health, workers’ compensation, pay equity and the collection and payment of withholding or social security taxes and (ii) neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law within the six (6) months prior to the date of this Agreement that remains unsatisfied.

(c)                                  Section 4.11 and this Section 4.12 constitute the exclusive representations and warranties of the Company with respect to the subject matters set forth therein.

Section 4.13                             Taxes.

(a)                                 The Company and each of its Subsidiaries has timely filed with the appropriate Governmental Entity all material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects.  The Company and each of its Subsidiaries has duly paid (or there has been paid on their behalf), or made adequate provisions for, all material Taxes required to be paid by them.

(b)                                 The Company and each of its Subsidiaries that have elected to qualify as a REIT (as defined below) for U.S. federal income tax purposes (i) for all taxable years commencing with its taxable year ended December 31, 2011 and through December 31, 2014, has been subject to taxation as a real estate investment trust within the meaning of Sections 856 through 860 of the Code (a “REIT”) and has satisfied the requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2015 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will end with the Merger; and (iv) has not to its knowledge taken or omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Entity to its qualification as a REIT, and to the knowledge of the Company, no such challenge is pending or threatened.

(c)                                  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse, (i) there are no current audits, examinations or other proceedings pending with regard to any Taxes of the Company or its Subsidiaries, (ii) the Company and its Subsidiaries have not received a written notice or announcement of any audits or proceedings with respect to Taxes, (iii) no deficiency for Taxes of the Company or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to the knowledge of the Company, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith that are set forth on Section 4.13(c)(i) of the Company Disclosure Letter, and (iv) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year.  Except as set forth on Section 4.13(c)(ii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d)                                 Neither the Company nor any of its Subsidiaries holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code. Each Subsidiary of the Company that is a partnership, joint venture, or limited liability company and which has not elected to be a “taxable REIT subsidiary” or a REIT has been since its formation treated for United States federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation.

(e)                                  The Company and its Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(f)                                   There are no Company Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no Person has raised in writing, or to the knowledge of the Company threatened to raise, a material claim against the Company or any of its Subsidiaries for any breach of any Company Tax Protection Agreements.  As used herein, “Company Tax Protection Agreements” means any written agreement to which the Company or any of its Subsidiaries is a party pursuant to which:  (i) any liability to holders of limited partnership interests in a Company Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the Transactions; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests in a Company Subsidiary Partnership, the Company or its Subsidiaries have agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets for a period of time that has not since expired, and/or (C) only dispose of assets in a particular manner.  As used herein, “Company Subsidiary Partnership” means a Company Subsidiary that is a partnership for United States federal income tax purposes.

(g)                                  There are no Tax Liens upon any property or assets of the Company or any of its Subsidiaries except for Permitted Liens.

(h)                                 Since its inception, (i) the Company and its Subsidiaries have not incurred any liability for material Taxes under Section 860(c) or 4981 of the Code which have not been previously paid, and (ii) neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with sales of property.

(i)                                     Except as set forth on Section 4.13(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

(j)                                    There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving the Company or any of its Subsidiaries, except for customary indemnification provisions contained in any credit or other commercial agreements the primary purpose of which does not relate to Taxes, and after the Closing Date neither the Company nor any of its Subsidiaries shall be bound by any Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.  Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(k)                                 Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(l)                                     As of the date hereof, the Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(m)                             The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute a “plan” or “series of related transactions” (within the meaning of Section 355(a) of the Code) in conjunction with the transactions contemplated by this Agreement.

(n)                                 This Section 4.13 (with Section 4.1(c) and 4.11) constitutes the exclusive representations and warranties of the Company with respect to Tax matters.

Section 4.14                             Contracts.

(a)                                 Except as filed as exhibits to the Company SEC Documents filed prior to the date hereof, Section 4.14(a) of the Company Disclosure Letter sets forth a list or description of each note, bond, mortgage, indenture, lease, license, contract or agreement, or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound (the “Company Agreements”) which, as of the date of this Agreement:

(i)                                     is required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(ii)                                  obligates the Company or any of its Subsidiaries to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of Five Million U.S. Dollars ($5,000,000) and is not cancelable within ninety (90) days without material penalty to the Company or any of its Subsidiaries, except for any (A) Company Lease or any ground lease affecting any Company Property or (B) tenant reimbursements made pursuant to the applicable underlying Company Lease;

(iii)                               contains any non-customary, material non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any of its Subsidiaries, or upon consummation of the Transactions, Parent or its Subsidiaries, or which restricts the conduct of any line of business that is material to the Company and its Subsidiaries, except for any Company Lease or any ground lease affecting any Company Property;

(iv)                              constitutes Indebtedness (including any guarantee thereof) in an amount in excess of Ten Million U.S. Dollars ($10,000,000) or any letters of credit or similar instruments issued for the account of the Company or any Company Subsidiary or mortgaging, pledging or otherwise placing a Lien securing obligations in excess of Ten Million U.S. Dollars $10,000,000 on any portion of the assets of the Company or any Company

Subsidiary, other than any such agreement, indenture, letter of credit or instrument solely between or solely among the Company and wholly owned Company Subsidiaries;

(v)                                 requires the Company or any of its Subsidiaries to dispose of or acquire assets or properties (other than in connection with the expiration of a Company Lease or a ground lease affecting a Company Property or as may accrue in connection with a breach of any Contract) with a fair market value in excess of Five Million U.S. Dollars ($5,000,000), or provides for any pending or contemplated merger, consolidation or similar business combination transaction involving the Company or any of its Subsidiaries, except for any Company Lease or any ground lease affecting any Company Property;

(vi)                              constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction;

(vii)                           relates to a joint venture, partnership, limited liability company or similar arrangement, with a third party;

(viii)                        constitutes a loan to any Person (other than a wholly owned Company Subsidiary) by the Company or any of its Subsidiaries in an amount in excess of Ten Million U.S. Dollars ($10,000,000);

(ix)                              relates to the ongoing or scheduled development, construction or capital expenditures, in each case requiring aggregate payments by the Company or any of its Subsidiaries in excess of Ten Million U.S. Dollars ($10,000,000);

(x)                                 prohibits the payment of dividends or distributions in respect of Company Common Shares or shares of any Company Subsidiary;

(xi)                              grants to any Person a right of first refusal, a right of first offer or an option to purchase, acquire, sell or dispose of any Company Property that, individually or in the aggregate, is material to the Company;

(xii)                           pursuant to which the Company is lessee of any personal property or real property owned by any other party, for which the annual rental exceeds One Million U.S. Dollars ($1,000,000); or

(xiii)                        that is a license in respect of any Licensed Company IP or otherwise grants the Company any Intellectual Property Rights that requires annual payments in excess of One Million U.S. Dollars ($1,000,000).

(b)                                 Each Contract of the type described above in Section 4.14(a) and in effect on the date of this Agreement, whether or not set forth in Section 4.14(a) of the Company Disclosure Letter, is referred to herein as a “Company Material Contract.”  As of the date hereof, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Material Contract is legal, valid and binding on the Company and each Company Subsidiary that is a party thereto, and is in full force and effect, except as may be limited by the Enforceability Exceptions, (ii) neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge, any other party thereto, is in material breach or violation of, or default under, any Company Material Contract, and (iii) to the Company’s knowledge, no event has occurred that with notice or lapse of time or both would constitute a material violation, breach or default under any Company Material Contract.  Neither the Company nor any of its Subsidiaries has received notice of any material breach, violation or default under any Company Material Contract, except for breaches, violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)                                  The Company has delivered or made available to Parent or provided to Parent for review, prior to the execution of this Agreement, true and complete copies in all material respects of all of the Company Material Contracts.

Section 4.15                             Investment Company Act.  Neither the Company nor any of its Subsidiaries is, or as of immediately prior to the Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 4.16                             Environmental Matters.

(a)                                 Except (i) as set forth in Section 4.16 of the Company Disclosure Letter, or (ii) as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, to the knowledge of the Company:

(i)                                     The Company and each Company Subsidiary are in compliance with all Environmental Laws.

(ii)                                  The Company and each Company Subsidiary have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing.

(iii)                               Neither the Company nor any of its Subsidiaries has received any written notice, demand, letter or claim alleging that the Company or any such Company Subsidiary is in violation of, or liable under, any Environmental Law or that any Order has been issued against the Company or any of its Subsidiaries which remains unresolved.  There is no litigation, investigation, request for information or other proceeding pending, or threatened against the Company or any of its Subsidiaries under any Environmental Law.

(iv)                              Neither the Company nor any of its Subsidiaries has entered into or agreed to any Order or is subject to any Order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or threatened against the Company or any of its Subsidiaries under any Environmental Law.

(v)                                 Neither the Company nor any of its Subsidiaries has assumed, by contract, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-

party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

(b)                                 This Section 4.16 constitutes the exclusive representations and warranties of the Company with respect to environmental matters.

Section 4.17                             Intellectual Property.

(a)                                 Section 4.17(a) of the Company Disclosure Letter sets forth a list, as of the date of this Agreement, of the Owned Company IP and, to the extent applicable, includes (i) for each trademark or service mark that is registered or subject to a pending application for registration, the application number or registration number, the jurisdiction of the application or registration, and the date filed or issued; (ii) each domain name registered; and (iii) for each registered copyright, the number and date of registration and the jurisdiction of the registration.  Neither the Company nor any of its Subsidiaries own any material issued patents or patent applications.

(b)                                 As of the date of this Agreement, to the knowledge of the Company, there are no pending material disputes regarding any agreement (i) under which the Company or any of its Subsidiaries uses or has the right to use any Licensed Company IP or (ii) under which the Company or any of its Subsidiaries has licensed or otherwise permitted others the right to use any Owned Company IP (such agreements described in clauses (i) and (ii) above, the “Company IP Agreements”) that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)                                  To the knowledge of the Company, the Company or one of its Subsidiaries owns or otherwise has all Intellectual Property Rights necessary to conduct the business of the Company as currently conducted except such Intellectual Property Rights that, if not possessed by the Company or one of its Subsidiaries, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)                                 To the knowledge of the Company, the Company and its Subsidiaries own the Owned Company IP free and clear of all Liens, other than Permitted Liens and the Company IP Agreements.

(e)                                  (i) The operation of the Company’s and its Subsidiaries’ businesses has not infringed upon or misappropriated, and is not infringing upon or misappropriating, the enforceable Intellectual Property Rights of another Person, and (ii) no action, claim or proceeding alleging infringement, misappropriation, or other violation of any Intellectual Property Right of another Person is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, except, in each case, for any such infringement or misappropriation that has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Since January 1, 2015, the Company has not received any written notice relating to any actual or alleged material infringement, misappropriation, or violation of any Intellectual Property Right of another Person by Company or any of its Subsidiaries.  To the knowledge of the Company, no Person or any of such Person’s products or services or other operation of such Person’s business is infringing upon or misappropriating any Company IP in any material respect.

(f)                                   Except for such proceedings or actions that, if resolved against the Company or any of its Subsidiaries, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no Legal Proceedings challenging the ownership, validity or enforceability of the Owned Company IP or, to the knowledge of the Company, the Licensed Company IP and, since January 1, 2015, no such Legal Proceedings have been threatened in writing against the Company or any of its Subsidiaries.

Section 4.18                             Compliance with Laws; Permits.

(a)                                 As of the date of this Agreement, and except as disclosed in the Company SEC Documents: (i) each of the Company and the Company Subsidiaries has complied and is in compliance with all Laws which affect the business, properties or assets of the Company and its Subsidiaries, and (ii) no written notice has been received by the Company or any of its Subsidiaries or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries alleging any non-compliance with any such Laws, except in each case above for such non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Notwithstanding anything to the contrary in this Section 4.18(a), the provisions of this Section 4.18(a) shall not apply to matters addressed in Section 4.11, Section 4.12, Section 4.13 and Section 4.16.

(b)                                 The Company and its Subsidiaries are in possession of all material authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their properties or to carry on their business substantially in the manner described in the Company SEC Documents filed prior to the date hereof and substantially as is being conducted as of the date of this Agreement (the “Company Permits”) and all of the Company Permits are valid, and in full force and effect, except, in each case, where the failure by the Company or a Company Subsidiary, as applicable, to possess and maintain any Company Permit in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.19                             Properties.

(a)                                 Section 4.19(a) of the Company Disclosure Letter sets forth a list of the address of each real property, name of the entity owning or leasing, whether such property is owned, leased, ground leased or subleased and all such real property interests, together with all right title and interest of the Company and any of its Subsidiaries in and to (i) all buildings, structures and other improvements and fixtures located on or under such real property and (ii) all easements, rights and other appurtenances to such real property, and subject to any easements, impairments, rights and other appurtenances affecting such real property are individually referred to herein as a “Company Property” and collectively referred to herein as the “Company Properties”).  Section 4.19(a) of the Company Disclosure Letter sets forth a list of the address of each facility and real property which, as of the date of this Agreement, is under contract by the Company or a Company Subsidiary for purchase or which is required under a written agreement to be leased or subleased by the Company or a Company Subsidiary after the date of this Agreement.  Except as set forth on Section 4.19(a) of the Company Disclosure Letter, there are no real properties that Company or any of its Subsidiaries is obligated to buy, lease or sublease at some future date.  None of the Company or any of its Subsidiaries owns or leases any real property which is not set forth on Section 4.19(a) of the Company Disclosure Letter.

(b)                                 The Company or a Company Subsidiary owns good and valid fee simple title (with respect to jurisdictions that recognized such form of title or substantially similar title with respect to all other jurisdictions) or leasehold title (as applicable) to each of the Company Properties, in each case, free and clear of Liens, except for Permitted Liens that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)                                  (i) Neither the Company nor any of its Subsidiaries has received (x) written notice that any certificate, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a Company Material Adverse Effect, or (y) written notice of any uncured violation of any Laws affecting any of the Company Properties which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.  (ii) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company nor any Subsidiary of the Company has received written notice to the effect that there are any condemnation proceedings that are pending or, to the knowledge of the Company, threatened in writing with respect to any material portion of any of the Company Properties.

(d)                                 No certificate, variance, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Company Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Company Properties has failed to be obtained or is not in full force and effect, and neither the Company nor any of its Subsidiaries has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(e)                                  Section 4.19(e) of the Company Disclosure Letter sets forth, as of June 25, 2015, the aggregate monthly rent and security deposit amounts held for each Company Property other than any Company Property where the Company is a tenant (other than ground leases).  Except for discrepancies, errors or omissions that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the rent roll summary attached to Section 4.19(e) of the Company Disclosure Letter, correctly references the corresponding property with respect to each lease or sublease in effect on the date shown therein, the “Company Leases”.

(f)                                   True and complete copies in all material respects of (i) all ground leases affecting the interest of the Company or any of its Subsidiaries in the Company Properties and (ii) the Company Leases with aggregate annual rent payments to the Company or its Subsidiaries in excess of Two Million Five Hundred Thousand U.S. Dollars ($2,500,000), in each case in effect as of the date of this Agreement (the “Material Company Leases”), have been made available to Parent.  Except as set forth on Section 4.19(f) of the Company Disclosure Letter, or as individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (1) neither the Company nor any of its Subsidiaries is and, to the knowledge of the Company, no other party is in breach or violation of, or default under, any Material Company Lease, (2) no event has occurred which would result in a breach or violation of, or a default under, any Material Company Lease by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto in each case, with or without notice or lapse of time or and no tenant under a Material Company Lease is in monetary default under such Material Company Lease, and (3) each Material Company Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or a Company Subsidiary and, to the knowledge of the Company, with respect to the other parties thereto, except as may be limited by the Enforceability Exceptions; provided, that for the purposes of clause (1) and (2) above, no tenant will be deemed to be in monetary breach, violation or default under such Material Company Lease if such monetary breach, violation or default has continued for a period of less than sixty (60) days and is with respect to an amount less than Fifty Thousand U.S. Dollars ($50,000).

(g)                                  As of the date of this Agreement, no purchase option has been exercised under any Company Lease for which the purchase has not closed prior to the date of this Agreement.

(h)                                 Except for Permitted Liens and as set forth in Contracts made available to Parent prior to the date hereof, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Company Property or any portion thereof that would materially adversely affect the Company’s, or any of its Subsidiaries’, ownership, ground lease or right to use a Company Property subject to a Material Company Lease, and (ii) there are no agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof that is owned by any Company Subsidiary, which, in each case, is in favor of any party other than the Company or a Company Subsidiary (a “Company Third Party”).

(i)                                     Except pursuant to a Company Lease or any ground lease affecting any Company Property, neither the Company nor any of its Subsidiaries is a party to any agreement pursuant to which the Company or any of its Subsidiaries manages the development of any material real property for any Company Third Party.

(j)                                    The Company and each Company Subsidiary, as applicable, is in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Company Property (each, a “Company Title Insurance Policy” and, collectively, the “Company Title Insurance Policies”).  No written claim has been made against any Company Title Insurance Policy, which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(k)                                 The Company and its Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy and other than property owned by any third party managers), except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. None of the Company’s or any of its Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Permitted Liens and Liens that would not reasonably be expected to have a Company Material Adverse Effect.

(l)                                     The Company and its Subsidiaries (A) have not received written notice of any structural defects, or violation of Law, relating to any Company Properties which would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (B) have not received written notice of any physical damage to any Company Properties which would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect for which there is not insurance in effect covering the cost of the restoration and the loss of revenue.

(m)                             Section 4.19(m) of the Company Disclosure Letter lists the parties currently providing third-party property management services to the Company Properties and the number of Company Properties currently managed by each such party.

Section 4.20                             Information in the Form S-4 and Joint Proxy Statement.  None of the information supplied or to be supplied in writing by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference in (a) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of the Company and the shareholders of Parent, at the time of the Company Shareholder Meeting and Parent Shareholder Meeting, and at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.  All documents that the Company is responsible for filing with the SEC in connection with the Transactions, to the extent relating to the Company or any of its Subsidiaries or other information supplied by or on behalf of the Company or any of its Subsidiaries for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder.  The representations and warranties contained in this Section 4.20 will not apply to statements or omissions included in the Form S-4 or the Joint

Proxy Statement to the extent based upon information supplied to the Company by or on behalf of Parent or Merger Sub.

Section 4.21                             Opinion of Financial Advisors.  The Company Board has received the opinion of the Company Financial Advisor to the effect that, as of the date of this Agreement and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Shares.  The Company shall, promptly following receipt of the written opinion of its Company Financial Advisor, furnish an accurate and complete copy to Parent solely for informational purposes.

Section 4.22                             Insurance.  The Company and its Subsidiaries are either self-insured or have policies of insurance that afford coverage (to the extent set forth in the policies) to the Company, its Subsidiaries and/or any of their respective employees, properties or assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability, and other casualty and liability insurance, in each case in such amounts and with respect to such risks and losses, which the Company believes are adequate in all material respects for the operation of its business.  The insurance policies are in full effect, no written notice of cancellation has been received by the Company or any of its Subsidiaries under such policies, and there is no existing default or event which, with the giving of notice or lapse of time or both, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.23                             Related Party Transactions.  Except as set forth in Section 4.23 of the Company Disclosure Letter or in Company SEC Filings made through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2013 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any Affiliates (other than Company Subsidiaries) of Company or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 4.24                             Brokers; Expenses.  No broker, investment banker, financial advisor or other Person (other than the Company Financial Advisor of the Company Disclosure Letter, whose fees and expenses shall be paid by the Company), is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.  The Company has made available to Parent a true and correct copy of its engagement letters with the Company Financial Advisor.

Section 4.25                             Takeover Statutes.  The Company Board has taken all action necessary to render inapplicable to the Merger and the other Transactions, the restrictions on business combinations contained in Subtitle 6 of Title 3 of the Maryland General Corporation Law (the “MGCL”) and Subtitle 7 of Title 3 of the MGCL.  No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the Merger or the other Transactions.

Section 4.26                             Required Vote.  The affirmative vote of the holders of a majority of the outstanding Company Common Shares is the only vote of the holders of any class or series of equity interests of the Company necessary to approve this Agreement and the transactions contemplated hereby (including the Merger).

Section 4.27                             Ownership of Parent Common Shares.  Neither the Company nor any of its affiliates is, nor at any time during the last three (3) years has been, an “interested stockholder” of Parent as defined in Section 3-601 of the MGCL.  Neither the Company nor any of its Subsidiaries beneficially owns, directly or indirectly (other than investments made in the ordinary course of business in their investment portfolios that, in the aggregate, do not exceed 5% of the Parent Common Shares), any Parent Common Shares or other securities convertible into, exchangeable for or exercisable for Parent Common Shares or any securities of any Parent Subsidiary and neither the Company nor any of its Subsidiaries has any rights to acquire any Parent Common Shares except pursuant to this Agreement.

Section 4.28                             Representations Regarding the Company Joint Ventures. Except as set forth on Section 4.28 of the Company Disclosure Letter, none of the execution, delivery or performance of this Agreement by the Company the consummation by the Company of the Merger or any other Transactions or compliance by the Company with any of the provisions of this Agreement will: (i) violate any provision of the organizational documents of any Company Joint Venture; or (ii) to the knowledge of the Company, (A) violate any requirements of Law relating to the Company Joint Ventures; (B) violate any Order to which any of the Company Joint Ventures is subject; (C) require a registration, filing, application, notice, consent, approval, order, qualification or waiver with, to or from any Governmental Entity; or (D) (x) require a consent, approval or waiver from, or notice to any party pursuant to any joint venture agreement, shareholder agreement or similar agreement relating to a Company Joint Venture to which Company or any of its Subsidiaries is a party or (y) result in a breach of any provision of, cause a default under, result in the acceleration of obligations or a loss of a benefit under, or create in any party the right to terminate, cancel or modify any joint venture agreement, shareholder agreement or similar agreement relating to a Company Joint Venture to which the Company or any of its Subsidiaries is a party, except, in each case, for any failure to obtain such permits, authorizations, consents or approvals, any failure to make such filings or any such modifications, violations, rights, impositions, breaches or defaults, which would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.29                             Investigation; Limitation on Warranties; Disclaimer of Other Representations and Warranties.  The Company has conducted its own independent review and analysis of the business, operations, assets, intellectual property, technology, liabilities, results of operations, financial condition and prospects of Parent and Parent’s Subsidiaries and acknowledges that the Company has been provided access to personnel, properties, premises and records of Parent and Parent’s Subsidiaries for such purposes. In entering into this Agreement, the Company has relied solely upon its independent investigation and analysis of Parent and Parent’s Subsidiaries, and the Company acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Parent, any of its Subsidiaries, or any of their respective affiliates, shareholders, controlling persons, trustees or Parent representatives that are not expressly set forth in Article V of this Agreement, whether or not such representations, warranties or statements were made in writing or orally. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article V of this Agreement, (a) neither Parent nor Merger Sub makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and the Company is not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no Person has been authorized by Parent or Merger Sub to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company or any of its representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of an express representation or warranty set forth in Article V of this Agreement.

Section 4.30                             No Other Representations or Warranties.  Except for the representations and warranties set forth in this Article IV, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions.  The Company hereby disclaims any other express or implied representations or warranties.  The Company is not, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking information or statements of the Company or any of its Subsidiaries.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

The following representations and warranties by Parent and Merger Sub are qualified in their entirety by reference to the disclosures (a) in the Parent SEC Documents filed or furnished prior to the date hereof but excluding statements in any “Risk Factors” section to the extent that such statements are cautionary, predictive or forward-looking in nature and (b) set forth or referenced in the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”).  The Parties agree that each disclosure set forth in the Parent Disclosure Letter shall be deemed (whether or not an explicit cross reference appears) to qualify or modify the Section to which it corresponds and any other Section to the extent the applicability of the disclosure to each other Section is reasonably apparent.  Subject to the foregoing, Parent and Merger Sub, on a joint and several basis, represent and warrant to the Company that:

Section 5.1                                    Organization and Qualification; Subsidiaries.

(a)                                 Parent is a real estate investment trust duly formed, validly existing and in good standing under the Laws of the State of Maryland and has the requisite power and authority to own and conduct its business as now being conducted.  Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the

State of Maryland and has the requisite power and authority to conduct its business as now being conducted.  Each Parent Significant Subsidiary is duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of its jurisdiction of organization and has the requisite power and authority to own and conduct its business as now being conducted.  Parent and each Parent Subsidiary is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Parent has delivered to or made available to the Company, prior to the execution of this Agreement, true and complete copies of any amendments to the Parent Governing Documents not filed prior to the date of this Agreement with the SEC.  Parent is in compliance with the terms of the Parent Governing Documents, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)                                 Section 5.1(b) of the Parent Disclosure Letter sets forth a true and complete list of the Subsidiaries of Parent (each a “Parent Subsidiary”), together with the jurisdiction of organization or incorporation, as the case may be, of each Parent Subsidiary.  Each Parent Subsidiary and, to Parent’s knowledge, each Parent Joint Venture, is in compliance in all material respects with the terms of its constituent organizational or governing documents, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)                                  Section 5.1(c) of the Parent Disclosure Letter sets forth a true and complete list of each Parent Subsidiary that is a REIT, a Qualified REIT Subsidiary or a Taxable REIT Subsidiary.

Section 5.2                                    Capitalization.

(a)                                 The authorized capitalization of Parent consists of (i) 990,000,000 Parent Common Shares and (ii) 10,000,000 preferred shares of beneficial interest, par value $0.01 per share (the “Parent Preferred Shares”).  At the close of business on June 29, 2015, (A) 236,860,294 Parent Common Shares were issued and outstanding (which includes 270,539 Restricted Parent Shares), (B) no shares of Preferred Shares were issued or outstanding, and (C) no Parent Common Shares were held by any of Parent’s Subsidiaries.  All of the outstanding Parent Common Shares have been duly authorized and are validly issued, fully paid and nonassessable.  Except for the Restricted Parent Shares, Parent RSUs, Trustee RSUs and Parent PSUs, there are no (x) options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any shareholder rights plan, relating to the issued or unissued capital shares of Parent, obligating Parent or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of, or other equity interest in, Parent or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating Parent or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other similar right, agreement, arrangement or commitment (collectively, “Parent Equity Interests”) or (y) outstanding obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any Parent Common Shares or any shares of, or other Parent Equity Interests in, Parent or any of its Subsidiaries, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in Parent or any of its Subsidiaries.  The Parent Common Shares to be issued to the Company Shareholders in connection with the Merger and the Parent Series A Preferred Shares to be issued upon the conversion of the shares of Company Series B Preferred Stock, in each case, when issued and delivered in accordance with this Agreement, will be duly authorized and issued, fully paid and nonassessable and free and clear of any Liens (other than limitations on transfer and other restrictions imposed by federal or state securities Laws).

(b)                                 There are no voting trusts, proxies or other similar agreements to which Parent or any of its Subsidiaries is a party with respect to the voting of Parent Common Shares or any shares of, or other Equity Interest, of Parent or any of its Subsidiaries.  Neither Parent nor any of its Subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its shares or other Parent Equity Interests.  There are no bonds, debentures or notes issued by Parent or any of its Subsidiaries that entitle the holder thereof to vote together with shareholders of Parent on any matters related to Parent.  No Parent Common Shares are owned by any Parent Subsidiary.

(c)                                  Parent or another Parent Subsidiary owns, directly or indirectly, all of the issued and outstanding shares or other Parent Equity Interests of each of the Parent Subsidiaries, free and clear of any Liens (other than limitations on transfer and other restrictions imposed by federal or state securities Laws), and all such shares or other Parent Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(d)                                 All dividends or other distributions on Parent Common Shares and any material dividends or other distributions on any securities of any Parent Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

(e)                                  Parent (directly or indirectly) owns beneficially and of record all of the outstanding limited liability interests of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 5.3                                    Authorization; Validity of Agreement; Parent Action.  Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and, in the case of Parent, subject to receipt of the Parent Shareholder Approval, to consummate the Merger and the other Transactions.  The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by it of the Merger and the other Transactions, have been duly and validly authorized by the Parent Board (in the case of Parent) and the manager of Merger Sub (in the case of Merger Sub), and no other trust or limited liability company action on the part of Parent or Merger Sub, pursuant to the LLC Act or the MRL or otherwise, is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement, and the consummation by it of the Transactions, subject, in the case of the Merger, to receipt of the Parent Shareholder

Approval and the filing of the Articles of Merger and Articles Supplementary with, and acceptance for record by, the SDAT.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except that the enforcement hereof may be limited by the Enforceability Exceptions.

Section 5.4                                    Board Approval.  The Parent Board at a duly held meeting, has (i) duly and validly authorized the execution and delivery of this Agreement and declared advisable the Merger and the other Transactions, (ii) directed that the issuance of Parent Common Shares in connection with the Merger be submitted for consideration at the Parent Shareholder Meeting, and (iii) resolved to recommend that Parent’s shareholders vote in favor of the approval of the issuance of Parent Common Shares in connection with the Merger and to include such recommendation in the Joint Proxy Statement.

Section 5.5                                    Consents and Approvals; No Violations.  None of the execution, delivery or performance of this Agreement by Parent, the consummation by Parent of the Merger or any other Transaction or compliance by Parent with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the Parent Governing Documents or the comparable organizational or governing documents of any Parent Significant Subsidiary, (b) require any filing by Parent or any Parent Subsidiary with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under the LLC Act, the MRL and the MGCL in connection with the Merger and the classification of Parent Series A Preferred Shares, (iii) filings, permits, authorizations, consents and approvals as may be required under any applicable foreign competition Law or applicable foreign investment Law, (iv) such filings with the SEC as may be required to be made by Parent in connection with this Agreement and the Merger, including the Joint Proxy Statement and the Form S-4, (v) such filings as may be required under the rules and regulations of the NYSE in connection with this Agreement or the Merger, (vi) such filings as may be required in connection with state and local transfer Taxes, or (vii) any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder, (c) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Parent Material Contract, or (d) violate any Order or Law applicable to Parent, any Parent Subsidiary or any of their respective properties, assets or operations; except in each of clauses (b), (c) or (d) where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings or (z) any such modifications, violations, rights, impositions, breaches or defaults has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or have a material adverse effect on the ability of Parent to consummate the Merger and the other Transactions.

Section 5.6                                    Parent SEC Documents and Financial Statements.

(a)                                 Parent has timely (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) filed with or furnished (as applicable) to the SEC all forms, reports, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including January 1, 2012 under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act) (such documents and any other documents filed by Parent with the SEC, as have been amended since the time of their filing, collectively, the “Parent SEC Documents”).  As of their respective filing dates and except to the extent corrected by a subsequent Parent SEC Document, the Parent SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading in any material respect and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder.  As of the date of this Agreement, no Parent Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.

(b)                                 All of the audited financial statements for and including the fiscal years ended December 31, 2012, 2013 and 2014, and unaudited interim financial statements for the fiscal quarter ended March 31, 2015, and any other interim period in the fiscal year to end December 31, 2015, included in the Parent SEC Documents (including the related notes and schedules thereto) (collectively, the “Parent Financial Statements”), (i) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act), and (ii) fairly presented (except as may be indicated in the notes thereto) in all material respects, the financial position and the results of operations, shareholders’ equity and cash flows of Parent and its consolidated Subsidiaries as of the times and for the periods then ended (subject, in the case of unaudited quarterly financial statements, to the absence of notes and normal year-end adjustments).

(c)                                  Except as set forth in Section 5.6(c) of the Parent Disclosure Letter, to the knowledge of Parent, none of the Parent SEC Filings is as of the date of this Agreement the subject of ongoing SEC review and as of the date hereof, Parent has not received any comments from the SEC with respect to any of Parent SEC Filings which remain unresolved, nor has it received any inquiry or information request from the SEC as of the date of this Agreement as to any matters affecting Parent which has not been adequately addressed.

Section 5.7                                    Internal Controls; Sarbanes-Oxley Act.

(a)                                 Parent has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  Parent (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and (ii) to Parent’s knowledge, based on its most recent evaluation prior to the date of this Agreement, has disclosed to Parent’s auditors and the audit committee of the Parent Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.

(b)                                 Since December 31, 2013, (A) neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any Representative of Parent or any of its Subsidiaries has received or otherwise obtained knowledge of any written material complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2013, including any written material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date hereof which have no reasonable basis), and (B) to the knowledge of Parent, no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2013, by Parent or any of its officers, trustees, employees or agents to the Parent Board or any committee thereof or to any trustee or executive officer of Parent.

Section 5.8                                    Absence of Certain Changes.  Except as disclosed in Section 5.8 of the Parent Disclosure Letter, since January 1, 2015, (a) Parent has conducted, in all material respects, its business in the ordinary course, (b) no Effects have occurred, which have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (c) Parent and its Subsidiaries have not taken any action that, if taken after the date of this Agreement, without the prior written consent of the Company, would constitute a breach of Section 6.2(a) (solely to the extent relating to the amendments to Parent’s Governing Documents), Section 6.2(p) or Section 6.2(r).

Section 5.9                                    No Undisclosed Liabilities.  Except (a) as reflected or otherwise reserved against on the Parent Financial Statements or referenced in the footnotes thereto set forth in the Parent SEC Documents or Parent Disclosure Letter, (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the most recent balance sheet included in the Parent SEC Filings, (c) for liabilities and obligations incurred in connection with the Transactions, and (d) for liabilities and obligations pursuant to any Parent Agreement other than liabilities or obligations due to material breaches thereunder, since March 31, 2015 neither Parent nor any of its Subsidiaries has incurred any liabilities or obligations that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its Subsidiaries, other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.10                             Litigation.  There is no Legal Proceeding, pending against (or to Parent’s knowledge, threatened in writing against or naming as a party thereto), Parent or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Parent

Material Adverse Effect.  Neither Parent nor any of its Subsidiaries is subject to any outstanding Order which has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.11                             Benefits.

(a)                                 Section 5.11(a) of the Parent Disclosure Letter lists all material Benefit Plans (i) under which any current or former trustee, officer, employee or consultant of Parent or any of its Subsidiaries has any right to benefits and (ii) which are maintained, sponsored or contributed to by Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries makes or is required to make contributions with respect to such trustees, officers, employees or consultants.  All such plans, agreements, programs, policies and commitments (whether or not material) are collectively referred to as the “Parent Benefit Plans.”

(b)                                 With respect to each material Parent Benefit Plan, Parent has made available to the Company true and complete copies of the following, to the extent applicable:  (i) the plan document, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 (including all schedules), (iv) the most recent annual audited financial statements and opinion and (v) if the Parent Benefit Plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the IRS.

(c)                                  Parent does not maintain, sponsor or contribute to, and has not within the preceding six (6) years maintained, sponsored or contributed to, any employee benefit plan subject to Section 412 of the Code or Title IV of ERISA.

(d)                                 Except as would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Benefit Plan is in compliance with ERISA, the Code and other applicable Law.  With respect to each Parent Benefit Plan that is intended to qualify under Section 401(a) of the Code (i) a favorable determination letter has been issued by the IRS with respect to such qualification or a timely application for such determination is now pending or is not yet required to be filed, (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and (iii) except as would not reasonably be expected to result in a Parent Material Adverse Effect, no event has occurred since the date of such qualification or exemption that would adversely affect such qualification or exemption.

(e)                                  Except as set forth in Section 5.11(e) of the Parent Disclosure Letter, no Parent Benefit Plan provides health, medical, life insurance or death benefits to current or former employees of Parent or any of its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA or Section 4980B of the Code, or any similar state group health plan continuation Law, the cost of which is fully paid by such current or former employees or their dependents.

(f)                                   Except as set forth in Section 5.11(f) of the Parent Disclosure Letter, the execution and delivery of this Agreement and the consummation of the Transactions will not (either alone or in combination with another event) (i) result in any material payment or benefit from Parent or any of its Subsidiaries becoming due, or increase the amount of any payment or benefit due, to any current or former employee of Parent or any of its Subsidiaries,

(ii) increase any material benefits otherwise payable under any Parent Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any material compensation or benefits from Parent or any of its Subsidiaries to any current or former employee of Parent or any of its Subsidiaries.

(g)                                  There are no pending, or, to the knowledge of Parent, threatened, Legal Proceedings against any Parent Benefit Plan, other than ordinary claims for benefits by participants and beneficiaries or as would not reasonably be expected to have a Parent Material Adverse Effect.

(h)                                 Neither Parent nor any of its Subsidiaries has any actual or potential obligation to reimburse or otherwise “gross-up” any person for any Taxes set forth under Section 409A or 4999 of the Code (or any similar provision of state, local or foreign law).

Section 5.12                             Labor.

(a)                                 No employee of Parent or any of its Subsidiaries is represented by a union and, to the knowledge of Parent, no union organizing efforts have been conducted within the last three (3) years or are now being conducted.  Neither Parent nor any of its Subsidiaries is a party to any material collective bargaining agreement or other labor contract.  Except as would not reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is currently experiencing, or, to the knowledge of Parent, is there now threatened, a strike, picket, work stoppage, work slowdown or other organized labor dispute.

(b)                                 Except as would not reasonably be expected to have a Parent Material Adverse Effect, (i) each of Parent and its Subsidiaries is in compliance with all applicable Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, classification of service providers as employees and/or independent contractors, safety and health, workers’ compensation, pay equity and the collection and payment of withholding or social security taxes and (ii) neither Parent nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law within the six (6) months prior to the date of this Agreement that remains unsatisfied.

(c)                                  Section 5.11 and this Section 5.12 constitute the exclusive representations and warranties of Parent and Merger Sub with respect to the subject matters set forth therein.

Section 5.13                             Taxes.

(a)                                 Parent and each of its Subsidiaries has timely filed with the appropriate Governmental Entity all material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects.  Parent and each of its Subsidiaries has duly paid (or there has been paid on their behalf), or made adequate provisions for, all material Taxes required to be paid by them.

(b)                                 Parent and each of its Subsidiaries that have elected to qualify as a REIT for U.S. federal income tax purposes (i) for all taxable years commencing with its taxable year ended December 31, 2011 and through December 31, 2014, has been subject to taxation as a REIT and has satisfied the requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2015 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will end with the Merger; and (iv) has not to its knowledge taken or omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Entity to its qualification as a REIT, and to the knowledge of Parent, no such challenge is pending or threatened.

(c)                                  Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse, (i) there are no current audits, examinations or other proceedings pending with regard to any Taxes of Parent or its Subsidiaries, (ii) Parent and its Subsidiaries have not received a written notice or announcement of any audits or proceedings with respect to Taxes, (iii) no deficiency for Taxes of Parent or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to the knowledge of Parent, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith that are set forth on the Parent Disclosure Letter, and (iv) neither Parent nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year.  Except as set forth on Section 5.13(c) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d)                                 Neither Parent nor any of its Subsidiaries holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.  Each Subsidiary of Parent that is a partnership, joint venture, or limited liability company and which has not elected to be a “taxable REIT subsidiary” or a REIT has been since its formation treated for United States federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation.

(e)                                  Parent and its Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(f)                                   There are no Parent Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no Person has raised in writing, or to the knowledge of Parent threatened to raise, a material claim against Parent or any of its Subsidiaries for any breach of any Parent Tax Protection Agreements.  As used herein, “Parent Tax Protection Agreements” means any written agreement to which Parent or any of its Subsidiaries is a party pursuant to which:  (i) any liability to holders of limited partnership interests in a Parent Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the Transactions; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests in a Parent Subsidiary Partnership, Parent or the Parent Subsidiaries have agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets for a period of time that has not since expired, and/or (C) only dispose of assets in a particular manner.  As used herein, “Parent Subsidiary Partnership” means a Parent Subsidiary that is a partnership for United States federal income tax purposes.

(g)                                  There are no Tax Liens upon any property or assets of Parent or any of its Subsidiaries except for Permitted Liens.

(h)                                 Since its inception, (i) the Parent and its Subsidiaries have not incurred any liability for material Taxes under Section 860(c) or 4981 of the Code which have not been previously paid, and (ii) neither Parent nor any of its Subsidiaries has incurred any material liability for Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with sales of property.

(i)                                     Except as set forth on Section 5.13(c) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

(j)                                    There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Parent or any of its Subsidiaries, except for customary indemnification provisions contained in any credit or other commercial agreements the primary purpose of which does not relate to Taxes, and after the Closing Date neither Parent nor any of its Subsidiaries shall be bound by any Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.  Neither Parent nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent) or (B) has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(k)                                 Merger Sub has at all times been treated as disregarded as separate from its owner for U.S. federal income tax purposes.

(l)                                     As of the date hereof, neither Parent nor Merger Sub is aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(m)                             Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute a “plan” or “series of related transactions” (within the meaning of

Section 355(a) of the Code) in conjunction with the transactions contemplated by this Agreement.

(n)                                 Neither Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(o)                                 This Section 5.13 (with Sections 5.1(c) and 5.11) constitutes the exclusive representations and warranties of Parent and Merger Sub with respect to Tax matters.

Section 5.14                             Contracts.

(a)                                 Except as filed as exhibits to the Parent SEC Documents filed prior to the date hereof, Section 5.14(a) of the Parent Disclosure Letter sets forth a list or description of each Contract to which Parent or any of its Subsidiaries is a party or by which any of its properties or assets are bound (the “Parent Agreements”) which, as of the date of this Agreement:

(i)                                     is required to be filed as an exhibit to Parent’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(ii)                                  obligates Parent or any of its Subsidiaries to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of Five Million U.S. Dollars ($5,000,000) and is not cancelable within ninety (90) days without material penalty to Parent or any of its Subsidiaries, except for any (A) Parent Lease or any ground lease affecting any Parent Property or (B) tenant reimbursements made pursuant to the applicable underlying Parent Lease;

(iii)                               contains any non-customary, material non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to Parent or any of its Subsidiaries, or upon consummation of the Transactions, the Company or its Subsidiaries, or which restricts the conduct of any line of business that is material to Parent and its Subsidiaries, except for any Parent Lease or any ground lease affecting any Parent Property;

(iv)                              constitutes Indebtedness (including any guarantee thereof) in an amount in excess of Ten Million U.S. Dollars ($10,000,000) or any letters of credit or similar instruments issued for the account of Parent or any Parent Subsidiary or mortgaging, pledging or otherwise placing a Lien securing obligations in excess of Ten Million U.S. Dollars ($10,000,000) on any portion of the assets of Parent or any Subsidiary, other than any such agreement, indenture, letter of credit or instrument solely between or solely among Parent and wholly owned Parent Subsidiaries;

(v)                                 requires Parent or any of its Subsidiaries to dispose of or acquire assets or properties (other than in connection with the expiration of a Parent Lease or a ground lease affecting a Parent Property or as may accrue in connection with a breach of any Contract) with a fair market value in excess of Five Million U.S. Dollars ($5,000,000), or provides for any pending or contemplated merger, consolidation or similar business combination transaction involving Parent or any of its Subsidiaries, except for any Parent Lease or any ground lease affecting any Parent Property;

(vi)                              constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction;

(vii)                           relates to a joint venture, partnership, limited liability company or similar arrangement with a third party;

(viii)                        constitutes a loan to any Person (other than a wholly owned Parent Subsidiary) by Parent or any of its Subsidiaries  in an amount in excess of Ten Million U.S. Dollars ($10,000,000);

(ix)                              relates to the ongoing or scheduled development, construction or capital expenditures, in each case requiring aggregate payments by Parent or any of its Subsidiaries in excess of Ten Million U.S. Dollars ($10,000,000);

(x)                                 prohibits the payment of dividends or distributions in respect of Parent Common Shares or shares of any Parent Subsidiary;

(xi)                              grants to any Person a right of first refusal, a right of first offer or an option to purchase, acquire, sell or dispose of any Parent Property that, individually or in the aggregate, is material to Parent;

(xii)                           pursuant to which Parent is lessee of any personal property or real property owned by any other party, for which the annual rental exceeds One Million U.S. Dollars ($1,000,000); or

(xiii)                        that is a license in respect of any Licensed Parent IP or otherwise grants Parent any Intellectual Property Rights that requires annual payments in excess of One Million U.S. Dollars ($1,000,000).

(b)                                 Each Contract of the type described above in Section 5.14(a) and in effect on the date of this Agreement, whether or not set forth in Section 5.14(a) of the Parent Disclosure Letter, is referred to herein as a “Parent Material Contract.”  As of the date hereof, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) each Parent Material Contract is legal, valid and binding on Parent and each Parent Subsidiary that is a party thereto, and is in full force and effect, except as may be limited by the Enforceability Exceptions, (ii) neither Parent nor any of its Subsidiaries, nor, to Parent’s knowledge, any other party thereto, is in material breach or violation of, or default under, any Parent Material Contract, and (iii) to Parent’s knowledge, no event has occurred that with notice or lapse of time or both would constitute a material violation, breach or default under any Parent Material Contract.  Neither Parent nor any of its Subsidiaries has received notice of any material breach, violation or default under any Parent Material Contract, except for breaches, violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c)                                  Parent has delivered or made available to the Company or provided to the Company for review, prior to the execution of this Agreement, true and complete copies in all material respects of all of the Parent Material Contracts.

Section 5.15                             Investment Company Act.  Neither Parent nor any of its Subsidiaries is, or as of immediately prior to the Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 5.16                             Environmental Matters.

(a)                                 Except (i) as set forth in Section 5.16 of the Parent Disclosure Letter, or (ii) as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, to the knowledge of Parent:

(i)                                     Parent and each Parent Subsidiary are in compliance with all Environmental Laws.

(ii)                                  Parent and each Parent Subsidiary have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing.

(iii)                               Neither Parent nor any of its Subsidiaries has received any written notice, demand, letter or claim alleging that Parent or any such Subsidiary is in violation of, or liable under, any Environmental Law or that any Order has been issued against Parent or any of its Subsidiaries which remains unresolved.  There is no litigation, investigation, request for information or other proceeding pending, or threatened against Parent or any of its Subsidiaries under any Environmental Law.

(iv)                              Neither Parent nor any of its Subsidiaries has entered into or agreed to any Order or is subject to any Order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or threatened against Parent or any of its Subsidiaries under any Environmental Law.

(v)                                 Neither Parent nor any of its Subsidiaries has assumed, by contract, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

(b)                                 This Section 5.16 constitutes the exclusive representations and warranties of Parent and Merger Sub with respect to environmental matters.

Section 5.17                             Intellectual Property.

(a)                                 Section 5.17(a) of the Parent Disclosure Letter sets forth a list, as of the date of this Agreement, of the Owned Parent IP and, to the extent applicable, includes (i) for each trademark or service mark that is registered or subject to a pending application for registration, the application number or registration number, the jurisdiction of the application or registration, and the date filed or issued; (ii) each domain name registered; and (iii) for each registered copyright, the number and date of registration and the jurisdiction of the registration.  Neither Parent nor any of its Subsidiaries own any material issued patents or patent applications.

(b)                                 As of the date of this Agreement, to the knowledge of Parent, there are no pending material disputes regarding any agreement (i) under which Parent or any of its Subsidiaries uses or has the right to use any Licensed Parent IP or (ii) under which Parent or any of its Subsidiaries has licensed or otherwise permitted others the right to use any Owned Parent IP (such agreements described in clauses (i) and (ii) above, the “Parent IP Agreements”) that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)                                  To the knowledge of Parent, Parent or one of its Subsidiaries owns or otherwise has all Intellectual Property Rights necessary to conduct the business of Parent as currently conducted except such Intellectual Property Rights that, if not possessed by Parent or one of its Subsidiaries, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)                                 To the knowledge of Parent, Parent and its Subsidiaries own the Owned Parent IP free and clear of all Liens, other than Permitted Liens and the Parent IP Agreements.

(e)                                  (i) The operation of Parent’s and its Subsidiaries’ businesses has not infringed upon or misappropriated, and is not infringing upon or misappropriating, the enforceable Intellectual Property Rights of another Person, and (ii) no action, claim or proceeding alleging infringement, misappropriation, or other violation of any Intellectual Property Right of another Person is pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, except, in each case, for any such infringement or misappropriation that has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Since January 1, 2015, Parent has not received any written notice relating to any actual or alleged material infringement, misappropriation, or violation of any Intellectual Property Right of another Person by Parent or any of its Subsidiaries.  To the knowledge of Parent, no Person or any of such Person’s products or services or other operation of such Person’s business is infringing upon or misappropriating any Parent IP in any material respect.

(f)                                   Except for such proceedings or actions that, if resolved against Parent or any of its Subsidiaries, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no Legal Proceedings challenging the ownership, validity or enforceability of the Owned Parent IP or, to the knowledge of Parent, the Licensed Parent IP and, since January 1, 2015, no such Legal Proceedings have been threatened in writing against Parent or any of its Subsidiaries.

Section 5.18                             Compliance with Laws; Permits.

(a)                                 As of the date of this Agreement, and except as disclosed in the Parent SEC Documents: (i) each of Parent and the Parent Subsidiaries has complied and is in compliance with all Laws which affect the business, properties or assets of Parent and its Subsidiaries, and (ii) no written notice has been received by Parent or any of its Subsidiaries or, to Parent’s knowledge, threatened against Parent or any of its Subsidiaries alleging any non-compliance with any such Laws, except in each case above for such non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Notwithstanding anything to the contrary in this Section 5.18(a), the provisions of this Section 5.18(a) shall not apply to matters addressed in Section 5.11, Section 5.12, Section 5.13 and Section 5.16.

(b)                                 Parent and its Subsidiaries are in possession of all material authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for Parent and its Subsidiaries to own, lease and operate their properties or to carry on their business substantially in the manner described in the Parent SEC Documents filed prior to the date hereof and substantially as is being conducted as of the date of this Agreement (the “Parent Permits”) and all of the Parent Permits are valid, and in full force and effect, except, in each case, where the failure by Parent or a Parent Subsidiary, as applicable, to possess and maintain any Parent Permit in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.19                             Properties.

(a)                                 Section 5.19(a) of the Parent Disclosure Letter sets forth a list of the address of each real property name of the entity owning or leasing, whether such property is owned, leased, ground leased or subleased and all such real property interests, together with all right title and interest of Parent and any of its Subsidiaries in and to (i) all buildings, structures and other improvements and fixtures located on or under such real property and (ii) all easements, rights and other appurtenances to such real property, and subject to any easements, impairments, rights and other appurtenances affecting such real property are individually referred to herein as a “Parent Property” and collectively referred to herein as the “Parent Properties”).  Section 5.19(a) of the Parent Disclosure Letter sets forth a list of the address of each facility and real property which, as of the date of this Agreement, is under contract by Parent or a Parent Subsidiary for purchase or which is required under a written agreement to be leased or subleased by Parent or a Parent Subsidiary after the date of this Agreement.  Except as set forth on Section 5.19(a) of the Parent Disclosure Letter, there are no real properties that Parent or any of its Subsidiaries is obligated to buy, lease or sublease at some future date.  None of Parent or any of its Subsidiaries owns or leases any real property which is not set forth on Section 5.19(a) of the Parent Disclosure Letter.

(b)                                 Parent or a Parent Subsidiary owns good and valid fee simple title (with respect to jurisdictions that recognized such form of title or substantially similar title with respect to all other jurisdictions) or leasehold title (as applicable) to each of the Parent Properties, in each case, free and clear of Liens, except for Permitted Liens that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)                                  (i) Neither Parent nor any of its Subsidiaries has received (x) written notice that any certificate, permit or license from any Governmental Entity having jurisdiction over any of the Parent Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Parent Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Parent Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a Parent Material Adverse Effect, or (y) written notice of any uncured violation of any Laws affecting any of the Parent Properties which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.  (ii) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of Parent nor any Subsidiary of Parent has received written notice to the effect that there are any condemnation proceedings that are pending or, to the knowledge of Parent, threatened in writing with respect to any material portion of any of the Parent Properties.

(d)                                 No certificate, variance, permit or license from any Governmental Authority having jurisdiction over any of the Parent Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Parent Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Parent Properties has failed to be obtained or is not in full force and effect, and neither Parent nor any of its Subsidiaries has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(e)                                  Section 5.19(e) of the Parent Disclosure Letter sets forth, as of June 25, 2015, the aggregate monthly rent and security deposit amounts held for each Parent Property other than any Parent Property where Parent is a tenant (other than ground leases).  Except for discrepancies, errors or omissions that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, the rent roll summary attached to Section 5.19(e) of the Parent Disclosure Letter, correctly references the corresponding property with respect to each lease or sublease in effect on the date shown therein, the “Parent Leases”.

(f)                                   True and complete copies in all material respects of (i) all ground leases affecting the interest of Parent or any of its Subsidiaries in the Parent Properties and (ii) the Parent Leases with aggregate annual rent payments to Parent or the Parent Subsidiaries in excess of Two Million Five Hundred Thousand U.S. Dollars ($2,500,000), in each case in effect as of the date of this Agreement (the “Material Parent Leases”), have been made available to the Company.  Except as set forth on Section 5.19(f) of the Parent Disclosure Letter, or as individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, (1) neither Parent nor any of its Subsidiaries is and, to the knowledge of Parent, no other party is in breach or violation of, or default under, any Material Parent Lease, (2) no event has occurred which would result in a breach or violation of, or a default under, any Material Parent Lease by Parent or any of its Subsidiaries, or, to the knowledge of Parent, any other party thereto in each case, with or without notice or lapse of time or and no tenant under a Material Parent Lease is in monetary default under such Material Parent Lease, and (3) each Material Parent Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Parent or a Parent Subsidiary and, to the knowledge of Parent, with respect to the other parties thereto, except as may be limited by the Enforceability Exceptions; provided, that for the purposes of clause (1) and (2) above, no tenant will be deemed to be in monetary breach, violation or default under such Material Parent Lease if such monetary breach, violation or default has continued for a period of less than sixty (60) days and is with respect to an amount less than Fifty Thousand U.S. Dollars ($50,000).

(g)                                  As of the date of this Agreement, no purchase option has been exercised under any Parent Lease for which the purchase has not closed prior to the date of this Agreement.

(h)                                 Except for Permitted Liens and as set forth in Contracts made available to the Company prior to the date hereof, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Parent Property or any portion thereof that would materially adversely affect Parent’s, or any of its Subsidiaries’, ownership, ground lease or right to use a Parent Property subject to a Material Parent Lease, and (ii) there are no agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Parent Property or any portion thereof that is owned by any Parent Subsidiary, which, in each case, is in favor of any party other than Parent or a Parent Subsidiary (a “Parent Third Party”).

(i)                                     Except pursuant to a Parent Lease or any ground lease affecting any Parent Property or as set forth on Section 5.19(i) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries is a party to any agreement pursuant to which Parent or any of its Subsidiaries manages or manages the development of any material real property for any Parent Third Party.

(j)                                    Parent and each of its Subsidiaries, as applicable, is in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Parent Property (each, a “Parent Title Insurance Policy” and, collectively, the “Parent Title Insurance Policies”).  No written claim has been made against any Parent Title Insurance Policy, which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

(k)                                 Parent and its Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy and other than property owned by any third party managers), except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.  None of Parent’s or any of its Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Permitted Liens and Liens that would not reasonably be expected to have a Parent Material Adverse Effect.

(l)                                     Parent and its Subsidiaries (A) have not received written notice of any structural defects, or violation of Law, relating to any Parent Properties which would have, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (B) have not received written notice of any physical damage to any Parent

Properties which would have, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect for which there is not insurance in effect covering the cost of the restoration and the loss of revenue.

(m)                             Section 5.19(m) of the Parent Disclosure Letter lists the parties currently providing third-party property management services to the Parent Properties and the number of Parent Properties currently managed by each such party.

Section 5.20                             Information in the Form S-4 and Joint Proxy Statement.  None of the information supplied or to be supplied in writing by or on behalf of Parent or any of its Subsidiaries for inclusion or incorporation by reference in (a) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Joint Proxy Statement will, at the date it is first mailed to the shareholders of Parent and the stockholders of the Company, at the time of the Parent Shareholder Meeting and the Company Shareholder Meeting, and at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.  All documents that Parent is responsible for filing with the SEC in connection with the Transactions, to the extent relating to Parent or any of its Subsidiaries or other information supplied by or on behalf of Parent or any of its Subsidiaries for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder.  The representations and warranties contained in this Section 5.20 will not apply to statements or omissions included in the Form S-4 or the Joint Proxy Statement to the extent based upon information supplied to Parent by or on behalf of the Company.

Section 5.21                             Opinion of Financial Advisors.  The Parent Board has received the written opinion of the Parent Financial Advisor to the effect that, as of the date of this Agreement and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to Parent.  Parent shall, promptly following receipt of such written opinion, furnish an accurate and complete copy to the Company solely for informational purposes.

Section 5.22                             Insurance.  Parent and its Subsidiaries are either self-insured or have policies of insurance that afford coverage (to the extent set forth in the policies) to Parent, its Subsidiaries and/or any of their respective employees, properties or assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability, and other casualty and liability insurance, in each case in such amounts and with respect to such risks and losses, which Parent believes are adequate in all material respects for the operation of its business.  All such insurance policies are in full effect, no written notice of cancellation has been received by Parent or any of its Subsidiaries under such policies, and there is no existing default or event which, with the giving of notice of lapse or time or both, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.23                             Related Party Transactions.  Except as set forth in Section 5.23 of the Parent Disclosure Letter or in Parent SEC Filings made through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2013 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between Parent or any Parent Subsidiary, on the one hand, and any Affiliates (other than Parent Subsidiaries) of Parent or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 5.24                             Takeover Statutes.  The Parent Board has taken all action necessary to render inapplicable to the Merger and the other Transactions, the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL and Subtitle 7 of Title 3 of the MGCL.  No Takeover Statutes are applicable to this Agreement, the Merger or the other Transactions.

Section 5.25                             Ownership of Company Common Shares.  Neither Parent, Merger Sub nor any of their respective affiliates is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 3-601 of the MGCL.  Neither Parent nor any of its Subsidiaries beneficially owns, directly or indirectly (other than investments made in the ordinary course of business in their investment portfolios that, in the aggregate, do not exceed 5% of the Company Common Shares), any Company Common Shares or other securities convertible into, exchangeable for or exercisable for Company Common Shares or any securities of any Company Subsidiary and neither Parent nor any of its Subsidiaries has any rights to acquire any Company Common Shares except pursuant to this Agreement.

Section 5.26                             Brokers; Expenses.  No broker, investment banker, financial advisor or other Person (other than the Parent Financial Advisor and the Persons listed on Section 5.26 of the Parent Disclosure Letter, whose fees and expenses shall be paid by Parent), is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of Parent, Merger Sub or any of their Subsidiaries.  Parent has made available to the Company a true and correct copy of its engagement letters with the Parent Financial Advisor and the Persons listed in Section 5.26 of the Parent Disclosure Letter.

Section 5.27                             Required Vote.  The affirmative vote of the holders of a majority of the Parent Common Shares cast at the Parent Shareholder Meeting is the only vote of the holders of any class or series of beneficial interest of Parent necessary to approve the issuance of Parent Common Shares in connection with the Merger.

Section 5.28                             Representations Regarding the Parent Joint Ventures.

(a)                                 Except as set forth on Section 5.28(a) of the Parent Disclosure Letter, none of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent and Merger Sub of the Merger or any other Transactions or compliance by Parent or Merger Sub with any of the provisions of this Agreement will: (i) violate any provision of the organizational documents of any Parent Joint Venture; or (ii) to the knowledge of Parent, (A) violate any requirements of Law relating to the Parent Joint Ventures; (B) violate any Order to which any of the Parent Joint Ventures is subject; (C) require a registration, filing, application, notice, consent, approval, order, qualification or waiver with, to or from any Governmental Entity, or (D) (x) require a consent, approval or waiver from, or notice to any party pursuant to any joint venture agreement, shareholder agreement, or similar agreement relating to a Parent Joint Venture to which Parent or any of its Subsidiaries is a party or (y) result in a breach of any provision of, cause a default under, result in the acceleration of obligations or a loss of a benefit under, or create in any party, the right to terminate, cancel or modify any joint venture agreement, shareholder agreement or similar agreement relating to a Parent Joint Venture to which Parent or any of its Subsidiaries is a party, except, in each case, for any failure to obtain such permits, authorizations, consents or approvals, any failure to make such filings or any such modifications, violations, rights, impositions, breaches or defaults, which would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)                                 Except as set forth on Section 5.28(b) of the Parent Disclosure Letter or as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, to the knowledge of Parent, each of the Parent Joint Ventures is as of the date hereof, and for the last three (3) years has been, in compliance with all requirements of Laws which affect the business, properties or assets of each of the Parent Joint Ventures as currently conducted.

(c)                                  Except as set forth on Section 5.28(c) of the Parent Disclosure Letter or as would not be material to Parent and its Subsidiaries taken as a whole, neither Parent nor any of its Subsidiaries has any obligation, commitment or agreement to make any loans, advances or capital contributions to, or investments in, any of the Parent Joint Ventures.

Section 5.29                             Investigation; Limitation on Warranties; Disclaimer of Other Representations and Warranties.  Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, intellectual property, technology, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Merger Sub has been provided access to personnel, properties, premises and records of the Company and its Subsidiaries for such purposes. In entering into this Agreement, each of Parent and Merger Sub has relied solely upon its independent investigation and analysis of the Company and its Subsidiaries, and each of Parent and Merger Sub acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, any of its Subsidiaries, or any of their respective affiliates, shareholders, controlling persons, trustees or Company representatives that are not expressly set forth in Article IV of this Agreement, whether or not such representations, warranties or statements were made in writing or orally. Parent and Merger Sub each acknowledge and agree that, except for the representations and warranties expressly set forth in Article IV of this Agreement, (a) the Company does not make, and has not made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no Person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub or any of their representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of an express representation or warranty set forth in Article IV of this Agreement.

Section 5.30                             No Other Representations or Warranties.  Except for the representations and warranties set forth in this Article V, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or with respect to any other information provided to the Company in connection with the Transactions.  Parent hereby disclaims any other express or implied representations or warranties.  Parent is not, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking information or statements of Parent or any of its Subsidiaries.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1                                    Conduct of Business by the Company Pending the Closing.  The Company agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except (i) as set forth in Section 6.1 of the Company Disclosure Letter, (ii) as expressly required by this Agreement, (iii) as may be required by Law or (iv) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company (x) shall and shall cause its Subsidiaries to, conduct its business in all material respects in the ordinary course of business and use commercially reasonable efforts to preserve its business organization intact, and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors and tenants, and (y) shall not, and shall not permit any of its Subsidiaries to:

(a)                                 amend its charter, articles of organization, declaration of trust, articles of incorporation, limited partnership agreement, operating agreement, bylaws, limited liability company agreement or equivalent organizational documents or waive any provision of Article VII of the Company Articles;

(b)                                 split, combine, subdivide or reclassify any shares of capital stock of the Company or any of its Subsidiaries;

(c)                                  declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of the Company or any of its Subsidiaries or other equity securities or ownership interests in the Company or any of its Subsidiaries, except for (A) the authorization and payment by the Company of dividends, payable quarterly in accordance with past practice for the period up to the Closing Date at a rate not to exceed a quarterly rate of (x) $0.22 per Company Common Share and (y) $0.44531 per share of Company Series B Preferred Stock, (z) $0.22 per unit of Company OpCo (B) the declaration and payment of dividends or other distributions to the Company by any directly or indirectly wholly owned Company Subsidiary, and (C) the authorization and payment by the Company of the dividends, payable semi-annually in respect of shares of Gramercy Investment Trust and Gramercy Investment Trust II not to exceed $16,000.00 in the aggregate; provided, however, that, notwithstanding the restriction on dividends and other distributions in this Section 6.1(c), the Company and any of its Subsidiaries shall, subject to Section 6.7, be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for the Company to maintain its qualification as a REIT under the Code or applicable state Law and avoid the imposition of any entity level income or excise Tax under the Code or applicable state Law (any such distribution, a “Special Distribution”);

(d)                                 except as required by a Company Benefit Plan, redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Company Equity Interests, except from holders of (i) Restricted Company Share Awards, Company RSU Awards, Company Options or Phantom Share Awards in full or partial payment of any purchase price and any applicable Taxes payable by such holder upon the lapse of restrictions on the Restricted Company Share Awards, Company RSU Awards, Company Options or Phantom Share Awards and (ii) fractional interests of Company Equity Interests solely with respect to the fractional interests;

(e)                                  except as required by any Company Leases, acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than personal property at a total cost of less than Two Million U.S. Dollars ($2,000,000) in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by the Company or any wholly owned Company Subsidiary of or from an existing wholly owned Company Subsidiary or joint venture partners pursuant to existing purchase rights or options, or (B) the pending acquisitions set forth on Section 6.1(e) of the Company Disclosure Letter (the pending acquisitions described in this clause (B), the “Company Pending Acquisitions”);

(f)                                   sell, pledge, lease, assign, transfer dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, or voluntarily exercise any purchase or sale rights or rights of first offer pursuant to any agreement with a Company Joint Venture where the exercise of any such right is not otherwise required under the circumstances pursuant to the terms of the applicable agreement, except (A) as set forth on Section 6.1(f) of the Company Disclosure Letter, (B) pledges and encumbrances on property and assets in the ordinary course of business and that would not be material to any Company Property or any assets of the Company or any of its Subsidiaries, (C) with respect to property or assets with a value of less than Two Million U.S. Dollars ($2,000,000) in the aggregate, and (D) sales to joint venture partners pursuant to existing purchase rights or options;

(g)                                  incur, create, assume, refinance or replace any Indebtedness for borrowed money or issue or amend or modify the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Company Subsidiary), except (A) Indebtedness incurred under the Company’s existing revolving credit facility for working capital purposes in the ordinary course of business (including to the extent necessary to pay dividends permitted under this Agreement and to pay Indebtedness that matures), (B) funding any Company Pending Acquisitions, or (C) the refinancing of any existing Indebtedness of the Company or any of its Subsidiaries to the extent that (1) the material terms and conditions of any newly incurred Indebtedness are reasonable market terms and (2) the aggregate principal amount of such Indebtedness is not increased as a result of such refinancing;

(h)                                 make any material loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by the Company or a wholly owned Company Subsidiary to the Company or a wholly owned Company Subsidiary, (B) loans or advances (i) required to be made under any of the Company Leases or ground leases affecting the Company Properties or (ii) made to non-Affiliate tenants in the ordinary course of business and consistent with past practice, or (C) the loans or advances set forth on Section 6.1(h) of the Company Disclosure Letter;

(i)                                     enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Company Material Contract (or any contract that, if existing as of the date of this Agreement, would be a Company Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Company Material Contract that occur automatically without any action by the Company or any of its Subsidiaries, (B) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which the Company or any of its Subsidiaries is a party as required or necessitated by this Agreement or the Transactions; provided that any such modification, amendment, waiver or consent does not increase the principal amount thereunder or otherwise materially adversely affect the Company, any of its Subsidiaries or Parent, (C) as may be reasonably necessary to comply with the terms of this Agreement, (D) to preserve the commercial interests of the Company and its Subsidiaries consistent with past practice; provided that any actions taken by the Company pursuant to this clause (D) shall not have an adverse economic impact on the Company in excess of an aggregate of One Million U.S. Dollars ($1,000,000) per year in the case of a recurring payment or Five Million U.S. Dollars ($5,000,000) in the aggregate in the case of any non-recurring payment obligation, (E) the entry into any amendment, termination, waiver, release, compromise or assignment of any Company Lease made in the ordinary course of business, or (F) actions permitted under clauses (A) through (C) of Section 6.1(g);

(j)                                    except as set forth on Section 6.1(j) of the Company Disclosure Letter, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Company Lease (or any lease for real property that, if existing as of the date of this Agreement, would be a Company Lease), except to preserve the commercial interests of the Company and its Subsidiaries consistent with past practice, provided that any actions taken by the Company pursuant to this Section 6.1(j) shall not have an adverse economic impact on the Company in excess of an aggregate of One Million U.S. Dollars ($1,000,000) per year in the case of a recurring payment or Five Million U.S. Dollars ($5,000,000) in the aggregate in the case of any non-recurring payment obligation;

(k)                                 settle or compromise (A) any material legal action, suit or arbitration proceeding, in each case made or pending against the Company or any of its Subsidiaries, including any such matter relating to Taxes, and (B) any legal action, suit or proceeding involving any present, former or purported holder or group of holders of the Company Common Shares, in each case, where the amount paid by the Company or any of its Subsidiaries in settlement exceeds Five Hundred Thousand U.S. Dollars ($500,000) individually and is not covered by insurance;

(l)                                     except as required by Law or by a Company Benefit Plan, (A) enter into, materially amend or terminate any Company Benefit Plan, (B) except in the ordinary course of business consistent with past practice, increase the compensation or employee benefits of any employee or independent contractor, (C) grant any awards under a Company Equity Plan, other than with respect to the grant of annual equity awards to directors of the Company, or (D) fund any rabbi trust;

(m)                             make any material change to its methods of accounting in effect at December 31, 2014, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business, with respect to accounting policies, unless required by GAAP or the SEC;

(n)                                 enter into any material new line of business;

(o)                                 take any action, or fail to take any action, which would reasonably be expected to cause the Company to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as a partnership or disregarded entity for federal income tax purposes (other than as contemplated by Section 6.10) or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;

(p)                                 adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any Company Pending Acquisitions permitted pursuant to Section 6.1(e);

(q)                                 amend or modify the compensation terms or any other obligations of the Company contained in the engagement letters entered into with the Company Financial Advisor or the Persons listed on Section 4.24 of the Company Disclosure Letter, in a manner materially adverse to the Company, any of its Subsidiaries or Parent or engage other financial advisers in connection with the transactions contemplated by this Agreement;

(r)                                    make any capital expenditures or other investments except (A) in accordance with the Company CapEx Budget, (B) as required to be made under any of the Company Leases or ground leases affecting the Company Properties, (C) as required to be made pursuant to any Law, (D) for ordinary course capital expenditures not to exceed $500,000 in the aggregate or (E) as reasonably required to satisfy any health or safety concerns at any of the Company Properties;

(s)                                   except for (A) issuances by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary, (B) issuances as a result of the exercise of Company Options as of the date of this Agreement, (C) conversions of the Company Series B Preferred Stock, (D) issuances as a result of the OpCo Merger, or (E) conversions or redemptions of Company OpCpo limited partnership interests, issue, sell, pledge, dispose, encumber or grant any Company Common Shares or any of the Company Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any Company Common Shares or any of the Company Subsidiaries’ capital stock or other equity interests; or

(t)                                    authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 6.7, nothing in this Agreement shall prohibit the Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Company, upon advice of counsel, is reasonably necessary for the Company to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to avoid incurring entity level income or excise Taxes under the Code, including making dividend or other distribution payments to shareholders of the Company in accordance with this Agreement (including Section 6.7) or otherwise.

Section 6.2                                    Conduct of Business by Parent Pending the Closing.  Parent agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except (i) as set forth in Section 6.2 of Parent Disclosure Letter, (ii) as expressly required by this Agreement, (iii) as may be required by Law or (iv) as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Parent (x) shall and shall cause its Subsidiaries to, conduct its business in all material respects in the ordinary course of business and use commercially reasonable efforts to preserve its business organization intact, and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors and tenants, and shall not, and (y) shall not permit any of its Subsidiaries to:

(a)                                 amend its declaration of trust, limited partnership agreement, operating agreement, bylaws, limited liability company agreement or equivalent organizational documents or waive any provision of Article VII of the Parent Declaration;

(b)                                 split, combine, subdivide or reclassify any shares of beneficial interest of Parent or any of its Subsidiaries;

(c)                                  declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Parent or any of its Subsidiaries or other equity securities or ownership interests in Parent or any of its Subsidiaries, except for (A) the authorization and payment by Parent of dividends, payable monthly in accordance with past practice for the period up to the Closing Date at a rate not to exceed a monthly rate of $0.0425 per Parent Common Share, and (B) the declaration and payment of dividends or other distributions to Parent by any directly or indirectly wholly owned Parent Subsidiary; provided, however, that, notwithstanding the restriction on dividends and other distributions in this Section 6.2(c), Parent and its Subsidiaries shall, subject to Section 6.7, be permitted to make Special Distributions;

(d)                                 except as required by a Parent Benefit Plan, redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Parent Equity Interests, except from holders of (i) Restricted Parent Shares, Parent RSUs, Parent PSUs, or Trustee RSUs in full or partial payment of any purchase price and any applicable Taxes payable by such holder upon the lapse of restrictions on the Restricted Parent Shares, Parent RSUs, Parent PSUs or Trustee RSUs and (ii) fractional interests of Parent Equity Interests solely with respect to the fractional interests;

(e)                                  except as required by any Parent Leases, acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than personal property at a total cost of less than Two Million U.S. Dollars ($2,000,000) in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by Parent or any wholly owned Parent Subsidiary of or from an existing wholly owned Parent Subsidiary or joint venture partners pursuant to existing purchase rights or options or (B) the pending acquisitions set forth on Section 6.2(e) of Parent Disclosure Letter (the pending acquisitions described in this clause (B), the “Parent Pending Acquisitions”);

(f)                                   sell, pledge, lease, assign, transfer dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets or voluntarily exercise any purchase or sale rights or rights of first offer pursuant to any agreement with a Parent Joint Venture where the exercise of any such right is not otherwise required under the circumstances pursuant to the terms of the applicable agreement, except (A) as set forth on Section 6.2(f) of Parent Disclosure Letter, (B) pledges and encumbrances on property and assets in the ordinary course of business and that would not be material to any Parent Property or any assets of Parent or any of its Subsidiaries, (C) with respect to property or assets with a value of less than Two Million U.S. Dollars ($2,000,000) in the aggregate, and (D) sales to joint venture partners pursuant to existing purchase rights or options;

(g)                                  incur, create, assume, refinance or replace any Indebtedness for borrowed money or issue or amend or modify the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Parent Subsidiary), except (A) Indebtedness incurred under Parent’s existing revolving credit facility for working capital purposes in the ordinary course of business (including to the extent necessary to pay dividends permitted under this Agreement and to pay Indebtedness that matures), (B) funding any Parent Pending Acquisitions, or (C) the refinancing of any existing Indebtedness of Parent or any of its Subsidiaries to the extent that (1) the material terms and conditions of any newly incurred Indebtedness are reasonable market terms and (2) the aggregate principal amount of such Indebtedness is not increased as a result of such refinancing;

(h)                                 make any material loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, trustees, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by Parent or a wholly owned Parent Subsidiary to Parent or a wholly owned Parent Subsidiary, (B) loans or advances (i) required to be made under any of Parent Leases or ground leases affecting Parent Properties or (ii) made to non-Affiliate tenants in the ordinary course of business and consistent with past practice, or (C) the loans or advances set forth on Section 6.2(h) of Parent Disclosure Letter;

(i)                                     enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Parent Material Contract (or any contract that, if existing as of the date of this Agreement, would be a Parent Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Parent Material Contract that occur automatically without any action by Parent or any of its Subsidiaries, (B) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which Parent or any of its Subsidiaries is a party as required or necessitated by this Agreement or the Transactions; provided that any such modification, amendment, waiver or consent does not increase the principal amount thereunder or otherwise materially adversely affect Parent, any of its Subsidiaries or the Company, (C) as may be reasonably necessary to comply with the terms of this Agreement, (D) to preserve the commercial interests of Parent and its Subsidiaries consistent with past practice; provided, that any actions taken by Parent pursuant to this clause (D) shall not have an adverse economic impact on Parent in excess of an aggregate of One Million U.S. Dollars ($1,000,000) per year in the case of a recurring payment or Five Million U.S. Dollars ($5,000,000) in the aggregate in the case of any non-recurring payment obligation, (E) the entry into any amendment, termination, waiver, release, compromise or assignment of any Parent Lease made in the ordinary course of business, or (F) actions permitted under clauses (A) through (C) of Section 6.2(g);

(j)                                    except as set forth on Section 6.2(j) of Parent Disclosure Letter, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Parent Lease (or any lease for real property that, if existing as of the date of this Agreement, would be a Parent Lease), except to preserve the commercial interests of the Company and its Subsidiaries consistent with past practice, provided, that any actions taken by Parent pursuant to this Section 6.2(j) shall not have an adverse economic impact on Parent in excess of an aggregate of One Million U.S. Dollars ($1,000,000) per year in the case of a recurring payment or Five Million U.S. Dollars ($5,000,000) in the aggregate in the case of any non-recurring payment obligation;

(k)                                 settle or compromise (A) any material legal action, suit or arbitration proceeding, in each case made or pending against Parent or any of its Subsidiaries, including any such matter relating to Taxes, and (B) any legal action, suit or proceeding involving any present, former or purported holder or group of holders of Parent Common Shares, in each case, where the amount paid by Parent or any of its Subsidiaries in settlement exceeds Five Hundred Thousand U.S. Dollars ($500,000) individually and is not covered by insurance;

(l)                                     except as required by Law or by a Parent Benefit Plan, (A) enter into, materially amend or terminate any Parent Benefit Plan, (B) except in the ordinary course of business consistent with past practice, increase the compensation or employee benefits of any employee or independent contractor, (C) grant any awards under a Parent Equity Plan, other than with respect to the grant of annual equity awards to trustees of Parent, (D) fund any rabbi trust or (E) hire or terminate (other than for cause) any employee of Parent;

(m)                             make any material change to its methods of accounting in effect at December 31, 2014, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business, with respect to accounting policies, unless required by GAAP or the SEC;

(n)                                 enter into any material new line of business;

(o)                                 take any action, or fail to take any action, which would reasonably be expected to cause Parent to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as a partnership or disregarded entity for federal income tax purposes (other than as contemplated by Section 6.9) or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;

(p)                                 adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any Parent Pending Acquisitions permitted pursuant to Section 6.2(e);

(q)                                 amend or modify the compensation terms or any other obligations of Parent contained in the engagement letters entered into with Parent Financial Advisor, in a manner materially adverse to Parent, any of its Subsidiaries or the Company or engage other financial advisers in connection with the transactions contemplated by this Agreement;

(r)                                    make any capital expenditures or other investments except (A) in accordance with the Parent CapEx Budget, (B) as required to be made under any of the Parent Leases or ground leases affecting the Parent Properties, (C) as required to be made pursuant to any Law, (D) for ordinary course capital expenditures not to exceed $500,000 in the aggregate or (E) as reasonably required to satisfy any health or safety concerns at any of the Parent Properties;

(s)                                   except for (A) issuances by a wholly owned Parent Subsidiary to Parent or another wholly owned Parent Subsidiary, or (B) issuances as a result of the exercise of any Restricted Parent Shares or pursuant to a Parent Equity Plan that is settled with Parent Common Shares as of the date of this Agreement, issue, sell, pledge, dispose, encumber or grant any Parent Common Shares or any of the Parent Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any Parent Common Shares or any of the Parent Subsidiaries’ capital stock or other equity interests; or

(t)                                    authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 6.7, nothing in this Agreement shall prohibit Parent from taking any action, at any time or from time to time, that in the reasonable judgment of Parent, upon advice of counsel, is reasonably necessary for Parent to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to avoid incurring entity level income or excise Taxes under the Code, including making dividend or other distribution payments to shareholders of Parent in accordance with this Agreement (including Section 6.7) or otherwise.

Section 6.3                                    Tax Representation Letters.

(a)                                 The Company shall (i) use its commercially reasonable efforts to obtain the opinions of counsel referred to Section 8.2(d) and Section 8.3(e), (ii) deliver to Morgan Lewis & Bockius LLP an officer’s certificate, dated as of the effective date of the Form S-4 and the Closing Date, respectively, signed by an officer of the Company as shall be reasonably necessary or appropriate to enable Morgan Lewis & Bockius LLP to render the opinion described in Section 8.2(d) on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date, and (iii) deliver to Clifford Chance US LLP and Wachtell, Lipton, Rosen & Katz officer’s certificates, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of the Company, in customary form and substance (a “Company Tax Representation Letter”), containing representations of the Company as shall be reasonably necessary or appropriate to enable Clifford Chance US LLP to render an opinion on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date, as described in Section 8.3(e), respectively, and Wachtell, Lipton, Rosen & Katz to render an opinion on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date as described in Section 8.2(e), respectively.

(b)                                 Parent shall (i) use its commercially reasonable efforts to obtain the opinions of counsel referred to Section 8.3(d) and Section 8.2(e), (ii) deliver to Clifford Chance US LLP an officer’s certificate, dated as of the effective date of the Form S-4 and the Closing Date, respectively, signed by an officer of Parent as shall be reasonably necessary or appropriate to enable Clifford Chance US LLP to render the opinion described in Section 8.3(d) on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date, and (iii) deliver to Clifford Chance US LLP and Wachtell, Lipton, Rosen & Katz officer’s certificates, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of Parent, in customary form and substance (a “Parent Tax Representation Letter”), containing representations of Parent as shall be reasonably necessary or appropriate to enable Clifford Chance US LLP to render an opinion on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date, as described in Section 8.3(e), respectively, and Wachtell, Lipton, Rosen & Katz to render an opinion on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date as described in Section 8.2(e), respectively.

Section 6.4                                    Non-Solicit; Change in Recommendation.

(a)                                 The Company shall and shall cause each of its Subsidiaries and their respective Representatives acting in such capacity, on the one hand, and Parent shall and shall cause each of its Subsidiaries and their respective Representatives acting in such capacity, on the other hand, (i) to immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Competing Proposal and request that any such Person promptly return or destroy all confidential information concerning (A) the Company and the Company’s Subsidiaries or (B) Parent and its Subsidiaries, as applicable, (ii) not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Competing Proposal, and (iii) from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, not, directly or indirectly, (A) solicit, initiate, knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person information in connection with or for the purpose of encouraging or facilitating, a Competing Proposal, (C) approve, authorize or execute or enter into any letter of intent, option agreement, agreement or agreement in principle with respect to a Competing Proposal, or (D) or propose or agree to do any of the foregoing.

(b)                                 Notwithstanding anything to the contrary contained in Section 6.4(a), if at any time on or after the date hereof and prior to obtaining the Company Shareholder Approval, the Company or any of its Representatives receives a written Competing Proposal from any Person or group of Persons, which Competing Proposal was made or renewed on or after the date hereof and did not result from a breach of this Section 6.4, (i) the Company and its Representatives may contact such Person or group of Persons solely to request clarification of the terms and conditions thereof and (ii) if the Company Board, or any committee thereof, determines in good faith, after consultation with independent financial advisors and outside legal counsel, that such Competing Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then the Company and its Representatives may (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Competing Proposal; provided that the Company shall provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives prior to or simultaneously with providing such information to such third party; and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Competing Proposal.

(c)                                  Except as expressly permitted by this Section 6.4(c) or Section 6.4(d), neither the Company Board nor any committee thereof shall (A) fail to recommend to its stockholders that the Company Shareholder Approval be given or fail to include the Company Board Recommendation in the Joint Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in each case, in a manner adverse to Parent, the Company Board Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act, (D) fail to publicly recommend against any Competing Proposal, or fail to publicly reaffirm the Company Board Recommendation, in each case within ten (10) days after the written request of Parent following a Competing Proposal that has been publicly announced (or such fewer number of days as remains prior to the Company Shareholder Meeting, as it may be adjourned or postponed) or (E) adopt, approve or recommend, or publicly propose to approve or recommend to the stockholders of the Company a Competing Proposal (actions described in this clause (i) being referred to as a “Company Adverse Recommendation Change”).  Notwithstanding anything to the contrary herein, prior to the time the Company Shareholder Approval is obtained, but not after, the Company Board may make a Company Adverse Recommendation Change with respect to a Competing Proposal that was not solicited in breach of this Section 6.4, if and only if, prior to taking such action, the Company Board has determined in good faith, after consultation with independent financial advisors and outside legal counsel, (x) that failure to take such action would be inconsistent with the directors’ duties under applicable Law and (y) that such Competing Proposal constitutes a Superior Proposal, after giving effect to all of the adjustments which may be offered by Parent pursuant to the following proviso; provided, however, that in connection with the Competing Proposal of any Person (1) the Company has given Parent at least five (5) business days’ prior written notice of its intention to take such action, which notice shall specify in reasonable detail the reasons therefor and describe the material terms and conditions of, and attach a complete copy of, the Superior Proposal that is the basis for such action (it being understood that such material terms shall include the identity of the third party making the Superior Proposal), (2) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (3) following the end of such notice period, the Company Board shall have considered in good faith any proposed revisions to this Agreement proposed in writing by Parent, and shall have determined in good faith, following consultation with independent financial advisors and outside legal counsel, that the Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect and (4) in the event of any material change to the material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in subclause (1) above and the notice period shall have recommenced, except that the notice period shall be at least forty-eight (48) hours.

(d)                                 Notwithstanding anything to the contrary herein, prior to the time the Company Shareholder Approval is obtained, the Company Board may make a Company Adverse Recommendation Change (other than in response to a Superior Proposal, which shall be covered by the other provisions hereof) if and only if (i) a material development or change in circumstances has occurred or arisen or first become known to the Company Board after the date of this Agreement that was neither known to such party nor reasonably foreseeable as of the date of this Agreement (and which change or development does not relate to a Competing Proposal), (ii) the Company Board has first reasonably determined in good faith, after consultation with outside legal counsel, that failure to do so would be inconsistent with the directors’ duties under applicable Law, (iii) five (5) business days shall have elapsed since the Company has given notice of such Company Adverse Recommendation Change to Parent advising that it intends to take such action and specifying in reasonable detail the reasons therefor, (iv) during such five (5) business day period, the Company has considered and, at the reasonable request of Parent, engaged in good faith discussions with Parent regarding, any adjustment or modification to the terms of this Agreement proposed by Parent, and (v) the Company Board, following such five (5) business day period, again reasonably determines in good faith, after consultation with outside legal counsel and taking into account any adjustment or modification to the terms of this

Agreement proposed by Parent, that failure to do so would be inconsistent with its duties under applicable Law.

(e)                                  Nothing in this Agreement shall prohibit the Company Board from: (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable Law or (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that the foregoing shall not permit the Company Board to make any Company Adverse Recommendation Change except as permitted by Section 6.4(c) and Section 6.4(d).

(f)                                   Notwithstanding anything to the contrary contained in Section 6.4(a), if at any time on or after the date hereof and prior to obtaining the Parent Shareholder Approval, Parent or any of its Representatives receives a written Competing Proposal from any Person or group of Persons, which Competing Proposal was made or renewed on or after the date hereof and did not result from a breach of this Section 6.4, (i) Parent and its Representatives may contact such Person or group of Persons solely to request clarification of the terms and conditions thereof and (ii) if the Parent Board, or any committee thereof, determines in good faith, after consultation with independent financial advisors and outside legal counsel, that such Competing Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then Parent and its Representatives may (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to Parent and its Subsidiaries to the Person or group of Persons who has made such Competing Proposal; provided that Parent shall provide to the Company any non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to the Company or its Representatives prior to or simultaneously with providing such information to such third party; and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Competing Proposal.

(g)                                  Except as expressly permitted by this Section 6.4(g) or Section 6.4(h), neither the Parent Board nor any committee thereof shall (A) fail to recommend to its shareholders that the Parent Shareholder Approval be given or fail to include the Parent Board Recommendation in the Joint Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in each case, in a manner adverse to the Company, the Parent Board Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Parent Board pursuant to Rule 14d-9(f) of the Exchange Act, (D) fail to publicly recommend against any Competing Proposal, or fail to publicly reaffirm the Parent Board Recommendation, in each case within ten (10) days after the written request of the Company following a Competing Proposal that has been publicly announced (or such fewer number of days as remains prior to the Parent Shareholder Meeting, as it may be adjourned or postponed) or (E) adopt, approve or recommend, or publicly propose to approve or recommend to the shareholders of Parent a Competing Proposal (actions described in this clause (i) being referred to as a “Parent Adverse Recommendation Change”).  Notwithstanding anything to the contrary herein, prior to the time the Parent Shareholder Approval is obtained, but not after, the Parent Board may make a Parent Adverse Recommendation Change with respect to a Competing Proposal that was not solicited in breach of this Section 6.4, if and only if, prior to taking such action, the Parent Board has determined in good faith, after consultation with independent financial advisors and outside legal counsel, (x) that failure to take such action would be inconsistent with the trustees’ duties under applicable Law and (y) that such Competing Proposal constitutes a Superior Proposal, after giving effect to all of the adjustments which may be offered by the Company pursuant to the following proviso; provided, however, that in connection with the Competing Proposal of any Person (1) Parent has given the Company at least five (5) business days’ prior written notice of its intention to take such action, which notice shall specify in reasonable detail the reasons therefor and describe the material terms and conditions of, and attach a complete copy of, the Superior Proposal that is the basis for such action (it being understood that such material terms shall include the identity of the third party making the Superior Proposal), (2) Parent has negotiated, and has caused its Representatives to negotiate, in good faith with the Company during such notice period, to the extent the Company wishes to negotiate, to enable the Company to propose revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (3) following the end of such notice period, the Parent Board shall have considered in good faith any proposed revisions to this Agreement proposed in writing by the Company, and shall have determined in good faith, following consultation with independent financial advisors and outside legal counsel, that the Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect and (4) in the event of any material change to the material terms of such Superior Proposal, Parent shall, in each case, have delivered to the Company an additional notice consistent with that described in subclause (1) above and the notice period shall have recommenced, except that the notice period shall be at least forty-eight (48) hours.

(h)                                 Notwithstanding anything to the contrary herein, prior to the time the Parent Shareholder Approval is obtained, the Parent Board may make a Parent Adverse Recommendation Change (other than in response to a Superior Proposal, which shall be covered by the other provisions hereof) if and only if (i) a material development or change in circumstances has occurred or arisen or first become known to the Parent Board after the date of this Agreement that was neither known to such party nor reasonably foreseeable as of the date of this Agreement (and which change or development does not relate to a Competing Proposal), (ii) the Parent Board has first reasonably determined in good faith, after consultation with outside legal counsel, that failure to do so would be inconsistent with the trustees’ duties under applicable Law, (iii) five (5) business days shall have elapsed since Parent has given notice of such Parent Adverse Recommendation Change to the Company advising that it intends to take such action and specifying in reasonable detail the reasons therefor, (iv) during such five (5) business day period, Parent has considered and, at the reasonable request of the Company, engaged in good faith discussions with the Company regarding, any adjustment or modification to the terms of this Agreement proposed by the Company, and (v) Parent Board, following such five (5) business day period, again reasonably determines in good faith, after consultation with outside legal counsel and taking into account any adjustment or modification to the terms of this Agreement proposed by the Company, that failure to do so would be inconsistent with its duties under applicable Law.

(i)                                     Nothing in this Agreement shall prohibit the Parent Board from:  (i) taking and disclosing to the shareholders of Parent a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable Law or (ii) making any “stop, look and listen” communication to Parent’s shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that the foregoing shall not permit the Parent Board to make any Parent Adverse Recommendation Change except as permitted by Section 6.4(g) and Section 6.4(h).

(j)                                    Each Party shall notify the other Party promptly (but in no event later than twenty-four (24) hours) after its receipt of any Competing Proposal, or any request for nonpublic information relating to such Party or any of its Subsidiaries by any person that informs such Party or any of its Subsidiaries that it is considering making, or has made, a Competing Proposal, or any inquiry from any person seeking to have discussions or negotiations with such Party relating to a possible Competing Proposal.  Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the person making the Competing Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence).  Each Party shall also promptly, and in any event within twenty-four (24) hours, notify the other party, orally and in writing, if it enters into discussions or negotiations concerning any Competing Proposal or provides nonpublic information to any person in accordance with this Section 6.4.  In addition, following the date hereof, each of (i) the Company, on the one hand, and (ii) Parent and Merger Sub, on the other hand, shall keep the other Party reasonably informed on a reasonably current basis of any material developments, discussions or negotiations regarding any Competing Proposal and upon the request of such Party shall apprise such Party of the status of such Competing Proposal (including by providing a copy of all material documentation or correspondence relating thereto, including all drafts and final versions of agreements relating thereto).  Each of (i) the Company, on the one hand, and (ii) Parent, on the other hand, agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits it from providing any information to the other Party in accordance with this Section 6.4.

(k)                                 As used in this Agreement, “Competing Proposal” shall mean any proposal or offer from any Person (other than Parent and its Subsidiaries or the Company and its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (i) in the case of the Company, (A) acquisition of assets of the Company and its Subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) acquisition of 20% or more of the outstanding Company Common Shares, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding Company Common Shares, (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Company Common Shares involved is 20% or more; in each case, other than the Transactions or (ii) in the case of Parent, (A) acquisition of assets of Parent and its Subsidiaries equal to 20% or more of Parent’s consolidated assets or to which 20% or more of Parent’s revenues or earnings on a consolidated basis are attributable, (B) acquisition of 20% or more of the outstanding Parent Common Shares, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding Parent Common Shares, (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Parent Common Shares involved is 20% or more; in each case, other than the Transactions.

(l)                                     As used in this Agreement, “Superior Proposal” shall mean any bona fide written Competing Proposal that (i) in the case of the Company, the Company Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, and taking into account all legal, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), is more favorable to the Company and its stockholders than the Transactions (including, as the case may be, any revisions to the terms of this Agreement proposed by Parent in response to such proposal or otherwise) and is reasonably likely to receive all required governmental approvals and financing on a timely basis and is otherwise reasonably capable of being completed on the terms proposed, or (ii) in the case of Parent, the Parent Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, and taking into account all legal, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), is more favorable to Parent and its shareholders than the Transactions (including, the case may be, any revisions to the terms of this Agreement proposed by the Company in response to such proposal or otherwise) and is reasonably likely to receive all required governmental approvals and financing on a timely basis and is otherwise reasonably capable of being completed on the terms proposed; provided, in each case, that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Competing Proposal shall be deemed to be references to “50%.”

(m)                             Nothing in this Section 6.4 shall permit either party to terminate this Agreement or affect any other obligation of the Parties under this Agreement.  Neither Party shall submit to the vote of its stockholders or shareholders any Competing Proposal other than the Merger prior to the termination of this Agreement.

Section 6.5                                    Joint Proxy Statement.

(a)                                 As promptly as reasonably practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement in preliminary form, and (ii) Parent shall prepare and cause to be filed with the SEC, the Form S-4 with respect to the Parent Common Shares issuable in the Merger, which will include the Joint Proxy Statement with respect to the Company Shareholder Meeting and Parent Shareholder Meeting.  Each of the Company and Parent shall use its reasonable best efforts to (x) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (y) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, and (z) keep the Form S-4 effective for so long as necessary to complete the Merger.  Each of the Company and Parent shall furnish all information concerning itself, its affiliates and the holders of its capital stock to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement.  The Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other Party to be included therein.  Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC and advise the other party of any oral comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC.  Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4.  Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response).  Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.  Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Shares in the Merger, and the Company shall furnish all information concerning the Company and the holders of the Shares as may be reasonably requested in connection with any such actions.

(b)                                 If, at any time prior to the Effective Time, any information relating to the Company or Parent, or any of their respective affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Joint Proxy Statement or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to shareholders of the Company and Parent.  Nothing in this Section 6.5(b) shall limit the obligations of any Party under Section 6.5(a).  For purposes of this Section 6.5, any information concerning or related to the Company, its affiliates or the Company Shareholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent, its affiliates or the Parent Shareholder Meeting will be deemed to have been provided by Parent.

(c)                                  As promptly as practicable following the date of this Agreement, the Company shall, in accordance with applicable Law and the Company Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Company Shareholder Meeting.  The Company shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of the Company entitled to vote at the Company Shareholder Meeting and to hold the Company Shareholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act and in any case within forty-five (45) days of the Form S-4 being declared effective.  The Company shall, through the Company Board, recommend to its shareholders that they give the Company Shareholder Approval, include such recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Company Shareholder Approval, in each case except to the extent that the Company Board shall have made a Company Adverse Recommendation Change as permitted by Section 6.4.  Notwithstanding the foregoing provisions of this Section 6.5(c), if, on a date for which the Company Shareholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of Company Common Shares to obtain the Company Shareholder Approval, or if necessary to comply with applicable Law, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Company Shareholder Meeting; provided that the Company Shareholder Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Company Shareholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law).  Nothing contained in this Agreement shall be deemed to relieve the Company of its obligation to submit the Merger to its stockholders for a vote on the approval thereof.  The Company agrees that, unless this Agreement shall have been terminated in accordance with Section 9.1, its obligations to hold the Company Shareholder Meeting pursuant to this Section 6.5(c) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Competing Proposal or by any Company Adverse Recommendation Change.

(d)                                 As promptly as practicable following the date of this Agreement, Parent shall, in accordance with applicable Law and the Parent Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Parent Shareholder Meeting.  Parent shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the shareholders of Parent entitled to vote at the Parent Shareholder Meeting and to hold the Parent Shareholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act and in any case within forty-five (45) days of the Form S-4 being declared effective.  Parent shall, through the Parent Board, recommend to its shareholders that they give the Parent Shareholder Approval, include such recommendation in the Joint Proxy Statement, and solicit and use its reasonable best efforts to obtain the Parent Shareholder Approval, in each case except to the extent that the Parent Board shall have made a Parent Adverse Recommendation Change as permitted by Section 6.4.  Notwithstanding the foregoing provisions of this Section 6.5(d), if, on a date for which the Parent Shareholder Meeting is scheduled, Parent has not received proxies representing a sufficient number of Parent Common Shares to obtain the Parent Shareholder Approval, or if necessary to comply with applicable Law, whether or not a quorum is present, Parent shall have the right to make one or more successive postponements or adjournments of the Parent Shareholder Meeting; provided that the Parent Shareholder Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Parent Shareholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law).  Nothing contained in this Agreement shall be deemed to relieve Parent of its obligation to submit the Merger to its shareholders for a vote on the approval thereof.  Parent agrees that, unless this Agreement shall have been terminated in accordance with Section 9.1, its obligations to hold the Parent Shareholder Meeting pursuant to this Section 6.5(d) shall not be affected by the commencement, public proposal, public disclosure or communication to Parent of any Competing Proposal or by any Parent Adverse Recommendation Change.

(e)                                  The Company and Parent will use their respective reasonable best efforts to hold the Company Shareholder Meeting and the Parent Shareholder Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.

Section 6.6                                    Employee Matters.

(a)                                 From and after the Effective Time, Parent shall cause the Surviving Entity and its Subsidiaries to honor all Parent Benefit Plans and Company Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately prior to the Effective Time, it being understood that the foregoing shall not be construed as a limitation on the right of Parent and its Subsidiaries to amend or terminate any such Company Benefit Plan to the extent permitted by its terms.  From the Effective Time until the first anniversary of the Effective Time, Parent shall provide, or shall cause to be provided, to each current (as of immediately prior to the Effective Time) employee of Parent or its Subsidiaries (collectively, the “Parent Employees”), for so long as such Parent Employee remains employed by Parent and its Subsidiaries, (i) base compensation at least equal to that provided to the Parent Employee immediately prior to the Effective Time; (ii) annual incentive compensation opportunities (excluding equity-based compensation opportunities) that are no less favorable than those provided to similarly situated employees of the Company and its Subsidiaries, it being understood that the Company and its Subsidiaries shall make no modifications to bonus opportunities with respect to the Company’s fiscal year ended December 31, 2015; and (iii) employee benefits that are no less favorable than those provided to similarly situated employees of the Company and its Subsidiaries.

(b)                                 For all purposes (including purposes of vesting, eligibility to participate, severance, paid time off and level of benefits) under the employee benefit plans of Parent and its Affiliates providing any benefits to any current (as of immediately prior to the Effective Time) employee of the Company or its Subsidiaries (collectively, the “Company Employees”) after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors as if such service were with Parent or an applicable subsidiary, to the extent such credit was given under the analogous Company Benefit Plan prior to the Effective Time, provided that the foregoing shall not apply for purposes of benefit accrual under defined benefit plans or to the extent that its application would result in a duplication of benefits.  In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a similar Company Benefit Plan in which such Company Employee participated (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision, disability, life, vacation or other welfare benefits to any Company Employee (or his or her covered dependents) (collectively, the “Parent Welfare Plans”), Parent shall take commercially reasonable efforts to cause all pre-existing condition exclusions and limitations and actively-at-work requirements of such Parent Welfare Plan to be waived for such Company Employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such Company Employee and his or her covered dependents under the corresponding Old Plan during the portion of the plan year of such Old Plans ending on the date such Company Employee’s participation in the corresponding Parent Welfare Plan begins (such initial plan year of participation, the “Initial Year of Participation”) to be taken into account under such Parent Welfare Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the Initial Year of Participation as if such amounts had been paid in accordance with such Parent Welfare Plan.

(c)                                  It is expressly acknowledged, understood and agreed that nothing in this Section 6.6 or otherwise contained in this Agreement is intended to or does or shall constitute an amendment to or establishment of any employee benefit or other plan or, subject to the express provisions of Section 6.6(a) and Section 6.6(b), shall prevent the amendment or termination of any such plan.  Nothing herein shall be deemed to be a guarantee to any Company Employee of (i) employment or (ii) any specific term or condition of employment.

(d)                                 The consummation of the Merger and the other Transactions shall be deemed to be a “change of control” (or similar phrase) within the meaning of each applicable Parent Benefit Plan or Company Benefit Plan (it being understood, that as of the Effective Time, all holders of LTIP Units have waived their rights to have the transactions contemplated by this Agreement be treated as a “change of control” for purposes of the applicable LTIP Unit award agreement).

(e)                                  Notwithstanding Section 6.2(l) of this Agreement, Parent may, and may cause any Subsidiary of Parent to, amend any Parent Benefit Plan that includes a definition of “change of control” or term of similar import to provide that the consummation of the Merger and the other Transactions shall be deemed to constitute a “change of control” or term of similar import within the meaning of such Parent Benefit Plan.

Section 6.7                                    REIT Dividend.  If either party determines that it is necessary to declare a Special Distribution in accordance with Section 6.1(c) or Section 6.2(c), it shall if reasonably practicable notify the other party at least twenty (20) days (and in any event within five (5) calendar days) prior to the date for the Parent Shareholder Meeting, in the case of a declaration by the Company, or the Company Shareholder Meeting, in the case of a declaration by Parent, and such other party shall be entitled to declare a dividend per share payable (i) in the case of the Company, to holders of Company Common Shares, in an amount per share of Company Common Shares equal to the product of (A) the Special Distribution declared by Parent with respect to each Parent Common Share and (B) the Exchange Ratio and (ii) in the case of Parent, to holders of Parent Common Shares, in an amount per Parent Common Share equal to the quotient obtained by dividing (x) the Special Distribution declared by the Company with respect to each Company Common Share by (y) the Exchange Ratio.  The record date and payment date for any dividend payable pursuant to this Section 6.7 shall be the close of business on the last

business day prior to the Closing Date.Section 6.8                      Specified Property.  Notwithstanding anything to the contrary contained in this Agreement, except, in the case of clauses (b)(iii) or (e) below, to the extent attributable to or arising out of the consummation of the Merger and the other transactions contemplated hereby, Parent agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned and shall be deemed given if the Company fails to respond to a written request from Parent within five (5) days of its receipt of such request) Parent shall not and shall not permit any of its Subsidiaries to:

(a)                                 enter into any lease agreement or amend or modify any lease agreement, in each case affecting the Specified Property;

(b)                                 (i) incur, create, assume, refinance, replace, guarantee, endorse or amend or modify the terms of any Indebtedness for borrowed money or issue, or amend or modify the terms of, any debt securities, in each case with an aggregate principal amount of more than One Million Dollars ($1,000,000), (ii) assume, guarantee, endorse, or otherwise become responsible (whether directly, contingently or otherwise) for any Indebtedness with an aggregate principal amount of more than One Million Dollars ($1,000,000) or (iii) incur, create, assume or guarantee any recourse obligations, in each case of clauses (i) through (iii) relating principally to the Specified Property;

(c)                                  pay, incur or agree to pay any broker’s commission with respect to any transaction involving the Specified Property other than commissions payable pursuant to Contracts existing on the date hereof, copies of which have been disclosed to Parent prior to the date hereof;

(d)                                 pay, incur or agree to pay any capital expenditures or other investments with respect to the Specified Property in excess of One Million U.S. Dollars ($1,000,000) in the aggregate; or

(e)                                  take any action that, under the terms of any Indebtedness of the Parent or any of its Subsidiaries relating principally to the Specified Property having a principal amount in excess of One Million U.S. Dollars ($1,000,000), recourse for which is limited (subject to customary exceptions) to certain assets encumbered by a Lien securing such Indebtedness, would reasonably be expected to cause any portion of such Indebtedness to no longer be subject to such limitations on recourse.

Section 6.9                                    Parent OpCo Tax Status.  Effective at least one (1) business day prior to the Closing Date, Parent shall take all necessary actions to cause Parent OpCo to satisfy the requirements to qualify as an entity disregarded as separate from Parent for federal income tax purposes.

Section 6.10                             Opco Merger.  Prior to the Effective Time, if (x) reasonably required in order to procure that Indebtedness relating principally to the Specified Property and having a principal amount in excess of One Million U.S. Dollars ($1,000,000) shall continue to be subject to limitations on recourse as set forth in Section 6.8(e) or (y) otherwise with Parent’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company may (i) form a wholly owned subsidiary and cause such wholly owned subsidiary to merge with and into the Company OpCo (the “OpCo Merger”), with Company Opco surviving the Opco Merger as the surviving entity and each limited partnership interest of Company Opco (other than general partnership interests, or limited partnership interests held by the Company or any of its Subsidiaries, and/or LTIP Units) being converted into the right to receive a number of Company Common Shares equal to the product of one multiplied by the Conversion Factor (as such term is defined in the Fourth Amended and Restated Agreement of Limited Partnership of the Company Opco); provided, however, that any such OpCo Merger shall be effected in compliance with applicable Law and pursuant to a definitive agreement in form and substance reasonably acceptable to Parent, and (ii) make any payments required in connection with or as a result of the Opco Merger pursuant to the terms of Company Tax Protection Agreements.

Section 6.11                             Stub Dividends.  Parent shall declare a dividend to the holders of Parent Common Shares and the Company shall declare a dividend to the holders of Company Common Shares, the record and payment date for each of which shall be the close of business on the last business day prior to the Closing Date, subject to funds being legally available therefor. The per share dividend amount payable by the Company shall be an amount equal to the Company’s most recent quarterly dividend, multiplied by the number of days elapsed from the beginning of the then-current quarter through and including the day prior to the Closing Date occurs, and divided by the actual number of days in the calendar quarter in which the Closing Date occurs. The per share dividend amount payable by Parent shall be an amount equal to Parent’s most recent monthly dividend, multiplied by the number of days elapsed from the beginning of the then current month through and including the day prior to the Closing Date occurs, and divided by the actual number of days in the calendar month in which the Closing Date occurs.  Holders of Company Common Shares entitled to receive the dividend on Company Common Shares contemplated by this Section 6.11 shall be entitled to receive such distribution from the Surviving Entity at the time such shares are exchanged pursuant to Article III.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1                                    Access; Confidentiality; Notice of Certain Events.

(a)                                 From the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, each of the Company and Parent shall, and shall cause each of their respective Subsidiaries to, upon reasonable prior notice, give the other Party, their officers and a reasonable number of their employees and their authorized Representatives, reasonable access during normal business hours to all of their contracts, books, records, analysis, projections, plans, systems, senior management, commitments, offices and other facilities and properties; provided that all such access shall be coordinated through the disclosing Party or its Representatives in accordance with such procedures as they may reasonably establish.  The terms of the Confidentiality Agreement shall apply to any information provided pursuant to this Section 7.1.  Notwithstanding anything to the contrary set forth herein, neither the Company nor Parent shall be required to (i) provide access to, or to disclose information, to the extent such access or disclosure would (A) jeopardize the attorney-client or similar privilege of the disclosing Party or any of its Subsidiaries, (B) contain information about the disclosing Party’s strategic inquiries, plans or processes, including the process leading to the negotiation and entry into this Agreement, (C) contravene any applicable Law (including with respect to any competitively sensitive information, if any) or contractual restriction or (D) violates any of its obligations with respect to confidentiality (provided that, in the case of each of (A) through (D), the withholding party shall use reasonable efforts to allow such access or disclosure in a manner that does not result in loss or waiver of such privilege, including, but not limited to, entering into appropriate common interest or similar agreements), or (ii) provide access to the other Party or any of their respective officers, employees or Representatives for the purpose of conducting any sampling of the environment or of building materials.

(b)                                 The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Merger or the other Transactions, or from any Person alleging that the consent of such person (or another Person) is or may be required in connection with the Merger or the other Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Entity or Parent, (ii) of any Legal Proceeding commenced or, to any Party’s knowledge, threatened against, such Party or any of its Subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other Transaction or (iii) upon becoming aware of the occurrence or impending occurrence of any Effect to it or any of the Company Subsidiaries or Parent Subsidiaries, respectively, which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be.  No failure or delay in delivering any such notice shall affect any of the conditions set forth in Article VIII.

Section 7.2                                    Efforts; Consents and Approvals.

(a)                                 Subject to Section 7.2(c), Parent and Merger Sub shall use their respective commercially reasonable efforts to (i) take all actions necessary to consummate and make effective the Transactions, (ii) obtain all governmental authorizations of any Governmental Entity that is or may become necessary for their respective performance of their obligations pursuant to this Agreement and (iii) take all actions as may be requested by any such Governmental Entity to obtain such authorizations.

(b)                                 Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in this Section 7.2 to obtain all authorizations for the Transactions under any applicable competition or investment Law (collectively, the “Antitrust Laws”), use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other Party reasonably informed of any communication received by such Party from, or given by such Party to, any U.S. or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case, regarding any of the

Transactions; and (iii) permit the other Party to review any communication given by it to, and consult with each other in advance of any meeting or conference with the any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by such applicable Governmental Entity or other Person, give the other Party the opportunity to attend and participate in such meetings and conferences.

(c)                                  In furtherance and not in limitation of the covenants of the Parties contained in Section 7.2(a), if any objections are asserted with respect to the Transactions under any Antitrust Law or if any suit or investigation is instituted (or threatened to be instituted) by any applicable Governmental Entity or any private party challenging the Merger or any of the other Transactions as violative of any Antitrust Law or which would otherwise prevent, impede or delay the consummation of the Transactions, the Company, Parent and Merger Sub shall use their respective commercially reasonable efforts to cooperate with each other and resolve any such objections or suits so as to permit consummation of the Transactions.

(d)                                 The Parties shall reasonably cooperate with each other and use their respective commercially reasonable efforts to take such actions as the other may reasonably request to obtain (i) any consents necessary or desirable in connection with the Transactions pursuant to agreements relating to the Parent Joint Ventures or the Company Joint Ventures, (ii) any consents necessary or desirable in connection with any mortgages in respect of the Company Owned Properties or Parent Owned Properties, or (iii) any other consents from any third parties (excluding, for the avoidance of doubt, any Governmental Entity) as may be reasonably required to consummate the Merger or the other Transactions contemplated by this Agreement, provided that, notwithstanding the foregoing, the Parties shall not be required to incur any expenses or liabilities, including, without limitation, the incurrence of interest or the payment of additional fees or penalties, or make any payments or expenditures, in order to obtain the consents set forth in this Section 7.2(d); provided, further, that the consummation of the Merger shall not be delayed by, or conditioned on, the receipt or failure to receive of any such consents.

Section 7.3                                    Publicity.  So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement, in which event such Party shall provide a reasonable opportunity to the other Party to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the Company or Parent, respectively, shall not be required to provide any such review or comment to Parent or the Company, as applicable, in connection with the receipt and existence of a Competing Proposal and matters related thereto or a Company Adverse Recommendation Change or a Parent Adverse Recommendation Change, as applicable; provided, further, that each Party and their respective controlled affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 7.3.  Each Party shall provide the other Party with its stockholder or shareholder lists and contact information to allow and facilitate the other Party’s contact with its stockholders or shareholders and prospective investors following a Company Adverse Recommendation Change or Parent Adverse Recommendation Change, and, notwithstanding the foregoing, such contacts may be made without regard to the above limitations of this Section 7.3.

Section 7.4                                    Trustees’ and Officers’ Insurance and Indemnification.

(a)                                 Parent shall, and shall cause the Surviving Entity and each Company Subsidiary to, for a period of six (6) years after the Effective Time (and until such later date as of which any matter covered hereby commenced during such six (6) year period shall have been finally disposed of), honor and fulfill in all respects the obligations of such Person to the fullest extent permissible under applicable Law, under the Company Governing Documents, and corresponding organizational or governing documents of such Company Subsidiary, in each case, as in effect on the date hereof and under any indemnification or other similar agreements in effect on the date hereof (the “Indemnification Agreements”) to the individuals entitled to indemnification, exculpation and/or advancement of expenses under such Company Governing Documents, other organizational or governing documents or Indemnification Agreements (the “Covered Persons”) arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the Effective Time, including in connection with the consideration, negotiation and approval of this Agreement and the Transactions.

(b)                                 Without limiting the provisions of Section 7.4(a), for a period of six (6) years after the Effective Time (and until such later date as of which any matter covered hereby commenced during such six (6) year period shall have been finally disposed of), Parent shall, and shall cause the Surviving Entity to, to the fullest extent permitted by applicable Law: (i) indemnify and hold harmless each Covered Person against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to:  (A) any action or omission or alleged action or omission in such Covered Person’s capacity as such prior to the Effective Time, or (B) this Agreement and any of the Transactions; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Covered Person upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 7.4 or elsewhere in this Agreement, Parent and the Surviving Entity (x) shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), (y) shall not have any obligation under this Agreement to any Covered Person to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Covered Person shall promptly refund to Parent or the Surviving Entity the amount of all such expenses theretofore advanced pursuant thereto (unless such court orders otherwise) and (z) shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation of a Covered Person for which indemnification may be sought under this Section 7.4(b) unless such settlement, compromise, consent or termination includes an unconditional release of such Covered Person from all liability arising out of such claim, action, suit, proceeding or investigation and does not include any admission of liability with respect to such Covered Person or such Covered Person consents in writing.

(c)                                  For a period of six (6) years after the Effective Time (and until such later date as of which any matter covered hereby commenced during such six (6) year period shall have been finally disposed of), the organizational and governing documents of the Surviving Entity and each Company Subsidiary shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Effective Time than are currently set forth in such documents and shall not contain any provision to the contrary.  The Indemnification Agreements with Covered Persons that survive the Merger shall continue in full force and effect in accordance with their terms.

(d)                                 For a period of six (6) years after the Effective Time (and until such later date as of which any matter covered hereby commenced during such six (6) year period shall have been finally disposed of), Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance (such 300% amount, the “Base Premium”); provided, further, if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Base Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Base Premium; provided, further, if the Company in its sole discretion elects, by giving written notice to Parent at least five (5) business days prior to the Effective Time, then, in lieu of the foregoing insurance, effective as of the Effective Time, the Company shall purchase a trustees’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six (6) years after the Effective Time with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Effective Time (such coverage shall have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under the Company’s existing trustees’ and officers’ liability policy, and in all other respects shall be comparable to such existing coverage); provided, further, that the annual premium shall not exceed 300% of the annual premium paid as of the date hereof by the Company for such insurance.

(e)                                  The Covered Persons (and their successors and heirs) are intended express third party beneficiaries of this Section 7.4, and this Section 7.4 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby, except pursuant to a termination of this Agreement pursuant to Section 9.1.  All rights under this Section 7.4 are intended to be in addition to and not in substitution of other rights any Covered Persons may otherwise have.

Section 7.5                                    Takeover Statutes.  The Parties and their respective board of directors (or equivalent) shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other Transactions.

Section 7.6                                    Obligations of Merger Sub.  Parent shall take all action necessary to cause Merger Sub, Parent OpCo, and the Surviving Entity to perform their respective obligations under this Agreement and to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 7.7                                    Rule 16b-3.  Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) and acquisitions of Parent equity securities (including derivative securities), which dispositions and acquisitions include the conversions contemplated under Section 3.4 hereto, pursuant to the Transactions by each individual who is a director or officer of the Company to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act.

Section 7.8                                    Control of Operations.  Without limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (x) (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations; and (y) (i) nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s operations prior to the Effective Time, and (ii) prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 7.9                                    Security Holder Litigation.  The Company shall promptly notify Parent, and Parent shall promptly notify the Company, of any Legal Proceeding related to this Agreement, the Merger or the other Transactions threatened or brought against the Company, its directors and/or officers by security holders of the Company (a “Company Transaction Litigation”), on the one hand, or Parent, its trustees and/or officers by security holders of Parent, on the other hand (a “Parent Transaction Litigation” and each such action, a “Transaction Litigation”).  The Company shall provide Parent a reasonable opportunity to participate, in (but, subject to Section 6.1(k), not control), the defense of a Company Transaction Litigation and Parent shall provide the Company a reasonable opportunity to participate in (but, subject to Section 6.2(k), not control), the defense of a Parent Transaction Litigation, including, in each case and without limitation, the opportunity to review material communications and participate in material meetings with opposing counsel or any Governmental Entity in connection with a Transaction Litigation.  Except to the extent required by applicable Law, the Company, on the one hand, and Parent, on the other hand, shall not enter into any settlement agreement, agree to any undertakings or approve or otherwise agree to any waiver that may be sought in connection with such Transaction Litigation, without the prior written consent of Parent or the Company, as applicable (which consent shall not be unreasonably withheld).

Section 7.10                             Director Resignations.  Upon the written request of Parent, the Company shall use commercially reasonable efforts to cause each director of the Company in office immediately prior to the Effective Time to deliver to Parent resignations, effective as of Effective Time, with respect to their service as directors of the Company.

Section 7.11                             Stock Exchange Listing.  Parent shall use its reasonable best efforts to cause the Parent Common Shares and the Parent Series A Preferred Shares to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.  Parent shall use reasonable best efforts to cause the Parent Common Shares to be reserved for issuance upon conversion or exchange of the Company Convertible Notes by holders thereof, in each case, to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

Section 7.12                             Governance.

(a)                                 The Parties shall take all actions necessary so that, at the Effective Time, the number of trustees that will comprise the full Parent Board will be ten (10).  Parent shall cause one (1) of the trustees currently on the Parent Board to resign effective as of or prior to the Effective Time and shall immediately prior to the Effective Time deliver to the Company a resignation of such trustee effective as of the Effective Time.  The Parent Board shall elect five (5) individuals designated by the Company to serve on the Parent Board (the “Company Designees”) and the five (5) individuals listed on Section 7.12(a)(ii) of the Parent Disclosure Letter shall remain as trustees on the Parent Board (the “Parent Designees”) so that, as a result, at the Effective Time, the Parent Board shall consist solely of the Company Designees and the Parent Designees.  In the event that (i) any Company Designee is unable or unwilling to serve, for any reason, as a trustee on the Parent Board at the Effective Time, the Company shall have the right to designate another individual to serve as a trustee on the Parent Board and to become a Company Designee in place of such Company Designee originally designated, provided that such replacement trustee shall meet the requirements for being an “independent” trustee under the applicable standards of the NYSE and shall otherwise be reasonably acceptable to Parent, and (ii) any Parent Designee is unable or unwilling to serve, for any reason, as a trustee on the Parent Board at the Effective Time, Parent shall have the right to designate another individual to serve as a trustee on the Parent Board and to become a Parent Designee in place of such Parent Designee originally designated, provided that such replacement trustee shall meet the requirements for being an “independent” trustee under the applicable standards of the NYSE and shall otherwise be reasonably acceptable to the Company.

(b)                                 Effective as of the Effective Time, (i) the current Chief Executive Officer of the Company shall be the Chief Executive Officer of Parent, (ii) the current Chairman of the Parent Board shall be the Non-Executive Chairman of the Parent Board and (iii) the Parent Bylaws shall be amended to provide that (x) any termination or removal of Gordan DuGan from the position of Chief Executive Officer prior to the third (3rd) anniversary of the Closing Date or termination or non-nomination of Charles E. Black from the position of Non-Executive Chairman prior to the second (2nd) anniversary of the Closing Date shall, in each case, require the approval of at least 70% of the disinterested trustees on the Parent Board and (y) the foregoing provision of the Parent Bylaws may not be amended or modified without the approval of at least 70% of the disinterested trustees on the Parent Board.

(c)                                  Effective as of the Effective Time, (i) the Parent Board shall have four committees, consisting of an Audit Committee, an Investment Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, (ii) each of the Audit Committee and the Compensation Committee shall be chaired by a Parent Designee, (iii) each of the Nominating and Corporate Governance Committee and the Investment Committee shall be chaired by a Company Designee, and (iv) each such committee shall be comprised of a number of Parent Designees that is equal to the number of Company Designees on such committee; provided that in the case of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, each committee member shall meet the requirements for being an “independent” director under the applicable standards of the NYSE.

(d)                                 From and after the Effective Time, the headquarters of Parent will be located at the Company’s existing headquarters in New York, NY.

(e)                                  Parent shall take all actions reasonably necessary so that, at the Effective Time, the name of Parent shall be Gramercy Property Trust.  The Parties shall cooperate and use reasonable best efforts to procure that the Parent Common Shares will trade under the ticker symbol GPT from and after the Effective Time.

(f)                                   Effective as of the Effective Time, (i) the executive officers of Parent shall be the individuals set forth on Section 7.12(f) of the Company Disclosure Letter, or such other executive officers designated by the Company’s Chief Executive Officer with the approval of the Company Board and the Parent Board; provided, that such approval shall not be required for persons who would not constitute an “officer” as defined in Rule 16a-1(f) promulgated under the Exchange Act, and (ii) the current Interim Chief Executive Officer of Parent shall be the Head of Transition of Parent until such time as may be determined by the Chief Executive Officer of Parent after the Effective Time.

(g)                                  Effective as of the Effective Time, the Parent Board shall adopt and approve (i) a Compensation Committee Charter which shall include the provisions set forth on Section 7.12(g)(i) of the Company Disclosure Letter, and (ii) an Investment Committee Charter which shall include the provisions set forth on Section 7.12(g)(ii) of the Company Disclosure Letter.

Section 7.13                             Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of the Company, Parent, the proper officers, directors and trustees of each party to this Agreement shall take all such necessary action.

Section 7.14                             Financing Cooperation.

(a)               The Parties shall reasonably cooperate in good faith to implement such financing arrangements (including, without limitation, amendments, supplements,

modifications, refinancings, replacements, repayments or prepayments of existing financing arrangements) as the Parties may determine necessary or advisable in connection with the completion of the Merger or other transactions contemplated hereby or with the financing of the Parties and their respective Subsidiaries and joint ventures (including the Surviving Entity and its Subsidiaries and joint ventures) following the effective time (the “Financing”), including reasonably cooperating with respect to: (i) participating in, and assisting with, marketing efforts relating to the Financing, including assisting in the preparation of customary confidential information memoranda, private placement memoranda, prospectuses, offering memoranda and other customary offering documents and marketing materials; (ii) assisting in the preparation of rating agency presentations and attending and participating in meetings with rating agencies, roadshows, due diligence sessions, drafting sessions and meetings with prospective lenders and debt investors, in each case, at such times as coordinated reasonably in advance thereof; (iii) delivery of documentation and other information reasonably requested by Financing Sources with respect to (x) applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act and (y) the U.S. Treasury Department’s Office of Foreign Assets Control and the Foreign Corrupt Practices Act; (v) delivery of financial information customary or reasonably necessary for the completion of the Financing in connection with the preparation of customary confidential information memoranda, private placement memoranda, prospectuses, offering memoranda and other customary offering or information documents to be used for the Financing (which financial information, for the avoidance of doubt, may be included in any such confidential information memoranda, private placement memoranda, prospectuses, offering memoranda and other offering or information documents used for or distributed in connection with the Financing); (vi) directing their respective independent auditors to cooperate with the Financing consistent with their customary practice, including by providing customary “comfort letters” (including customary “negative assurances”) and customary assistance with due diligence activities, and customary consents to the inclusion of audit reports in any relevant offering or marketing materials, registration statements and related government filings, in each case, in connection with any proposed issuance and sale of securities; (vii) assisting with the preparation of pro forma financial information and pro forma financial statements; (viii) preparing customary projections, estimates and other forward looking financial information regarding the future performance of such party (and assisting in the preparation of such estimates and other forward looking financial information with respect to the consolidated business of Parent and its Subsidiaries after giving effect to the Merger and the Transactions); (ix) providing customary management representation letters to their respective accountants in relation to such accountants’ providing “comfort letters” in connection with any securities offering made as part of the Financing (“Representation Letters”); and (x) executing and delivering such definitive financing documents, including certificates, Representation Letters, and other documents as may be reasonably necessary to facilitate the Financing.  Each Party hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage such Party or its Subsidiaries or the reputation or goodwill of such Party or its Subsidiaries.  Notwithstanding any other provision set forth herein or in any other agreement between the Company and Parent or its affiliates, the Parties agree that the Parties may share with the Financing Sources customary projections with respect to Parent and its subsidiaries after giving effect to the Merger and the Transactions (including, without limitation, with respect to the Company as part of the consolidated business of Parent and its Subsidiaries (and not on a stand-alone basis)) that the Parties have cooperated in preparing, and that the Parties, their affiliates and such Financing Sources may share such information with potential Financing Sources in connection with any marketing efforts in connection with the Financing, provided that the recipients of such information agree to customary confidentiality agreements.

(b)                                 Notwithstanding the requirements of Section 7.14(a), (i) none of Parent, the Company, any of their Subsidiaries nor their respective Representatives shall be required to enter into any letter, certificate, document, agreement or instrument that will be effective prior to the Closing (other than Representation Letters), (ii) nothing in Section 7.14(a) shall require cooperation contemplated thereby to the extent it would interfere unreasonably with the business or operations of Parent, the Company or any of their respective Subsidiaries, and (iii) nothing in Section 7.14(a) shall require Parent or the Company to cause its legal counsel to deliver any legal opinions.

(c)                                  Parent and the Company shall reasonably cooperate (i) to obtain customary payoff letters from the holders of any Indebtedness which the Parties reasonably determine to be necessary or advisable to repay in connection with the Merger and (ii) to make arrangements for such holders of Indebtedness to deliver to Parent, subject to the prior receipt of the applicable payoff amounts, releases of all related Liens and terminations of all related guarantees at, and subject to the occurrence of, the Closing.

(d)                                 Notwithstanding the foregoing, it is expressly understood and agreed that the Parties’ obligation to consummate the Merger and the Transactions are not subject to a financing condition or contingent upon the results of either Party’s efforts to obtain any or all of the Financing.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 8.1                                    Conditions to Each Party’s Obligations to Effect the Merger.  The respective obligations of each Party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Law:

(a)                                 Shareholder Approval.  Each of the Company Shareholder Approval and the Parent Shareholder Approval shall have been obtained.

(b)                                 Statutes; Court Orders.  No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction (in a jurisdiction material to the business of the Company or Parent) which prohibits or makes illegal the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction (in a jurisdiction material to the business of the Company or Parent) in effect preventing the consummation of the Merger in any material respect.

(c)                                  Registration Statement.  The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened.

(d)                                 Listing.  The Parent Common Shares and the Parent Series A Preferred Shares to be issued in the Merger, and any Parent Common Shares to be reserved for issuance upon conversion or exchange of the Company Convertible Notes shall have been approved for listing on the NYSE, subject only to official notice of issuance.

Section 8.2                                    Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (in writing) by Parent on or prior to the Closing Date of each of the following additional conditions:

(a)                                 Representations and Warranties.  (i) The representations and warranties of the Company set forth in the first two sentences of Section 4.2(a) of this Agreement shall be true and correct in all respects, except for any inaccuracies that would not be material, (ii) the representations and warranties of the Company set forth in Section 4.1(a), 4.1(b), 4.2 (other than the first two sentences of Section 4.2(a)), 4.21, 4.24, 4.25 and 4.26 shall be true and correct in all respects at and as of the Closing Date, as though made at and as of the Closing Date, except for any inaccuracies which would not be material to the Company and its Subsidiaries, taken as a whole, (iii) the representations and warranties of the Company set forth in Section 4.8(b) shall be true and correct in all respects, and (iv) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct at and as of the Closing Date as though made as of the Closing Date, except (x) in the case of each of clauses (i), (ii), (iii) and (iv), representations and warranties that by their terms speak as of a specific date shall be true and correct only as of such date, and (y) in the case of subclause (iv), where any failures of any such representations and warranties to be true and correct (without giving effect to any “materiality” or “Company Material Adverse Effect” qualifier set forth therein) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to the foregoing effect.

(b)                                 Performance of Obligations of the Company.  The Company shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to such effect.

(c)                                  No Material Adverse Effect.  Since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing.

(d)                                 REIT Opinion.  Parent shall have received a tax opinion of Morgan Lewis & Bockius LLP, tax counsel to the Company, dated as of the Closing Date, to the effect that, (A) at all times since its taxable year ended December 31, 2011 and through the Closing Date, each of the Company, Gramercy Investment Trust (“GIT I”) and Gramercy Investment II

(“GIT II”) have been organized and operated in conformity with the requirements for qualification as a REIT under the Code and (B) the proposed method of operation of Parent, GIT I and GIT II will enable Parent, GIT I and GIT II to continue to meet the requirements for qualification as a REIT under the Code.  Such opinions shall be in a form customary for transactions of this nature and shall be subject to customary assumptions, qualifications and representations. Solely for purposes of rendering the opinion in (B), Morgan Lewis & Bockius LLP may rely on the opinion set forth in Section 8.3(d).

(e)                                  Section 368 Opinion.  Parent shall have received a written opinion of Clifford Chance US, special counsel to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion Clifford Chance US may rely on the Company Tax Representation Letter and Parent Tax Representation Letter.  Such opinion which shall be in a form customary for transactions of this nature shall be subject to customary assumptions, qualifications and representations.  The condition set forth in this Section 8.2(e) shall not be waivable after receipt of the Parent Shareholder Approval, unless further shareholder approval is obtained with appropriate disclosure.

Section 8.3                                    Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver (in writing) by the Company on or prior to the Closing Date of each of the following additional conditions:

(a)                                 Representations and Warranties.  (i) The representations and warranties of Parent and Merger Sub set forth in the first two sentences of Section 5.2(a) of this Agreement shall be true and correct in all respects, except for any inaccuracies that would not be material, (ii) the representations and warranties of Parent and Merger Sub set forth in Section 5.1(a), 5.1(b), 5.2 (other than the first two sentences of Section 5.2(a)), 5.21, 5.24, 5.25 and 5.26 shall be true and correct in all respects at and as of the Closing Date, as though made at and as of the Closing Date, except for any inaccuracies which would not be material to the Company and its Subsidiaries, taken as a whole, (iii) the representations and warranties of Parent and Merger Sub set forth in Section 5.8(b) shall be true and correct in all respects, and (iv) each of the other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct at and as of the Closing Date as though made as of the Closing Date, except (x) in the case of each of clauses (i), (ii), (iii) and (iv), representations and warranties that by their terms speak as of a specific date shall be true and correct only as of such date, and (y) in the case of subclause (iv), where any failures of any such representations and warranties to be true and correct (without giving effect to any “materiality” or “Parent Material Adverse Effect” qualifier set forth therein) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a duly authorized executive officer of Parent and Merger Sub to the foregoing effect.

(b)                                 Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed or complied in all material respects with all obligations required to be performed or complied with by them under this Agreement at or prior to the

Effective Time, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a duly authorized executive officer of Parent and Merger Sub to such effect.

(c)                                  No Material Adverse Effect.  Since the date of this Agreement, no Parent Material Adverse Effect shall have occurred and be continuing.

(d)                                 REIT Opinion.  The Company shall have received a tax opinion of Clifford Chance US LLP, tax counsel to Parent, dated as of the Closing Date, to the effect that, at all times since its taxable year ended December 31, 2011 and through the Closing Date, Parent has been organized and operated in conformity with the requirements for qualification as a REIT under the Code.  Such opinion shall be in a form customary for transactions of this nature and shall be subject to customary assumptions, qualifications and representations.

(e)                                  Section 368 Opinion.  The Company shall have received a written opinion of Wachtell, Lipton, Rosen & Katz., tax counsel to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion Wachtell, Lipton, Rosen & Katz may rely on the Company Tax Representation Letter and Parent Tax Representation Letter.  Such opinion which shall be in a form customary for transactions of this nature shall be subject to customary assumptions, qualifications and representations.  The condition set forth in this Section 8.3(e) shall not be waivable after receipt of the Company Shareholder Approval, unless further stockholder approval is obtained with appropriate disclosure.

ARTICLE IX

TERMINATION

Section 9.1                                    Termination.  This Agreement may be terminated and the Merger and the other Transactions may be abandoned (except as otherwise provided below, whether before or after receipt of the Company Shareholder Approval or Parent Shareholder Approval, if applicable) only as follows:

(a)                                 by mutual written consent of Parent and the Company;

(b)                                 by either Parent or the Company, prior to the Effective Time, if there has been a breach by the other Party or Parties of any representation, warranty, covenant or agreement set forth in this Agreement, which breach (i) in the case of a breach by the Company, would result in the conditions in Section 8.2(a) or Section 8.2(b) not being satisfied and (ii) in the case of a breach by Parent or Merger Sub, would result in the conditions in Section 8.3(a) or Section 8.3(b) not being satisfied (and in each case such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (x) thirty (30) calendar days after the receipt of notice thereof by the defaulting Party from the non-defaulting Party or (y) three (3) business days before the Outside Date); provided, however, this Agreement may not be terminated pursuant to this Section 9.1(b) by any Party if such Party is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

(c)           by either Parent or the Company, if the Effective Time shall not have occurred by 11:59 pm, New York time on the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the Effective Time not occurring prior to the Outside Date;

(d)           by the Company at any time prior to the receipt of the Parent Shareholder Approval, if (i) the Parent Board shall have effected a Parent Adverse Recommendation Change, (ii) the Parent Shareholder Meeting shall not have been called and held as required by Section 6.5(d) within sixty (60) days following such time as the Form S-4 shall have been declared effective (except to the extent that such failure to hold the meeting within such time, or an adjournment thereof, was required to comply with applicable Law or has been consented to by the Company), or (iii) upon any material breach by Parent of its obligations pursuant to Section 6.4; provided, that, in the case of clause (i) the exercise of such termination right by the Company must occur within ten (10) business days of the Parent Adverse Recommendation Change and in the case of clause (iii) such material breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (x) ten (10) calendar days after the receipt of notice thereof by Parent from the Company or (y) three (3) business days before the Outside Date (provided that any such material breach of Section 6.4 that results in a Competing Proposal that is publicly disclosed shall not be curable);

(e)           by Parent at any time prior to the receipt of the Company Shareholder Approval, if (i) the Company Board shall have effected a Company Adverse Recommendation Change, (ii) the Company Shareholder Meeting shall not have been called and held as required by Section 6.5(c) within sixty (60) days following such time as the Form S-4 shall have been declared effective (except to the extent that such failure to hold the meeting within such time, or an adjournment thereof, was required to comply with applicable Law or has been consented to by Parent), or (iii) upon any material breach by the Company of its obligations pursuant to Section 6.4; provided, that, in the case of clause (i) the exercise of such termination right by Parent must occur within ten (10) business days of the Company Adverse Recommendation Change and in the case of clause (iii) such material breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (x) ten (10) calendar days after the receipt of notice thereof by the Company from Parent or (y) three (3) business days before the Outside Date (provided that any such material breach of Section 6.4 that results in a Competing Proposal that is publicly disclosed shall not be curable);

(f)            by either the Company or Parent if a Governmental Entity of competent jurisdiction, shall have issued a final, non-appealable order, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or other Transactions; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(f) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, such order, decree or ruling;

(g)           by either the Company or Parent, if the Company Shareholder Approval in favor of the approval of the Merger shall not have been obtained at the Company

Shareholder Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken; or

(h)           by either the Company or Parent, if the Parent Shareholder Approval in favor of the approval of the issuance of Parent Common Shares in connection with the Merger shall not have been obtained at the Parent Shareholder Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken.

Section 9.2            Effect of Termination.

(a)           In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement, this Section 9.2 and Section 10.3 through Section 10.11 shall survive such termination; provided, however, that subject to Section 9.2(b), nothing herein shall relieve any Party from liability for fraud or a Willful Breach of its covenants or agreements set forth in this Agreement prior to such termination (which the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by the Company’s stockholders or Parent’s shareholders).

(b)           In the event that:

(i)            (A) a Competing Proposal with respect to the Company shall have been publicly made, proposed or disclosed and not withdrawn, after the date of this Agreement and prior to the Company Shareholders Meeting, and (B) at a time when the condition in the preceding clause (A) is satisfied, this Agreement is terminated (x) by the Company or Parent pursuant to Section 9.1(g), (y) by Parent pursuant to Section 9.1(b) or (z) by the Company pursuant to Section 9.1(c), then the Company shall pay the Company Expense Reimbursement Amount as directed by Parent by wire transfer of same day funds within two (2) business days following such termination;

(ii)           (A) the conditions set forth in Section 9.2(b)(i) have been satisfied and (B) within twelve (12) months of the date of such termination, the Company enters into a definitive agreement with respect to, or consummates, a Competing Proposal (provided, that for purposes of this clause (B), the references to “20%” in the definition of Competing Proposal shall be deemed to be references to 50%), then the Company shall pay the Company Termination Fee (as defined below) as directed by Parent by wire transfer of same day funds substantially concurrent with the earlier of the entry into such definitive agreement or consummation of the Competing Proposal;

(iii)          (A) a Competing Proposal with respect to Parent shall have been publicly made, proposed or disclosed and not withdrawn, after the date of this Agreement and prior to the Parent Shareholders Meeting, and (B) at a time when the condition in the preceding clause (A) is satisfied, this Agreement is terminated (x) by the Company or Parent pursuant to Section 9.1(h), (y) by the Company pursuant to Section 9.1(b) or (z) by Parent pursuant to Section 9.1(c), then Parent shall pay the Parent Expense Reimbursement Amount as directed by the Company by wire transfer of same day funds within two (2) business days following such termination;

(iv)          (A) the conditions set forth in Section 9.2(b)(iii) have been satisfied and (B) within twelve (12) months of the date of such termination, Parent enters into a definitive agreement with respect to, or consummates, a Competing Proposal (provided, that for purposes of this clause (B), the references to “20%” in the definition of Competing Proposal shall be deemed to be references to 50%), then Parent shall pay the Parent Termination Fee (as defined below) as directed by the Company by wire transfer of same day funds substantially concurrent with the earlier of the entry into the definitive agreement or the consummation of the Competing Proposal;

(v)           (A) this Agreement is terminated by the Company pursuant to Section 9.1(d) (other than a termination as described in Section 9.2(b)(vii)(B)), and (B) within twelve (12) months of the date of such termination, Parent enters into a definitive agreement with respect to, or consummates, a Competing Proposal (provided, that for purposes of this clause (B), the references to “20%” in the definition of Competing Proposal shall be deemed to be references to 50%), then Parent shall pay the Parent Termination Fee and the Parent Expense Reimbursement Amount, as directed by the Company by wire transfer of same day funds, within two (2) business days after such termination;

(vi)          (A) this Agreement is terminated by Parent pursuant to Section 9.1(e) (other than a termination as described in Section 9.2(b)(viii)(B)), and (B) within twelve (12) months of the date of such termination, the Company enters into a definitive agreement with respect to, or consummates, a Competing Proposal (provided, that for purposes of this clause (B), the references to “20%” in the definition of Competing Proposal shall be deemed to be references to 50%), then the Company shall pay the Company Termination Fee and the Company Expense Reimbursement Amount, as directed by Parent by wire transfer of same day funds, within two (2) business days after such termination;

(vii)         (A) the conditions set forth in Section 9.2(b)(iii)(A) have not been satisfied and this Agreement is terminated by the Company pursuant to Section 9.1(b), or (B) the Company terminates this Agreement pursuant to Section 9.1(d)(i) due solely to a Parent Adverse Recommendation Change pursuant to Section 6.4(h), then Parent shall pay the Parent Expense Reimbursement Amount, as directed by the Company by wire transfer of same day funds, within two (2) business days after such termination; or

(viii)        (A) the conditions set forth in Section 9.2(b)(i)(A) have not been satisfied and this Agreement is terminated by Parent pursuant to Section 9.1(b), or (B) Parent terminates this Agreement pursuant to Section 9.1(e)(i) due solely to a Company Adverse Recommendation Change pursuant to Section 6.4(d), then the Company shall pay the Company Expense Reimbursement Amount, as directed by Parent by wire transfer of same day funds, within two (2) business days after such termination.

(c)           In no event shall this Section 9.2 require (x) the Company to pay an aggregate amount in excess of $63,505,889 or (y) Parent to pay an aggregate amount in excess of $81,198,934, in each case except as set forth in Section 9.2(d) or in the case of such party’s fraud or Willful Breach.  In no event shall the Company be required to pay the Company Termination Fee or the Company Expense Reimbursement Amount, in each case, more than once.  In no event shall Parent be required to pay the Parent Termination Fee or the Parent Expense Reimbursement Amount, in each case, more than once.

(d)           If either the Company or Parent fails to pay any amounts due to the other party under this Section 9.2 on the dates specified, then the defaulting party, shall pay all costs and expenses (including legal fees and expenses) incurred by such other party in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest thereon on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by such other party.

(e)           The “Company Termination Fee” shall be an amount equal to the lesser of (i) $43,505,889 (the “Company Termination Fee Base Amount”) and (ii) the maximum amount, if any, that can be paid to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”) for such year determined as if (a) the payment of such amount did not constitute Qualifying Income, and (b) Parent has One Million U.S. Dollars ($1,000,000) of income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of Parent which was not Qualifying Income), in each case as determined by independent accountants to Parent (the amount determined by this clause (ii), the “Maximum Parent REIT Amount”).  The “Company Expense Reimbursement Amount” shall be an amount equal to the lesser of (i) $20,000,000 (the “Company Expense Reimbursement Base Amount”) and (ii) the Maximum Parent REIT Amount.  Notwithstanding the foregoing, in the event Parent receives Tax Guidance providing that Parent’s receipt of the Company Termination Fee Base Amount or the Company Expense Reimbursement Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Company Termination Fee shall be an amount equal to the Company Termination Fee Base Amount and/or the Company Expense Reimbursement Amount shall be an amount equal to the Company Expense Reimbursement Base Amount, as applicable, and the Company shall, upon receiving notice that Parent has received the Tax Guidance, pay to Parent the unpaid Company Termination Fee Base Amount and/or Company Expense Reimbursement Base Amount, as applicable, within five (5) business days.  In the event that Parent is not able to receive the full Company Termination Fee Base Amount and/or Company Expense Reimbursement Base Amount due to the above limitations, Company shall place the unpaid amount in escrow by wire transfer within three (3) business days of termination and shall not release any portion thereof to Parent unless and until Parent receives either one or a combination of the following once or more often:  (i) a letter from Parent’s independent accountants indicating the maximum amount that can be paid at that time to Parent without causing Parent to fail to meet the REIT Requirements (calculated as described above) or (ii) the Tax Guidance, in either of which events Company shall pay to Parent the lesser of the unpaid Company Termination Fee Base Amount and/or Company Expense Reimbursement Base Amount, as applicable, or the maximum amount stated in the letter referred to in (i) above within five (5) business days after Company has been notified thereof.  The obligation of Company to pay any unpaid portion of the Company Termination Fee and Company Expense Reimbursement Amount shall terminate on the December 31 following the date which is five (5) years from the date of this Agreement.  Amounts remaining in escrow after the obligation of Company to pay the Company Termination Fee and Company Expense Reimbursement Amount terminates shall be released to Company.  “Qualifying Income” shall mean income described in Sections 856(c)(2)(A)—(H), 856(c)(3)(A)—(I) and 856(c)(5)(J)(ii) of the Code.  “Tax Guidance” shall mean a reasoned opinion from outside counsel or a ruling from the IRS.

(f)            The “Parent Termination Fee” shall be an amount equal to the lesser of (i) $61,198,934 (the “Parent Termination Fee Base Amount”) and (ii) the maximum amount, if any, that can be paid to the Company without causing the Company to fail to meet the REIT Requirement for such year determined as if (a) the payment of such amount did not constitute Qualifying Income, and (b) the Company has One Million U.S. Dollars ($1,000,000) of income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of the Company which was not Qualifying Income), in each case as determined by independent accountants to the Company (the amount determined by this clause (ii), the “Maximum Company REIT Amount”).  The “Parent Expense Reimbursement Amount” shall be an amount equal to the lesser of (i) $20,000,000 (the “Parent Expense Reimbursement Base Amount”) and (ii) the Maximum Company REIT Amount.  Notwithstanding the foregoing, in the event the Company receives Tax Guidance providing that the Company’s receipt of the Parent Termination Fee Base Amount or the Parent Expense Reimbursement Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Parent Termination Fee shall be an amount equal to the Parent Termination Fee Base Amount and/or the Parent Expense Reimbursement Amount shall be an amount equal to the Parent Expense Reimbursement Base Amount, as applicable, and Parent shall, upon receiving notice that the Company has received the Tax Guidance, pay to the Company the unpaid Parent Termination Fee Base Amount and/or Parent Expense Reimbursement Base Amount, as applicable, within five (5) business days.  In the event that the Company is not able to receive the full Parent Termination Fee Base Amount and/or Parent Expense Reimbursement Base Amount due to the above limitations, Parent shall place the unpaid amount in escrow by wire transfer within three (3) business days of termination and shall not release any portion thereof to the Company unless and until the Company receives either one or a combination of the following once or more often:  (i) a letter from the Company’s independent accountants indicating the maximum amount that can be paid at that time to the Company without causing the Company to fail to meet the REIT Requirements (calculated as described above) or (ii) the Tax Guidance, in either of which events Parent shall pay to the Company the lesser of the unpaid Parent Termination Fee Base Amount and/or Parent Expense Reimbursement Base Amount, as applicable, or the maximum amount stated in the letter referred to in (i) above within five (5) business days after Parent has been notified thereof.  The obligation of Parent to pay any unpaid portion of the Parent Termination Fee and Parent Expense Reimbursement Amount shall terminate on the December 31 following the date which is five (5) years from the date of this Agreement.  Amounts remaining in escrow after the obligation of Parent to pay the Parent Termination Fee and Parent Expense Reimbursement Amount terminates shall be released to Parent.

(g)           Each Party acknowledges that the agreements contained in this Section 9.2 are an integral part of the Transactions and that the Company Termination Fee and Parent Termination Fee are not a penalty, but rather are liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which the Company Termination Fee is payable by the Company or the Company in circumstances in which the Parent Termination Fee is payable by Parent, in each case, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, other than as set forth in Section 9.2(a) and Parent’s right to specific performance in accordance with Section 10.11, Parent’s right to receive payment of the Company Termination Fee from the Company (in circumstances where it is payable hereunder) shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future officers, trustees, directors, partners, shareholders, managers, members, affiliates or agents for the loss suffered as a result of the failure of the Merger to be consummated, and upon payment of such amount in accordance with Section 9.2, none of the Company, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, shareholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions (including with respect to specific performance).  Notwithstanding anything to the contrary in this Agreement, other than as set forth in Section 9.2(a) and the Company’s right to specific performance in accordance with Section 10.11, the Company’s right to receive payment of the Parent Termination Fee from Parent (in circumstances where it is payable hereunder) shall be the sole and exclusive remedy of the Company against Parent and its Subsidiaries and any of their respective former, current or future officers, directors, partners, shareholders, managers, members, affiliates or agents for the loss suffered as a result of the failure of the Merger to be consummated, and upon payment of such amount in accordance with Section 9.2, none of Parent, any of its Subsidiaries or any of their respective former, current or future officers, trustees, directors, partners, shareholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions (including with respect to specific performance).

ARTICLE X

MISCELLANEOUS

Section 10.1          Amendment and Modification; Waiver.

(a)           Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after receipt of the Company Shareholder Approval or Parent Shareholder Approval, as applicable, by written agreement of the Parties (by action taken by their respective board of directors or board of trustees, as applicable); provided, however, that after the approval of the Merger by the stockholders of the Company or approval by shareholders of Parent of the issuance of Parent Common Shares in the Merger, no amendment shall be made which by Law requires further approval by such shareholders without obtaining such further approval. This

Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

(b)           At any time and from time to time prior to the Effective Time, any Party or Parties may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Party or Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such Party or Parties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party or Parties contained herein. Any agreement on the part of a Party or Parties to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party or Parties, as applicable.  Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 10.2          Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.  This Section 10.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 10.3          Expenses.  All Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses, except that Parent and the Company shall share equally, whether or not the Merger or any other Transaction is consummated, all direct out-of-pocket costs (excluding legal fees) incurred in connection with (a) printing, filing and mailing the Joint Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Joint Proxy Statement, (b) any filing with antitrust authorities, and (c) the Exchange Agent.  Notwithstanding anything to the contrary contained herein, but subject to Section 3.2(b)(iii), upon consummation of the Merger, Parent and the Surviving Entity shall pay the amount of any documentary, sales, use, real property transfer, real property gains, registration, value-added, transfer, stamp, recording and other similar Taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with this Agreement and the Transactions.

Section 10.4          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to the Company, to:

Gramercy Property Trust Inc.
521 Fifth Avenue, 30th Floor
New York, New York 10175

Attention:	General Counsel
Facsimile:	(212) 297-1090

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:	Robin Panovka
Karessa L. Cain
Facsimile:	(212) 403-2000

and

if to Parent or Merger Sub, to:

Chambers Street Properties
47 Hulfish Street, Suite 210
Princeton, New Jersey 08542
Attention:	General Counsel
Facsimile:	(609) 806-2666

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:	Steven J. Williams
Facsimile:	(212) 757-3990

Section 10.5          Counterparts.  This Agreement may be executed manually, electronically by email or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties.

Section 10.6          Entire Agreement; Third-Party Beneficiaries.

(a)           This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be amended so that until the termination of this Agreement in accordance with Section 9.1 hereof, the Parties shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b)           Except as provided in Section 7.4, neither this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) nor the

Confidentiality Agreement are intended to confer upon any Person other than the Parties any rights or remedies hereunder.

Section 10.7          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger are fulfilled to the extent possible.

Section 10.8          Governing Law; Jurisdiction.

(a)           This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Maryland without giving effect to conflicts of laws principles (whether of the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b)           All Legal Proceedings and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in Baltimore, Maryland.  Each of the Parties hereby irrevocably and unconditionally (a) submits to the exclusive jurisdiction of any such Maryland state or federal court, for the purpose of any Legal Proceeding arising out of or relating to this Agreement or any Ancillary Agreement brought by any Party, (b) agrees not to commence any such action or proceeding except in such courts, (c) agrees that any claim in respect of any such action or proceeding may be heard and determined in any such Maryland state or federal court, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding, and (e) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding.  Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.4.  Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 10.9          Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE

EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

Section 10.10       Assignment.  This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, except that Merger Sub may assign, in its sole discretion and without the consent of any other Party, any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly owned Subsidiaries of Parent.  Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 10.11       Enforcement; Remedies.

(a)           Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)           The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Except as set forth in this Section 10.11, including the limitations set forth in Section 10.11(c), it is agreed that prior to the termination of this Agreement pursuant to Article IX, the non-breaching Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement.

(c)           The Parties’ right of specific enforcement is an integral part of the Transactions and each Party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other Party (including any objection on the basis that there is an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity), and each Party shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 10.11.  In the event any Party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 10.11.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

CHAMBERS PROPERTIES TRUST

By	/s/ Martin A. Reid
Name: Martin A. Reid
	Title:	Interim President and Chief Executive Officer, and Chief Financial Officer

COLUMBUS MERGER SUB, LLC

By	/s/ Martin A. Reid
Name: Martin A. Reid
	Title:	Interim President and Chief Executive Officer, and Chief Financial Officer

Signature Page to Agreement and Plan of Merger

GRAMERCY PROPERTY TRUST INC.

By	/s/ Gordon F. DuGan
Name: Gordon F. DuGan
Title: Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Exhibit A

COLUMBUS MERGER SUB, LLC

ARTICLES OF ORGANIZATION

THESE ARTICLES OF ORGANIZATION (hereinafter referred to as these “Articles”) are made this     day of June, 2015, by the undersigned authorized agent.

EXPLANATORY STATEMENT

The undersigned, being authorized to execute and file these Articles, for purposes of forming Columbus Merger Sub, LLC (the “Company”), hereby certifies that:

FIRST:  The name of the Company is:

Columbus Merger Sub, LLC

SECOND: The purposes for which the Company is formed are to engage in any business, investment or commercial activity which a limited liability company may engage in under the laws of the State of Maryland; and to do any and all things necessary, convenient and incidental to the foregoing.

THIRD:  The address of the principal office of the Company is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202.  The name and address of the resident agent of the Company are CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202.

FOURTH:  The relations of the members and the affairs of the Company shall be governed by the Maryland Limited Liability Company Act (the “Act”) as well as a written operating agreement which may be amended from time to time as set forth therein.

FIFTH:  As permitted in Section 4A-401(a)(3) of the Act, the authority of members to act for the Company solely by virtue of their being members is limited and is as set forth in the operating agreement of the Company.

[signature page follows]

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IN WITNESS WHEREOF, the undersigned has executed these Articles of Organization on this      day of June, 2015.

[ ], Authorized Person

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Exhibit B

OPERATING AGREEMENT

OF

COLUMBUS MERGER SUB, LLC

THIS OPERATING AGREEMENT is made effective as of the 29th day of June, 2015.

The parties hereto have agreed to organize and operate a limited liability company in accordance with the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

Defined Terms

The following capitalized terms shall have the meanings specified in this Article I.  Other terms are defined in the text of this Agreement and shall have the meanings respectively ascribed to them.

“Act” means the Maryland Limited Liability Company Act, as amended from time to time.

“Agreement” means this Operating Agreement and the schedules attached hereto as originally executed and as amended from time to time, as the context requires.  Words such as “herein”, “hereinafter”, “hereof”, “hereto”, “hereby” and “hereunder,” when used with reference to this Agreement, refer to this Agreement as a whole unless the context otherwise requires.

“Articles” shall have the meaning ascribed to it in Section 2.1 hereof.

“Assigned Interest” shall have the meaning ascribed to it in Section 7.2 hereof.

“Assignee” shall have the meaning ascribed to it in Section 7.2 hereof.

“Company” means the limited liability company formed in accordance with this Agreement.

“Economic Interest” means a Member’s share of the profits and losses of the Company and the rights to receive distributions from the Company; and, to the extent so defined, shall have the same meaning as the term “economic interest” as defined under the Act.

“Entity” means any general partnership, limited partnership, corporation, joint venture, limited liability company, limited liability partnership, trust, business trust, cooperative, association or other form of organization.

“Manager” means the Person or Persons designated as such pursuant to Section 5.1.

“Indemnified Person” shall have the meaning ascribed to it in Section 5.8.1 hereof.

“Involuntary Withdrawal” means, with respect to a Member, the occurrence of any event described in Section 4A-606(3) through (9) of the Act or a transfer pursuant to a divorce decree.

“Member” means a Person who has been admitted as a member of the Company (within the meaning of the Act) in accordance with this Agreement and the Act and who has not ceased to be a Member.

“Membership Interest” means a Member’s Economic Interest and Non-Economic Interest in the Company.

“Non-Economic Interest” means all of the rights of a Member in the Company pursuant to the Act and this Agreement other than the Member’s Economic Interest (including, without limitation, the right to vote on or consent to any matter) and, to the extent so defined, shall have the same meaning as the term “non-economic interest” as defined under the Act.

“Percentage” means, as to the Member, the percentage set forth after the Member’s name on Schedule A hereto.

“Permitted Transferee” shall have the meaning ascribed to it in Section 7.3 hereof.

“Person” means any individual or Entity, and the heirs, personal representatives, successors and assigns of such Person.

“SDAT” means the State Department of Assessments and Taxation of Maryland.

ARTICLE II

Formation and Name; Office; Purpose and Term

2.1                               Organization.  The Company shall be organized according to the Act and the provisions of this Agreement and, for that purpose, shall cause Articles of Organization (the “Articles”) to be executed and filed for record with SDAT. Sharon A. Kroupa is hereby designated as an authorized agent (within the meaning of the Act) for the purposes of executing and filing the Articles with the SDAT.

2.2                               Name of the Company.  The name of the Company is “Columbus Merger Sub, LLC”.  The Company may do business under that name and under any other name or names that the Manager selects.

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2.3                               Purpose. The purposes for which the Company are formed are to engage in any business permitted under the Act and to do any and all things necessary, convenient or incidental to that purpose.

2.4                               Principal Office.  The principal office of the Company in the State of Maryland is located at c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202 or at any other place within the State of Maryland that the Manager selects.

2.5                               Resident Agent.  The name and address of the Company’s resident agent in the State of Maryland are CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202.

2.6                               Members and Manager.  The name, present mailing address and Percentage of the Members and the name and present mailing address of the Manager is set forth on Schedule A, attached hereto and made a part hereof.

ARTICLE III

Members; Capital; Capital Accounts

3.1                               No Other Required Capital Contributions.  The Members shall not be required to contribute any additional capital to the Company, and except as set forth in the Act, no Member shall have any personal liability for any obligations of the Company.

3.3                               No Interest on Capital Contributions.  No Member shall be paid interest on its capital contributions.

3.4                               Capital Accounts.  A capital account shall be maintained for each Member.

3.5                               Loans.  A Member may, at any time, make or cause a loan to be made to the Company in any amount and on terms upon which the Company and such Member agree.

3.6                               Nature of Membership Interests.  Except for those rights expressly stated herein, a Member shall have an Economic Interest only in the Company, and, except as expressly set forth herein or as required by any provision of the Act that may not be waived by agreement, no Member shall have any right to vote on, consent to, or approve any action or transaction undertaken or approved by the Manager and shall have no other rights or powers of a “member” or holder of a “non-economic interest” in the Company pursuant to the Act.  To the extent permitted by the Act, notwithstanding any showing that distributions under a charging order upon any economic interest of the Company will not pay the amount owed to the creditor within a reasonable time, no economic interest in the Company shall be subject to foreclosure.

3.7                               Liability of Members.  The liability of a Member for the debts, liabilities, contracts, or other obligations of the Company shall not exceed, in the aggregate, the capital

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contributions of such Member.  No Member shall have any personal liability for the repayment of the capital contribution of any Member.

ARTICLE IV

Allocations and Distributions

4.1                               Allocations.  For each taxable year of the Company, profit and loss of the Company shall be allocated to the holders of Economic Interests in proportion to their respective Percentages.

4.2                               Distributions.  Cash and property of the Company may be distributed to the holders of Economic Interests if and in such amounts, in such forms and at such times as the Manager may approve, pro rata, in proportion to their respective Percentages, subject to the maintenance of any reserves established by the Manager for any Company purpose.  No holder of any Economic Interest shall have any right to demand or receive any property other than cash.

4.3                               Liquidation and Dissolution.

4.3.1                     If the Company is liquidated, the assets of the Company shall be distributed as provided in Section 6.2 hereof.

4.3.2                     No Member or holder of any Economic Interest shall be obligated to restore a negative capital account.

ARTICLE V

Management:  Rights, Powers, and Duties

5.1                               Management.  The Company shall be managed exclusively by a Manager who may, but need not, be a Member.  The initial Manager shall be Chambers Street Properties, a Maryland real estate investment trust, which owns, directly or indirectly, 100% of the partnership interests in the initial Member.  In the event of an assignment of any Membership Interest in the Company (including any Membership Interest held by the Manager), the Manager then serving shall continue as Manager of the Company.

5.1.1                     Powers of Manager.  Subject to the rights of Members expressly provided herein (including in Section 5.2), the Manager shall have the exclusive right and power to manage and control the business and affairs of the Company and to direct the exercise of all of the powers of the Company under the Act and this Agreement and the performance of all lawful acts of the Company which are not specified by this Agreement or required by a nonwaivable provision the Act to be exercised or performed exclusively by or with the approval of any Member or Members.  Except as expressly provided otherwise in this Agreement or as required by a nonwaiveable provision of the Act, the Manager shall have sole and exclusive power to approve or consent to all matters that require the approval or consent of the members of the Company (so that the approval of the Manager will constitute all required member approval) and no Member will have any right to vote on such matter and such acts shall be subject only to the

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approval of the Manager.  Except as expressly provided otherwise in this Agreement, wherever the Act requires that any action be taken with the unanimous consent or approval of the members of the Company, that shall mean, rather than the consent or approval of all Members, the consent or approval of the Manager.  To the extent that, notwithstanding any provision of this Agreement, any nonwaiveable provision of the Act requires that any action be taken with the consent or approval of any Member or Members, that shall mean, in addition to the consent or approval of such Member or Members, the consent or approval of the Manager.  The Company shall be bound only by the signature of the Manager or one or more agents duly authorized by the Manager.

5.1.2                     Transactions with the Manager.  The Manager may authorize or cause the Company to borrow money or enter into agreements, contracts or the like, in addition to those contemplated hereby, with the Manager, any Member, or any of their respective affiliates, in an independent capacity, as distinguished from their capacity (if any) as a Member, Manager or affiliate thereof.  No contract or transaction between the Company and the Manager, any of its Members, or any of their respective affiliates, shall be void or voidable solely for this reason, or solely because the Manager approved such transaction, if the contract or transaction is fair to the Company as of the time it is authorized, approved or ratified by Manager.

5.1.3                     Determinations by the Manager.  The determination as to any of the following matters by the Manager consistent with the Act and this Agreement shall be final and conclusive and shall be binding upon the Company and every Member:  the form, amount and timing of any distribution; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the amount of any capital account of any holder of an Economic Interest; the amount of profit, loss or depreciation for any period; the value of any property of the Company; any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to allocations and distributions, qualifications or terms or conditions of redemption of any Person’s interest in the Company; any matter relating to the acquisition, holding and disposition of any property of the Company; or any other matter relating to the business and affairs of the Company or required or permitted by applicable law, this Agreement or otherwise to be determined by the Manager.

5.1.4                     Term of Manager; Replacement Manager.  A Manager shall serve in such capacity until the earlier of (a) such Manager’s resignation and designation of a successor Manager by written notification to the Company (which resignation and designation will be effective upon receipt by the Company of such notification unless a later time is specified in the notification) or (b) the Manager’s inability to continue to serve in such capacity.  The Manager or, if the Manager shall fail to appoint its replacement prior to the end of its term as Manager, its successor or representative, shall have the exclusive power to appoint a successor Manager.

Section 5.2                                    Restrictions on the Powers of the Manager.  The Manager may not, without the approval of the Members, approve or authorize any amendment to this Agreement that would materially and adversely affect the contract rights of the Members hereunder.  The issuance of additional Membership Interests in the Company, and the amendment of this

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Agreement to reflect the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to allocations and distributions, qualifications or terms or conditions of redemption of any such Membership Interest shall not be deemed to materially or adversely affect the contract rights of the Members (including to the extent that any such new Membership Interests may have rights as to distributions, allocations of profits or losses or upon liquidation that are senior to those of the such Members), and no such Member shall have any right to vote on or consent to any such issuance or amendment.

Section 5.3                                    Compensation of Manager.  The Manager shall be entitled to compensation for its services to the Company and shall be entitled to reimbursement for all reasonable expenses incurred in connection with the Company business, including, without limitation, all legal and accounting expenses incurred on behalf of the Company or in connection with the discharge of its duties to the Company.

Section 5.4                                    Duties and Obligations of Manager.  To the maximum extent permitted under the Act, the only duty that the Manager owes to the Company, any Member or any other Person (including any creditor of any Member or assignee of any interest in the Company), fiduciary or otherwise, are to perform its contractual obligations as expressly set forth in this Agreement consistently with the implied contractual covenant of good faith and fair dealing, in accordance with the duties of care and loyalty as set forth in this Section 5.4.  The Manager, in its capacity as such, shall have no other duty, fiduciary or otherwise, to the Company, its Members or any other Person (including any creditor of any Member or any assignee of any Membership Interest in the Company).

5.4.1                     Duty of Care.  The Manager’s duty of care to the Company and its Members is limited to refraining from engaging in grossly negligent or willful misconduct in the discharge of its contractual obligations as expressly set forth in this Agreement.  None of the Manager or its agents or affiliates shall be expected to devote his, her or its full time to the performance of such duties.

5.4.2                     Duty of Loyalty.  The Manager’s duty of loyalty to the Company and its Members is limited to refraining from appropriating the property or assets of the Company to the benefit of the Manager or any other Person and without benefit to the Company, and is further subject to the limitations set forth in Section 5.7.  An action of the Manager does not violate the Manager’s duty of loyalty solely because the Manager’s conduct also furthers the Manager’s own interests.

5.5                               Limitation on Liability.  To the fullest extent permitted by law, none of the Manager or its agents or affiliates, or any officer, employee or agent of the Company, shall be liable, responsible or accountable, in liabilities, damages or otherwise, to any Member, to the Company or any other Person (including any creditor of any Member or assignee of any Membership Interest in the Company), including damages arising in tort or for breach of contract or breach of fiduciary or other duties, by reason of any act or omission by such person on behalf of the Company, except for fraud, intentional harm or gross negligence on the part of such Manager.

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5.6                               Powers and Duties of Members.  No Member is an agent of the Company solely by virtue of being a Member, and no Member has authority to act for the Company solely by virtue of being a Member.  This Section 5.6 supersedes any authority granted to the Members pursuant to Section 4A-401 of the Act.  Any Member who takes any action or binds the Company in violation of this Section 5.6 shall be solely responsible for any loss and expense incurred by the Company as a result of the unauthorized action and shall indemnify and hold the Company harmless with respect to the loss or expense.  Except as specifically set forth herein, no Member is required to perform services for the Company solely by virtue of being a Member.  No Member, in such Member’s capacity as such and regardless of such Member’s relative Percentage, shall have any duty, fiduciary or otherwise, to any other Member or Members or any other Person (including any creditor of any Member or any assignee of any Membership Interest in the Company).

5.7                               Corporate Opportunities.  The Manager, any Member and any agent or affiliate thereof may engage in or possess an interest in any other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and neither the Company nor any Member shall have any rights by virtue of this Agreement or the relationship created hereby in or to any other ventures or activities engaged in by the Manager, any Member or any agent or affiliate thereof or to the income or proceeds derived therefrom, and the pursuit of such ventures or activities by the Manager, any Member or any agent or affiliate thereof shall not violate the duties of any such Person, even to the extent the same are competitive with the business activities of the Company.  None of the Manager, any Member or any agent or affiliate thereof shall be obligated to present any particular investment or business opportunity to the Company even if such opportunity is of a character which, if presented to the Company, could be taken by the Company, and the Manager, any Member and any agent or affiliate thereof shall have the right to take for its own account (individually or as a partner, member or fiduciary) or to recommend to others any such particular opportunity.  No action of the Manager, any Member or any of their agents or affiliates, with respect to any such other business venture, activity or opportunity shall constitute a breach of the duties, fiduciary or otherwise, of the Manager or any Member to the Company, any Member or any other Person.

Section 5.8                                    Indemnification.

5.8.1.                  Indemnification Generally.  The Company shall indemnify any present or former Member or Manager, and any other Person who is or was serving at the request of the Company as a member, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another Person, and their respective legal representatives (each, an “Indemnified Person”), against any and all claims and demands to the fullest extent permitted by law.  The rights granted pursuant to this Section 5.8 shall be contract rights and shall vest immediately upon the appointment of any Person to the position giving rise to its, his or her right to indemnification hereunder, and no amendment, modification, or repeal of this Agreement or the Articles shall have the effect of limiting or denying any such rights with respect to actions taken or omitted or proceedings arising before any such amendment, modification or repeal, and indemnification under this Section 5.8 shall continue as to an Indemnified Person who has ceased to serve in the capacity which initially entitled such Indemnified Person to indemnity hereunder.

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5.8.2                     Advance Payment.  In addition to the indemnification required by Section 5.8.1, the Company shall pay or reimburse each Indemnified Person any and all reasonable expenses incurred by an Indemnified Person without requiring a preliminary determination of such Indemnified Person’s entitlement to indemnification under Section 5.8.1, within ten days of written demand therefor and upon delivery to the Company of a written affirmation by such Indemnified Person of the Indemnified Person’s good faith belief that the Indemnified Person has met the standard of conduct necessary for indemnification under Section 5.8.1 and a written, unsecured undertaking, by or on behalf of such Indemnified Person, to repay all amounts so advanced if it shall ultimately be determined that such Indemnified Person is not entitled to indemnification therefor.

5.8.3                     Indemnification of Employees and Agents.  The Company shall indemnify and advance expenses to an officer, employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to an Indemnified Person under Section 5.8.1 and Section 5.8.2.

5.8.4                     Nonexclusivity of Rights.  The right to indemnification and the advancement and payment of expenses conferred in this Section 5.8 shall not be exclusive of any other right which any Indemnified Person indemnified may have or hereafter acquire under any law (common or statutory), the Articles, this Agreement, any other agreement, vote of Members, action of the Manager or otherwise.

5.8.5                     Savings Clause.  If this Section 5.8 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless the Manager, each Member each other Indemnified Person to the full extent permitted by any portion of this Section 5.8 that shall not have been invalidated and to the fullest extent permitted by law.

ARTICLE VI

Dissolution, Liquidation and Termination of the Company

6.1                               Events of Dissolution.  The Company shall be dissolved:

6.1.1                     upon the decision of the Manager to dissolve the Company;

6.1.2                     at the time specified by the unanimous consent of the Members, if any, holding Non-Economic Interests in the Company; or

6.1.2                     upon the judicial dissolution of the Company or as otherwise required by a nonwaiveable provision of the Act.

Notwithstanding anything in the Act to the contrary, if at any time or for any period of time the Company has no members, the Company shall not be dissolved and the Company shall continue in perpetuity until dissolved in accordance with this Article VI.  If any court or arbitrator shall determine that the continuation of the Company in perpetuity, notwithstanding that the Company may have had no Members for a period of time, is unenforceable in accordance with its terms, it

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is the intention of the parties that such provision shall be deemed to be amended to provide that the Company shall not be dissolved if, within 90 days after such determination (or within such shorter time period as may be necessary to render such provision valid and enforceable), the Manager admits any Person as a Member, such admission to be effective as of the time the last remaining Member ceased to be a Member.

6.2                               Procedure for Winding Up and Dissolution.  If the Company is dissolved, the Manager shall wind up its affairs.  On winding up of the Company, the assets of the Company shall be distributed, first, to creditors of the Company, including any Member if such Member is a creditor, in satisfaction of the liabilities of the Company, and then to the Members in proportion to their respective capital accounts.

6.3                               Filing of Articles of Cancellation.  If the Company is dissolved, the Manager shall promptly file articles of cancellation with SDAT.

ARTICLE VII

Transfers of Membership Interests

7.1                               Restriction on Transfers of Membership Interests.  Except as expressly set forth in this Article VII, no Member may transfer all or any portion of its Membership Interest, directly or indirectly, without the prior written consent of the Manager (which consent may be granted or withheld in the sole and absolute discretion of the Manager), to any Person.  Any purported transfer of any Membership Interest or any portion thereof in contravention of this Article VII shall be null and void and of no force and effect.  Except as expressly set forth in this Article VII, no transfer shall relieve the Member transferring its interest in the Company of any obligations and liabilities to the Company under this Agreement.  Each Member hereby acknowledges the reasonableness of the prohibition contained in this Section 7.1 in view of the purposes of the Company.

7.2                               Admission of Transferee; No Membership Rights of Assignee.  Except as expressly set forth in Section 7.3, in the event of any transfer of an Economic Interest in the Company (whether or not such transfer complies with this Article VII), the transferee of the Member’s interest (an “Assignee”) shall not be admitted as a Member of the Company without: (i) the consent of the Manager to the admission of the Assignee as a Member of the Company (which consent may be granted or withheld in the sole and absolute discretion of the Manager); (ii) the Assignee’s agreement to be bound by the provisions of this Agreement; and (iii) such other agreements, undertakings, opinions and other documents as the Manager may require.  Upon the transfer of a Member’s entire Economic Interest (and, if such transferor is the sole remaining Member of the Company, the admission of an Assignee as a Member of the Company in accordance with this Section 7.2), the transferor will cease automatically to be a Member of the Company, or to have any rights, obligations, or liabilities with respect to the Company, with respect to the Membership Interest so assigned.  Unless admitted as a Member, an Assignee is entitled to receive only the transferring Member’s Economic Interest (the “Assigned Interest”), and shall not receive or be deemed to receive any other or further rights or interest in and to the Company or its assets.  Specifically but without limitation, an Assignee shall not:

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7.2.1                     become a Member of the Company or be entitled to exercise any of the Non-Economic Interest of the transferor except as expressly provided in Sections 7.2 or 7.3;

7.2.2                     have any right to be admitted as Member of the Company or any right to elect to become a Member of the Company; or

7.2.3                     have any of the rights, powers or obligations of a Member of the Company, except for those rights expressly included in the Assigned Interest.

7.3                               Permitted Transfers.  A Member may, without the consent of the Manager, transfer all or any portion of its interest to any entity, the equity interests in which are, directly or indirectly, owned entirely by the Member (a “Permitted Transferee”) or to any other Member.  Upon any transfer of an interest in the Company in accordance with this Section 7.3 and, in the case of a transfer to a Permitted Transferee, the Manager’s receipt of the Permitted Transferee’s written agreement to be bound by this Agreement, the Permitted Transferee will be admitted automatically as a Member with respect to the Membership Interest in the Company so assigned without any further consent, approval, or other act of the Manager or any other Person, the transferee will succeed, automatically, to all of the transferor’s rights, powers, and obligations as Member under this Agreement and the transferor will cease automatically to be a Member of the Company, or to have any rights, obligations, or liabilities with respect to the Company, with respect to the Membership Interest so assigned.

7.4                               Voluntary Withdrawal.  Except as provided in Section 7.2 or 7.3 in connection with a transfer of its entire Economic Interest, no Member may voluntarily withdraw from the Company.

7.5                               Involuntary Withdrawal.  Upon the occurrence with respect to a Member of any Involuntary Withdrawal, such Person shall cease automatically to be a Member of the Company and such Person (or its successor in interest) shall have only the rights of an Assignee with respect to such former Member’s Economic Interest.  If all of the Members have ceased to be Members of the Company, the Manager may, in its sole and exclusive discretion, admit or readmit any Person as a Member of the Company.

ARTICLE VIII

Books, Records, Accounting, and Tax Elections

8.1                               Bank Accounts.  All funds of the Company shall be deposited in a bank account or accounts maintained in the Company’s name.  The Manager shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

8.2                               Books and Records.  The Manager shall keep or cause to be kept records of the Company, including information regarding the state of the business and financial condition of the Company, a copy of the articles of organization and operating agreement and all amendments to the articles and operating agreement, and a current record of the name and last

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known business, residence, or mailing address of the Members.  A Member (including a Member holding only a Non-Economic Interest) may, upon prior reasonable notice to the Manager, at the Member’s own expense and at a time mutually convenient to such Member and the Manager, have access to the books and records of the Company for examination thereof at the Company’s principal office for any proper purpose reasonably related to the Member’s Membership Interest.  No person who is not admitted as a Member of the Company shall have any right to inspect or copy the books and records of the Company.

8.3                               Annual Accounting Period.  The annual accounting period of the Company shall be a calendar year or such other period determined by the Manager.

8.4                               Title to Company Property.

8.4.1                     Except as provided in Section 8.4.2 hereof, all real and personal property acquired by the Company shall be acquired and held by the Company in its name.

8.4.2                     The Manager may direct that legal title to all or any portion of the Company’s property be acquired or held in a name other than the Company’s name.  Without limiting the foregoing, the Manager may cause title to be acquired and held in its name or in the names of trustees or nominees for the Company.  It is expressly understood and agreed that the manner of holding title to the Company’s property (or any part thereof) is solely for the convenience of the Company, and all of that property shall be treated as Company property.

8.5                               Tax Status.  The Company, from the time of its formation, intends to be a disregarded entity for United States federal income tax purposes.

ARTICLE VIII

General Provisions

9.1                               Assurances.  The Members shall execute all such certificates and other documents and shall do all such filing, recording, publishing and other acts as the Manager deems appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.

9.2                               Notifications.  Any notice, demand, consent, election, offer, approval, request, or other communication (collectively a “notice”) required or permitted under this Agreement must be in writing and (i) delivered personally; (ii) sent by certified or registered mail, postage prepaid, return receipt requested; (iii) transmitted by facsimile; or (iv) sent by overnight delivery.  Any notice to be given hereunder by the Company shall be given by the Manager.  A notice must be addressed to a Member at the Member’s last known address on the records of the Company.  A notice to the Company must be addressed to the Company’s principal office.  A notice delivered personally will be deemed given only when acknowledged in writing by the Person to whom it is delivered.  A notice that is sent by mail will be deemed given three (3) business days after it is mailed.  Any party may designate, by notice to all of the others,

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substitute addresses or addressees for notices; thereafter, notices are to be directed to those substitute addresses or addressees.

9.3                               Complete Agreement.  This Agreement constitutes the complete and exclusive statement of this Agreement.  It supersedes all prior written and oral statements, including any prior representation, statement, condition, or warranty.  Except as expressly provided otherwise herein, this Agreement may be amended by the Manager without the approval or consent of any Member.

9.4                               Applicable Law.  All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Maryland, without regard to principles of conflict of laws.

9.5                               Section Titles.  The headings herein are inserted as a matter of convenience only, and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

9.6                               Binding Provisions.  This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and permitted assigns.

9.7                               Jurisdiction and Venue.  Any suit involving any dispute or matter arising under this Agreement may only be brought in the United States District Court for the District of Maryland or any Maryland State court having jurisdiction over the subject matter of the dispute or matter.  Each Member hereby consents to the exercise of personal jurisdiction by any such court with respect to any such proceeding.

9.8                               Terms.  Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person or Persons may in the context require.

9.9                               Separability of Provisions.  Each provision of this Agreement shall be considered separable; if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement that are valid.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

MEMBER:

CSP OPERATING PARTNERSHIP, LP
a Delaware limited partnership

By:	CHAMBERS STREET PROPERTIES
a Maryland real estate investment trust,
its general partner

By:
Name:
Title:

MANAGER:

CHAMBERS STREET PROPERTIES
a Maryland real estate investment trust

By:
Name:
Title:

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SCHEDULE A

Manager, Members, Percentages

Name and Address of Member	Percentage

CSP Operating Partnership, LP 47 Hulfish Street, Suite 210 Princeton, New Jersey 08542	100%

Total:	100%

Name and Address of Manager

Chambers Street Properties 47 Hulfish Street, Suite 210 Princeton, New Jersey 08542

Exhibit C

Exhibit C

FORM OF

CHAMBERS STREET PROPERTIES

ARTICLES SUPPLEMENTARY

3,500,000

7.125% SERIES A CUMULATIVE REDEEMABLE PREFERRED SHARES

[        ], 2015

Chambers Street Properties, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: Pursuant to the authority expressly vested in the Board of Trustees of the Trust (the “Board of Trustees”) by Article VI of the Trust’s declaration of trust (the “Declaration”) and Section 8-203 of the Maryland REIT Law, the Board of Trustees duly adopted resolutions on [     ], 2015, (i) classifying and designating 3,500,000 authorized but unissued preferred shares of beneficial interest of the Trust, par value $0.01 per share (“Preferred Shares”), as a separate series of Preferred Shares, to be known as the “7.125% Series A Cumulative Redeemable Preferred Shares,” and (ii) setting the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, transfers, qualifications, terms and conditions of redemption and other terms and conditions of such 7.125% Series A Cumulative Redeemable Preferred Shares.

SECOND: The designation, number of shares, preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions of the separate series of Preferred Shares of the Trust designated as the 7.125% Series A Cumulative Redeemable Preferred Shares are as follows, which upon any restatement of the Declaration shall be made a part of or incorporated by reference into the Declaration with any necessary or appropriate changes to the enumeration or lettering of Sections or subsections thereof:

7.125% Series A Cumulative Redeemable Preferred Shares

Section 1. Designation and Number. A series of Preferred Shares, designated the “7.125% Series A Cumulative Redeemable Preferred Shares” (the “Series A Preferred Shares”), is hereby established. The par value of the Series A Preferred Shares is $0.01 per share.  The number of Series A Preferred Shares shall be 3,500,000.

Section 2. Rank. The Series A Preferred Shares will, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Trust, rank: (a) senior to all classes or series of the Trust’s common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), and all classes or series of beneficial interest of the Trust now or hereafter authorized, issued or outstanding expressly designated as ranking junior to the Series A Preferred Shares as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Trust; (b) on parity with all classes or series of beneficial interest of the Trust now or hereafter authorized, issued, or outstanding expressly designated as ranking on parity with the Series A Preferred Shares as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Trust; and (c) junior to any class or series of beneficial interest of the Trust expressly designated as ranking senior to the Series A Preferred Shares as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Trust. The term “beneficial interest” does not include convertible or exchangeable debt securities, which will rank senior to the Series A Preferred Shares prior to conversion or exchange. The Series A Preferred Shares will also rank junior in right of payment to the Trust’s other existing and future debt obligations.

Section 3. Dividends.

(a) Subject to the preferential rights of the holders of any class or series of beneficial interest of the Trust ranking senior to the Series A Preferred Shares as to dividends, holders of Series A Preferred Shares shall be entitled to receive, when, as and if authorized by the Board of Trustees and declared by the Trust, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 7.125% per annum of the $25.00 liquidation preference per Series A Preferred Share (equivalent to a fixed annual amount of $1.78125 per Series A Preferred Share). Such dividends shall accrue and be cumulative from and including [       ] (the “Original Issue Date”) and shall be payable quarterly in arrears on each Dividend Payment Date (as defined below), commencing [       ]; provided,  however, that if any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day, except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. The amount of any dividend payable on the Series A Preferred Shares for any Dividend Period (as defined below) shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the shareholder records of the Trust at the close of business on the applicable Dividend Record Date (as defined below). Notwithstanding any provision to the contrary contained herein, each outstanding Series A Preferred Share shall be entitled to receive a dividend with respect to any Dividend Record Date equal to the dividend paid with respect to each other Series A Preferred Share that is outstanding on such date. “Dividend Record Date” shall mean the date designated by the Board of Trustees for the payment of dividends that is not more than 35 or fewer than 10 days prior to the applicable Dividend Payment Date. “Dividend Payment Date” shall mean the last calendar day of each March, June, September and December, commencing on [       ].  “Dividend Period” shall mean the respective periods commencing on and including the first day of January, April, July and October of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Original Issue Date and end on and include [       ], and other than the Dividend Period during which any Series A Preferred Shares shall be redeemed, converted or otherwise reacquired pursuant to Section 5 or Section 6, which shall end on and include the day preceding the redemption date, conversion date or reacquisition date with respect to the Series A Preferred Shares being redeemed, converted or otherwise reacquired ).

The term “Business Day” shall mean each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

(b) Notwithstanding anything contained herein to the contrary, dividends on the Series A Preferred Shares shall accrue whether or not the Trust has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are authorized or declared.

(c) Except as provided in Section 3(d) below, no dividends shall be declared and paid or declared and set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to, any Common Shares or shares of any other class or series of beneficial interest of the Trust ranking, as to dividends, on parity with or junior to the Series A Preferred Shares (other than a dividend paid in Common Shares or in shares of any other class or series of beneficial interest ranking junior to the Series A Preferred Shares as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Trust or in options, warrants or rights to subscribe for or purchase any such shares of beneficial interest) for any period, nor shall any Common Shares or any other shares of any other class or series of beneficial interest of the Trust ranking, as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Trust, on parity with or junior to the Series A Preferred Shares be redeemed, purchased or otherwise acquired for any consideration, nor shall any funds be paid or made available for a sinking fund for the redemption of such shares (except by conversion into or exchange for other shares of any class or series of beneficial interest of the Trust ranking junior to the Series A Preferred Shares as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Trust, and except for the acquisition of shares made pursuant to the provisions of Article VII of the Declaration, and the purchase or acquisition of shares of any other class or series of beneficial interest of the Trust ranking on parity with the Series A Preferred Shares as to payment of dividends

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and the distribution of assets upon liquidation, dissolution or winding up of the Trust pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Shares), unless full cumulative dividends on the Series A Preferred Shares for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

(d) When dividends are not paid in full (and a sum sufficient for such full payment is not so set apart) on the Series A Preferred Shares and the shares of any other class or series of beneficial interest ranking, as to dividends, on parity with the Series A Preferred Shares, all dividends declared upon the Series A Preferred Shares and each such other class or series of beneficial interest ranking, as to dividends, on parity with the Series A Preferred Shares shall be declared pro rata so that the amount of dividends declared and paid per Series A Preferred Share and such other class or series of beneficial interest shall in all cases bear to each other the same ratio that accrued dividends per Series A Preferred Share and such other class or series of beneficial interest (which shall not include any accrual in respect of unpaid dividends on such other class or series of beneficial interest for prior dividend periods if such other class or series of beneficial interest does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Shares which may be in arrears.

(e) Holders of Series A Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or shares of beneficial interest, in excess of full cumulative dividends on the Series A Preferred Shares as provided herein. Any dividend payment made on the Series A Preferred Shares shall first be credited against the earliest accrued but unpaid dividends due with respect to such Series A Preferred Shares which remain payable. Accrued but unpaid distributions on the Series A Preferred Shares will accumulate as of the Dividend Payment Date on which they first become payable.

Section 4. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Trust, before any distribution or payment shall be made to holders of Common Shares or any other class or series of beneficial interest of the Trust ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Trust, junior to the Series A Preferred Shares, the holders of Series A Preferred Shares shall be entitled to be paid out of the assets of the Trust legally available for distribution to its shareholders, after payment of or provision for the debts and other liabilities of the Trust, a liquidation preference of $25.00 per Series A Preferred Share, plus an amount per Series A Preferred Share equal to all accrued and unpaid dividends (whether or not authorized or declared) to but excluding the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Trust are insufficient to pay the full amount of the liquidating distributions on all outstanding Series A Preferred Shares and the corresponding amounts payable on all shares of other classes or series of beneficial interest of the Trust ranking, as to rights upon liquidation, dissolution or winding up of the Trust, on parity with the Series A Preferred Shares in the distribution of assets, then the holders of Series A Preferred Shares and each such other class or series of shares of beneficial interest ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Trust, on parity with the Series A Preferred Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Written notice of any such voluntary or involuntary liquidation, dissolution or winding up of the Trust, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not fewer than 30 or more than 60 days prior to the payment date stated therein, to each record holder of Series A Preferred Shares at the respective addresses of such holders as the same shall appear on the share transfer records of the Trust. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Shares will have no right or claim to any of the remaining assets of the Trust. The consolidation or merger of the Trust with or into any other corporation, trust or entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of the property or business of the Trust, shall not be deemed to constitute a liquidation, dissolution or winding up of the Trust.

(b) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of beneficial interest of the Trust or otherwise, is permitted under the Maryland law, amounts that would be needed, if the Trust were to be dissolved at the time of the distribution, to

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satisfy the preferential rights upon dissolution of holders of Series A Preferred Shares shall not be added to the Trust’s total liabilities.

Section 5. Redemption.

(a)  Series A Preferred Shares shall not be redeemable prior to August 15, 2019, except as set forth in Section 6 or to preserve the status of the Trust as a REIT (as defined in Article III of the Declaration) for United States federal income tax purposes. In addition, the Series A Preferred Shares shall be subject to the provisions of Article VII of the Declaration.

(b) On and after August 15, 2019, the Trust, at its option upon not fewer than 30 or more than 60 days’ written notice, may redeem the Series A Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per Series A Preferred Share, plus all accrued and unpaid dividends (whether or not authorized or declared) thereon up to, but not including, the date fixed for redemption, without interest, to the extent the Trust has funds legally available therefor (the “Redemption Right”). If fewer than all of the outstanding Series A Preferred Shares are to be redeemed, the Series A Preferred Shares to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional Series A Preferred Shares) by lot or by any other equitable method determined by the Trust that will not result in a violation of the Preferred Share Ownership Limit (as defined in Article VII of the Declaration). If redemption is to be by lot and, as a result, any holder of Series A Preferred Shares would have actual ownership, Beneficial Ownership or Constructive Ownership (each as defined in Article VII of the Declaration) in excess of the Preferred Share Ownership Limit (as defined in Article VII of the Declaration), or such other limit as permitted by the Board of Trustees pursuant to Article VII of the Declaration, because such holder’s Series A Preferred Shares were not redeemed, or were only redeemed in part, then, except as otherwise provided in the Declaration, the Trust shall redeem the requisite number of Series A Preferred Shares of such holder such that no holder will hold an amount of Series A Preferred Shares in excess of the Preferred Share Ownership Limit, subsequent to such redemption. Holders of Series A Preferred Shares to be redeemed shall surrender such Series A Preferred Shares at the place, or in accordance with the book entry procedures, designated in such notice and shall be entitled to the redemption price of $25.00 per Series A Preferred Share and all accrued and unpaid dividends payable upon such redemption following such surrender. If (i) notice of redemption of any Series A Preferred Shares has been given (in the case of a redemption of the Series A Preferred Shares other than to preserve the status of the Trust as a REIT), (ii) the funds necessary for such redemption have been set apart by the Trust in trust for the benefit of the holders of any Series A Preferred Shares so called for redemption, and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends, then from and after the redemption date, dividends shall cease to accrue on such Series A Preferred Shares, such Series A Preferred Shares shall no longer be deemed outstanding, and all rights of the holders of such Series A Preferred Shares shall terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon such redemption, without interest. So long as full cumulative dividends on the Series A Preferred Shares for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, nothing herein shall prevent or restrict the Trust’s right or ability to purchase, from time to time, either at a public or a private sale, all or any part of the Series A Preferred Shares at such price or prices as the Trust may determine, subject to the provisions of applicable law, including the repurchase of Series A Preferred Shares in open-market transactions duly authorized by the Board of Trustees.

(c) In the event of any redemption of the Series A Preferred Shares in order to preserve the status of the Trust as a REIT for United States federal income tax purposes, such redemption shall be made in accordance with the terms and conditions set forth in this Section 5. If the Trust calls for redemption any Series A Preferred Shares pursuant to and in accordance with this Section 5(c), then the redemption price for such Series A Preferred Shares will be an amount in cash equal to $25.00 per Series A Preferred Share together with all accrued and unpaid dividends to, but not including, the dated fixed for redemption.

(d) Unless full cumulative dividends on the Series A Preferred Shares for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, no Series A Preferred Shares shall be redeemed pursuant to the Redemption Right or Special Optional Redemption Right (defined below) unless all outstanding Series A Preferred Shares are simultaneously redeemed, and the Trust shall not purchase or otherwise acquire directly or

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indirectly any Series A Preferred Shares or any class or series of beneficial interest of the Trust ranking, as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Trust, on parity with or junior to the Series A Preferred Shares (except by conversion into or exchange for shares of beneficial interest of the Trust ranking, as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Trust, junior to the Series A Preferred Shares); provided, however, that the foregoing shall not prevent the purchase of Series A Preferred Shares, or any other class or series of beneficial interest of the Trust ranking, as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Trust, on parity with or junior to the Series A Preferred Shares, by the Trust in accordance with the terms of Sections 5(c) and 9 hereof or otherwise, in order to ensure that the Trust remains qualified as a REIT for United States federal income tax purposes, or the purchase or acquisition of Series A Preferred Shares or shares of any other class or series of beneficial interest of the Trust ranking on parity with the Series A Preferred Shares as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Trust pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Shares.

(e) Notice of redemption pursuant to the Redemption Right will be mailed by the Trust, postage prepaid, not fewer than 30 or more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Shares to be redeemed at their respective addresses as they appear on the transfer records of the Trust. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series A Preferred Shares except as to the holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Shares may be listed or admitted to trading, each such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of Series A Preferred Shares to be redeemed; (iv) the place or places where the certificates, if any, evidencing Series A Preferred Shares are to be surrendered for payment of the redemption price; (v) procedures for surrendering noncertificated Series A Preferred Shares for payment of the redemption price; (vi) that dividends on the Series A Preferred Shares to be redeemed will cease to accrue on such redemption date; and (vii) that payment of the redemption price and any accrued and unpaid dividends will be made upon presentation and surrender of such Series A Preferred Shares. If fewer than all of the Series A Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series A Preferred Shares held by such holder to be redeemed or the method for determining such number. Notwithstanding anything else to the contrary herein, the Trust shall not be required to provide notice to the holder of Series A Preferred Shares in the event such holder’s Series A Preferred Shares are redeemed in accordance with Section 5(c) hereof and Article VII of the Declaration to preserve the Trust’s status as a REIT.

(f) If a redemption date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, each holder of Series A Preferred Shares at the close of business of such Dividend Record Date shall be entitled to the dividend payable on such Series A Preferred Shares on the corresponding Dividend Payment Date notwithstanding the redemption of such Series A Preferred Shares on or prior to such Dividend Payment Date, and each holder of Series A Preferred Shares that surrenders its Series A Preferred Shares on such redemption date will be entitled to the dividends accruing after the end of the Dividend Period to which such Dividend Payment Date relates up to, but not including, the redemption date. Except as provided herein, the Trust shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Shares for which a notice of redemption has been given.

(g) All Series A Preferred Shares redeemed or repurchased pursuant to this Section 5, or otherwise acquired in any other manner by the Trust, shall be retired and shall be restored to the status of authorized but unissued Preferred Shares, without designation as to series or class.

(h) The Series A Preferred Shares shall have no stated maturity and shall not be subject to any sinking fund or mandatory redemption; provided, however, that the Series A Preferred Shares owned by a shareholder in excess of the Preferred Share Ownership Limit shall be subject to the provisions of this Section 5 and Article VII of the Declaration.

Section 6. Special Optional Redemption by the Trust.

(a) Upon the occurrence of a Change of Control (as defined below), the Trust will have the option upon written notice mailed by the Trust, postage pre-paid, no fewer than 30 nor more than 60 days prior to the redemption

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date and addressed to the holders of record of Series A Preferred Shares to be redeemed at their respective addresses as they appear on the share transfer records of the Trust, to redeem Series A Preferred Shares, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash at $25.00 per Series A Preferred Share plus accrued and unpaid dividends, if any, to, but not including, the redemption date (“Special Optional Redemption Right”). No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred Shares except as to the holder to whom notice was defective or not given. If, prior to the Change of Control Conversion Date (as defined below), the Trust has provided or provides notice of redemption with respect to the Series A Preferred Shares (whether pursuant to the Redemption Right or the Special Optional Redemption Right), the holders of Series A Preferred Shares will not have the conversion right described below in Section 8.

A “Change of Control” is when, after the Original Issue Date, the following have occurred and are continuing:

(i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of beneficial interest of the Trust entitling that person to exercise more than 50% of the total voting power of all shares of beneficial interest of the Trust entitled to vote generally in the election of the Trust’s trustees (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(ii) following the closing of any transaction referred to in (i) above, neither the Trust nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE MKT LLC (“NYSE MKT”), or the NASDAQ Stock Market (“NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

(b) In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Shares may be listed or admitted to trading, such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of Series A Preferred Shares to be redeemed; (iv) the place or places where the certificates, if any, evidencing Series A Preferred Shares are to be surrendered for payment of the redemption price; (v) procedures for surrendering noncertificated Series A Preferred Shares for payment of the redemption price; (vi) that dividends on the Series A Preferred Shares to be redeemed will cease to accrue on the redemption date; (vii) that payment of the redemption price and any accrued and unpaid dividends will be made upon presentation and surrender of such Series A Preferred Shares; (viii) that the Series A Preferred Shares are being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; and (ix) that holders of the Series A Preferred Shares to which the notice relates will not be able to tender such Series A Preferred Shares for conversion in connection with the Change of Control and each Series A Preferred Share tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date. If fewer than all of the Series A Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series A Preferred Shares held by such holder to be redeemed or the method for determining such number.

If fewer than all of the outstanding Series A Preferred Shares are to be redeemed pursuant to the Special Optional Redemption Right, the Series A Preferred Shares to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional Series A Preferred Shares) by lot or in such other equitable method determined by the Trust that will not result in a violation of the Ownership Limit). If such redemption pursuant to the Special Optional Redemption Right is to be by lot and, as a result, any holder of Series A Preferred Shares would have actual ownership, Beneficial Ownership or Constructive Ownership in excess of the Ownership Limit, or such limit as permitted by the Board of Trustees pursuant to Article VII of the Declaration, because such holder’s Series A Preferred Shares were not redeemed, or were only redeemed in part then, except as otherwise provided in the Declaration, the Trust shall redeem the requisite number of Series A Preferred Shares of such holder such that no

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holder will hold an amount of Series A Preferred Shares in excess of the Ownership Limit, subsequent to such redemption.

(c) If the Trust has given a notice of redemption pursuant to the Special Optional Redemption Right and has set apart sufficient funds for the redemption in trust for the benefit of the holders of the Series A Preferred Shares called for redemption, then from and after the redemption date, those Series A Preferred Shares will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those Series A Preferred Shares will terminate. The holders of those Series A Preferred Shares will retain their right to receive the redemption price for their Series A Preferred Shares and all accrued and unpaid dividends to, but not including, the redemption date, without interest. So long as full cumulative dividends on the Series A Preferred Shares for all past dividend periods shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, nothing herein shall prevent or restrict the Trust’s right or ability to purchase, from time to time, either at a public or a private sale, all or any part of the Series A Preferred Shares at such price or prices as the Trust may determine, subject to the provisions of applicable law, including the repurchase of Series A Preferred Shares in open-market transactions duly authorized by the Board of Trustees.

(d) The holders of Series A Preferred Shares at the close of business on a Dividend Record Date will be entitled to receive the dividend payable with respect to the Series A Preferred Shares on the corresponding Dividend Payment Date notwithstanding the redemption of the Series A Preferred Shares pursuant to the Special Optional Redemption Right between such Dividend Record Date and the corresponding Dividend Payment Date or the Trust’s default in the payment of the dividend due. Except as provided herein, the Trust shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Shares for which a notice of redemption pursuant to the Special Optional Redemption Right has been given.

(e) All Series A Preferred Shares redeemed or repurchased pursuant to this Section 6, or otherwise acquired in any other manner by the Trust, shall be retired and shall be restored to the status of authorized but unissued Preferred Shares, without designation as to series or class.

Section 7. Voting Rights.

(a) Holders of the Series A Preferred Shares shall not have any voting rights, except as set forth in this Section 7.

(b) Whenever dividends on any Series A Preferred Shares shall be in arrears for six or more consecutive or non-consecutive quarterly periods (a “Preferred Dividend Default”), the number of trustees then constituting the Board of Trustees shall be automatically increased by two and the holders of such Series A Preferred Shares (voting separately as a class together with all other classes or series of beneficial interest of the Trust ranking on parity with the Series A Preferred Shares with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Trust and upon which like voting rights have been conferred and are exercisable (“Parity Preferred”)) shall be entitled to vote for the election of a total of two additional trustees of the Trust (the “Preferred Trustees”), until all dividends accumulated on such Series A Preferred Shares and Parity Preferred for the past Dividend Periods that have ended shall have been fully paid or declared and a sum sufficient for the payment thereof is set apart for payment.

(c) The Preferred Trustees will be elected by a plurality of the votes cast in the election and each Preferred Trustee will serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualifies or until such Preferred Trustee’s right to hold the office terminates, whichever occurs earlier, subject to such Preferred Trustee’s earlier death, disqualification, resignation or removal. The election will take place at (i) either (A) a special meeting called in accordance with Section 7(d) below if the request is received more than 90 days before the date fixed for the Trust’s next annual or special meeting of shareholders or (B) the next annual or special meeting of shareholders if the request is received within 90 days of the date fixed for the Trust’s next annual or special meeting of shareholders, and (ii) at each subsequent annual meeting of shareholders, or special meeting held in place thereof, until all such accrued dividends on the Series A Preferred Shares and each such class or series of outstanding Parity Preferred have been paid in full. A dividend in respect of Series A Preferred Shares shall be considered timely made if made within two Business Days after the applicable Dividend Payment Date if at the time

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of such late payment date there shall not be any prior Dividend Periods in respect of which full dividends were not timely made at the applicable Dividend Payment Date.

(d) At any time when such voting rights shall have vested, a proper officer of the Trust shall call or cause to be called, upon written request of holders of record of at least 20% of the outstanding Series A Preferred Shares and Parity Preferred, a special meeting of the holders of Series A Preferred Shares and each class or series of Parity Preferred by mailing or causing to be mailed to such holders a notice of such special meeting to be held not fewer than ten or more than 45 days after the date such notice is given. The record date for determining holders of the Series A Preferred Shares and Parity Preferred entitled to notice of and to vote at such special meeting will be the close of business on the third Business Day preceding the day on which such notice is mailed. At any such annual or special meeting, all of the holders of the Series A Preferred Shares and Parity Preferred, by plurality vote, voting together as a single class without regard to class or series will be entitled to elect two trustees on the basis of one vote per $25.00 of liquidation preference to which such Series A Preferred Shares and Parity Preferred are entitled by their terms (excluding amounts in respect of accumulated and unpaid dividends) and not cumulatively. The holder or holders of one-third of the Series A Preferred Shares and Parity Preferred voting as a single class then outstanding, present in person or by proxy, will constitute a quorum for the election of the Preferred Trustees except as otherwise provided by law. Notice of all meetings at which holders of the Series A Preferred Shares and the Parity Preferred shall be entitled to vote will be given to such holders at their addresses as they appear in the transfer records. At any such meeting or adjournment thereof in the absence of a quorum, subject to the provisions of any applicable law, a majority of the holders of the Series A Preferred Shares and Parity Preferred voting as a single class present in person or by proxy shall have the power to adjourn the meeting for the election of the Preferred Trustees, without notice other than an announcement at the meeting, until a quorum is present. If a Preferred Dividend Default shall terminate after the notice of a special meeting has been given but before such special meeting has been held, the Trust shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Series A Preferred Shares and the Parity Preferred that would have been entitled to vote at such special meeting.

(e) If and when all accrued dividends on such Series A Preferred Shares and all classes or series of Parity Preferred for the past dividend periods shall have been fully paid or declared and a sum sufficient for the payment thereof is set apart for payment, the right of the holders of Series A Preferred Shares and the Parity Preferred to elect such additional two trustees shall immediately cease (subject to revesting in the event of each and every Preferred Dividend Default), and the term of office of each Preferred Trustees so elected shall terminate and the number of trustees shall be automatically reduced accordingly. Any Preferred Trustee may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series A Preferred Shares and the Parity Preferred entitled to vote thereon when they have the voting rights set forth in Section 7(b) (voting together as a single class). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Trustee may be filled by written consent of the Preferred Trustee remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series A Preferred Shares when they have the voting rights described above (voting as a single class with all other classes or series of Parity Preferred). Each of the Preferred Trustees shall be entitled to one vote on any matter.

(f) So long as any Series A Preferred Shares remain outstanding, in addition to any other vote or consent of shareholders required by law or the Declaration, the affirmative vote or consent of the holders of two-thirds of the outstanding shares of beneficial interest, including Series A Preferred Shares and of each other class or series of Parity Preferred, given in person or by proxy, either in writing or at a meeting (voting together as a single class) will be required to authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of beneficial interest ranking senior to the Series A Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Trust or reclassify any authorized shares of beneficial interest of the Trust into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares of beneficial interest.  In addition, so long as any Series A Preferred Shares remain outstanding, the affirmative vote or consent of the holders of two-thirds of the Series A Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting, will be required to amend, alter or repeal the provisions of the Declaration, including the terms of the Series A Preferred Shares, whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A

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Preferred Shares; provided, however, with respect to the occurrence of any of the Events set forth above, so long as the Series A Preferred Shares remains outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of an Event, the Trust may not be the surviving entity, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of Series A Preferred Shares, and in such case such holders shall not have any voting rights with respect to the occurrence of any of the Events set forth above; provided, further, that such vote or consent will not be required with respect to any such amendment, alteration or repeal that equally affects the terms of the Series A Preferred Shares and one or more other classes or series of Parity Preferred, if such amendment, alteration or repeal is approved by the affirmative vote or consent of the holders of two-thirds of the Series A Preferred Shares outstanding at the time and such other class or series of Parity Preferred, given in person or by proxy, either in writing or at a meeting (voting together as a single class).  In addition, if the holders of the Series A Preferred Shares receive the greater of the full trading price of the Series A Preferred Shares on the date of an Event set forth above or the $25.00 liquidation preference per Series A Preferred Share pursuant to the occurrence of any of the Events set forth above, then such holders shall not have any voting rights with respect to the Events set forth above.

So long as any Series A Preferred Shares remain outstanding, the holders of Series A Preferred Shares also will have the exclusive right to vote on any amendment, alteration or repeal of the provisions of the Declaration, including the terms of the Series A Preferred Shares on which holders of Series A Preferred Shares are otherwise entitled to vote, pursuant to the second sentence of the first paragraph of this Section 7(f) that would alter only the contract rights, as expressly set forth in the Declaration, of the Series A Preferred Shares, and the holders of any other classes or series of beneficial interest of the Trust will not be entitled to vote on such an amendment, alteration or repeal. With respect to any amendment, alteration or repeal of the provisions of the Declaration, including the terms of the Series A Preferred Shares, that equally affects the terms of the Series A Preferred Shares and one or more other classes or series of Parity Preferred, so long as any Series A Preferred Shares remain outstanding, the holders of Series A Preferred Shares and of each other class or series of Parity Preferred (voting together as a single class), also will have the exclusive right to vote on any amendment, alteration or repeal of the provisions of the Declaration, including the terms of the Series A Preferred Shares on which holders of Series A Preferred Shares are otherwise entitled to vote, pursuant to the second sentence of the first paragraph of this Section 7(f) that would alter only the contract rights, as expressly set forth in the Declaration, of the Series A Preferred Shares and such other classes or series of Parity Preferred, and the holders of any other classes or series of beneficial interest of the Trust will not be entitled to vote on such an amendment, alteration or repeal.

Holders of Series A Preferred Shares shall not be entitled to vote with respect to (A) any issuance or increase in the total number of authorized Common Shares or Preferred Shares, or (B) any issuance or increase in the number of authorized Series A Preferred Shares or the creation or issuance of shares of any other class or series of beneficial interest, or (C) any increase in the number of authorized shares of any other class or series of beneficial interest, in each case referred to in clause (A), (B) or (C) above ranking on parity with or junior to the Series A Preferred Shares with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Trust. Except as set forth herein, holders of the Series A Preferred Shares shall not have any voting rights with respect to, and the consent of the holders of the Series A Preferred Shares shall not be required for, the taking of any trust action, including an Event, regardless of the effect that such trust action or Event may have upon the powers, preferences, voting power or other rights or privileges of the Series A Preferred Shares.

(g) The foregoing voting provisions of this Section 7 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A Preferred Shares shall have been redeemed or called for redemption upon proper notice pursuant to these Articles Supplementary and sufficient funds, in cash, shall have been deposited in trust to effect such redemption.

(h) In any matter in which the Series A Preferred Shares may vote (as expressly provided herein), each Series A Preferred Share shall be entitled to one vote per $25.00 of liquidation preference.

Section 8. Conversion. The Series A Preferred Shares are not convertible into or exchangeable for any other property or securities of the Trust, except as provided in this Section 8.

(a) Upon the occurrence of a Change of Control, each holder of Series A Preferred Shares shall have the right, unless, prior to the Change of Control Conversion Date, the Trust has provided or provides notice of its

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election to redeem the Series A Preferred Shares pursuant to the Redemption Right or Special Optional Redemption Right, to convert some or all of the Series A Preferred Shares held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of Common Shares, per Series A Preferred Share to be converted (the “Common Share Conversion Consideration”) equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) the $25.00 liquidation preference per Series A Preferred Share to be converted plus (y) the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividends will be included in such sum) by (ii) the Common Share Price (as defined herein) and (B) [       ] (the “Share Cap”), subject to the immediately succeeding paragraph.

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of the Common Shares), subdivisions or combinations (in each case, a “Share Split”) with respect to the Common Shares as follows: the adjusted Share Cap as the result of a Share Split shall be the number of Common Shares that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of Common Shares outstanding after giving effect to such Share Split and the denominator of which is the number of Common Shares outstanding immediately prior to such Share Split.

In the case of a Change of Control pursuant to which Common Shares shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series A Preferred Shares shall receive upon conversion of such Series A Preferred Shares the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of Common Shares equal to the Common Share Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; and the Common Share Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration”).

In the event that holders of Common Shares have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of the Common Shares that voted for such an election (if electing between two types of consideration) or holders of a plurality of the Common Shares that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Common Shares are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

The “Change of Control Conversion Date” shall be a Business Day set forth in the notice of Change of Control provided in accordance with Section 8(c) below that is no less than 20 days nor more than 35 days after the date on which the Trust provides such notice pursuant to Section 8(c).

The “Common Share Price” shall be (i) if the consideration to be received in the Change of Control by the holders of Common Shares is solely cash, the amount of cash consideration per Common Share or (ii) if the consideration to be received in the Change of Control by holders of Common Shares is other than solely cash (x) the average of the closing sale prices per Common Share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the Common Shares are then traded, or (y) the average of the last quoted bid prices for the Common Shares in the over-the-counter market as reported by OTC Markets Group, Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the Common Shares are not then listed for trading on a U.S. securities exchange.

(b) No fractional Common Shares shall be issued upon the conversion of Series A Preferred Shares. In lieu of fractional Common Shares, holders shall be entitled to receive the cash value of such fractional Common Shares based on the Common Share Price.

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(c) Within 15 days following the occurrence of a Change of Control, a notice of occurrence of the Change of Control, describing the resulting Change of Control Conversion Right, shall be delivered to the holders of record of the Series A Preferred Shares at their addresses as they appear on the Trust’s share transfer records and notice shall be provided to the Trust’s transfer agent. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the conversion of any Series A Preferred Shares except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series A Preferred Shares may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Share Price; (v) the Change of Control Conversion Date, which shall be a Business Day occurring within 20 to 35 days following the date of such notice; (vi) that if, prior to the Change of Control Conversion Date, the Trust has provided or provides notice of its election to redeem all or any portion of the Series A Preferred Shares, the holder will not be able to convert Series A Preferred Shares designated for redemption and such Series A Preferred Shares shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per Series A Preferred Share; (viii) the name and address of the paying agent and the conversion agent; and (ix) the procedures that the holders of Series A Preferred Shares must follow to exercise the Change of Control Conversion Right.

(d) The Trust shall issue a press release for publication on the Dow Jones & Corporation, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Trust’s website, in any event prior to the opening of business on the first Business Day following any date on which the Trust provides notice pursuant to Section 8(c) above to the holders of Series A Preferred Shares.

(e) In order to exercise the Change of Control Conversion Right, a holder of Series A Preferred Shares shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) evidencing the Series A Preferred Shares to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Trust’s transfer agent. Such notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of Series A Preferred Shares to be converted; and (iii) that the Series A Preferred Shares are to be converted pursuant to the applicable provisions of these Articles Supplementary. Notwithstanding the foregoing, if the Series A Preferred Shares are held in global form, such notice shall comply with applicable procedures of The Depository Trust Company (“DTC”).

(f) Holders of Series A Preferred Shares may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Trust’s transfer agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn Series A Preferred Shares; (ii) if certificated shares of Series A Preferred Stock have been issued, the certificate numbers of the withdrawn Series A Preferred Shares; and (iii) the number of Series A Preferred Shares, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the Series A Preferred Shares are held in global form, the notice of withdrawal shall comply with applicable procedures of DTC.

(g) Series A Preferred Shares as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, the Trust has provided or provides notice of its election to redeem such Series A Preferred Shares, whether pursuant to its Redemption Right or Special Optional Redemption Right. If the Trust elects to redeem Series A Preferred Shares that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such Series A Preferred Shares shall not be so converted and the holders of such shares of beneficial interest shall be entitled to receive on the applicable redemption date $25.00 per Series A Preferred Share, plus any accrued and unpaid dividends thereon to, but not including, the redemption date.

(h) The Trust shall deliver the applicable Conversion Consideration no later than the third Business Day following the Change of Control Conversion Date.

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(i) Notwithstanding anything to the contrary contained herein, no holder of Series A Preferred Shares will be entitled to convert such Series A Preferred Shares into Common Shares to the extent that receipt of such Common Shares would cause the holder of such Common Shares (or any other person) to have actual ownership, Beneficial Ownership or Constructive Ownership in excess of the Preferred Share Ownership Limit, or such other limit as permitted by the Board of Trustees pursuant to Article VII of the Declaration.

Section 9.  Restrictions on Ownership and Transfer; Legend.  The Series A Preferred Shares shall be subject to the restrictions on ownership and transfer set forth in Article VII of the Declaration.  Each certificate for Series A Preferred Shares shall bear substantially the following legend:

THE TRUST WILL FURNISH TO ANY SHAREHOLDER ON REQUEST AND WITHOUT CHARGE A FULL STATEMENT OF THE DESIGNATIONS AND ANY PREFERENCES, CONVERSION AND OTHER RIGHTS, VOTING POWERS, RESTRICTIONS, LIMITATIONS AS TO DIVIDENDS, QUALIFICATIONS, AND TERMS AND CONDITIONS OF REDEMPTION OF THE SHARES OF EACH CLASS WHICH THE TRUST IS AUTHORIZED TO ISSUE, OF THE DIFFERENCES IN THE RELATIVE RIGHTS AND PREFERENCES BETWEEN THE SHARES OF EACH SERIES OF A PREFERRED OR SPECIAL CLASS IN SERIES WHICH THE TRUST IS AUTHORIZED TO ISSUE, TO THE EXTENT THEY HAVE BEEN SET, AND OF THE AUTHORITY OF THE BOARD OF TRUSTEES TO SET THE RELATIVE RIGHTS AND PREFERENCES OF SUBSEQUENT SERIES OF A PREFERRED OR SPECIAL CLASS OF SHARES OF BENEFICIAL INTEREST. SUCH REQUEST MAY BE MADE TO THE SECRETARY OF THE TRUST OR TO ITS TRANSFER AGENT. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE TRUST’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST (A “REIT”) UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). EXCEPT AS OTHERWISE PROVIDED PURSUANT TO THE DECLARATION OF TRUST, (i) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN COMMON SHARES IN EXCESS OF 9.8% (IN VALUE OR NUMBER OF COMMON SHARES) OF THE OUTSTANDING COMMON SHARES UNLESS SUCH PERSON IS AN EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (ii) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN PREFERRED SHARES IN EXCESS OF 9.8% (IN VALUE OR NUMBER OF PREFERRED SHARES) OF THE OUTSTANDING SHARES OF ANY CLASS OR SERIES OF PREFERRED SHARES UNLESS SUCH PERSON IS AN EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (iii) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES THAT WOULD RESULT IN THE TRUST BEING “CLOSELY HELD” UNDER SECTION 856(H) OF THE CODE OR OTHERWISE CAUSE THE TRUST TO FAIL TO QUALIFY AS A REIT; AND (iv) ANY TRANSFER OF SHARES THAT, IF EFFECTIVE, WOULD RESULT IN SHARES BEING BENEFICIALLY OWNED BY FEWER THAN 100 PERSONS (AS DETERMINED UNDER THE PRINCIPLES OF SECTION 856(A)(5) OF THE CODE) SHALL BE VOID AB INITIO, AND THE INTENDED TRANSFEREE SHALL ACQUIRE NO RIGHTS IN SUCH SHARES. ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES WHICH CAUSE OR WILL CAUSE A PERSON TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES IN EXCESS OR IN VIOLATION OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE TRUST IN WRITING (OR, IN THE CASE OF AN ATTEMPTED TRANSACTION, GIVE AT LEAST 15 DAYS PRIOR WRITTEN NOTICE) AND SHALL PROVIDE TO THE TRUST SUCH OTHER INFORMATION AS IT MAY REQUEST IN ORDER TO DETERMINE THE EFFECT OF ANY SUCH TRANSFER ON THE TRUST’S STATUS AS A REIT. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP AS SET FORTH IN (i), (ii) OR (iii) ABOVE ARE VIOLATED, THE EXCESS SHARES WILL BE AUTOMATICALLY TRANSFERRED TO A CHARITABLE TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, THE TRUST MAY REDEEM SHARES UPON THE TERMS AND CONDITIONS SPECIFIED BY THE BOARD OF TRUSTEES IN ITS SOLE DISCRETION IF THE BOARD OF TRUSTEES DETERMINES THAT OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE. FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED IN (i), (ii) OR (iii) ABOVE MAY BE VOID AB INITIO. ALL CAPITALIZED TERMS IN THIS LEGEND HAVE THE MEANINGS DEFINED IN THE DECLARATION OF TRUST, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF SHARES ON REQUEST AND WITHOUT CHARGE.

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Section 10. No Conversion Rights. The Series A Preferred Shares shall not be convertible into or exchangeable for any other property or securities of the Trust or any other entity, except as otherwise provided herein.

Section 11. Record Holders. The Trust and its transfer agent may deem and treat the record holder of any Series A Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Trust nor its transfer agent shall be affected by any notice to the contrary.

Section 12. No Maturity or Sinking Fund. The Series A Preferred Shares have no maturity date, and no sinking fund has been established for the retirement or redemption of Series A Preferred Shares; provided, however, that the Series A Preferred Shares owned by a shareholder in excess of the Ownership Limit shall be subject to the provisions of Section 5 and Article VII of the Declaration.

Section 13. Exclusion of Other Rights. The Series A Preferred Shares shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Declaration, including these terms of the Series A Preferred Shares.

Section 14. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 15. Severability of Provisions. If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Shares set forth in the Declaration, including these terms of the Series A Preferred Shares, are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series A Preferred Shares set forth in the Declaration which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Shares herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

Section 16. No Preemptive Rights. No holder of Series A Preferred Shares shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of beneficial interest of the Trust (whether now or hereafter authorized) or securities of the Trust convertible into or carrying a right to subscribe to or acquire shares of beneficial interest of the Trust.

THIRD: The Series A Preferred Shares have been classified and designated by the Board of Trustees under the authority contained in the Declaration.

FOURTH: These Articles Supplementary have been approved by the Board of Trustees in the manner and by the vote required by law.

FIFTH: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

SIXTH: The undersigned acknowledges these Articles Supplementary to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be executed in its name and on its behalf by its [       ] and attested to by its [       ] as of the date first written above.

CHAMBERS STREET PROPERTIES

By:
Name:
Title:

ATTEST:

CHAMBERS STREET PROPERTIES

By:
Name:
Title:

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